Exhibit 4(b)(1)

STANDARD SINGLE-TENANT NET LEASE
CHAMBERLIN ASSOCIATES 180 OYSTER POINT BLVD., LLC,
A California limited liability company,
As Landlord
AND
ELAN PHARMACEUTICALS, INC.,
A Delaware corporation,
As Tenant

SUMMARY OF EXHIBITS AND AMENDMENTS TO LEASE FORM
EXHIBIT A — LEGAL DESCRIPTION
EXHIBIT B — WORK LETTER
EXHIBIT C — RULES AND REGULATIONS
EXHIBIT D — CALCULATION OF BUILDING MINIMUM
MONTHLY RENT DURING FIRST YEAR OF TERM
EXHIBIT E — TRANSPORTATION DEMAND MANAGEMENT PROGRAM REQUIREMENTS
EXHIBIT F — FINAL BUILDING / PARKING / SERVICE AREA PLAN
EXHIBIT G — GUARANTY
EXHIBIT H — TERMS UNDER WHICH THE LETTER OF CREDIT CAN BE REDUCED
EXHIBIT I — LIST OF BASELINE REPORTS
EXHIBIT J — DEPICTION OF SERVICE AREA
EXHIBIT K — RULES AND REGULATIONS GOVERNING ALTERATIONS

1.1. DATE. This lease is dated for reference purposes only June 1, 2007.
1.2. PARTIES AND NOTICE ADDRESSES
1.2.1 LANDLORD: Chamberlin Associates 180 Oyster Point Blvd., LLC
1.2.1.1 ADDRESS FOR NOTICES TO LANDLORD
                         c/o Chamberlin Associates
                         5880 West Las Positas Boulevard, Suite 34
                         Pleasanton, CA 94588-8552
                         Attention: Anne Hoffman AND Rahn Verhaeghe
                         E-Mail: Legal@Chamb.com
                                        Rahn@Chamb.com
          With a copy to:
                         Law Offices of Glenn M. Feeley
                         1660 Olympic Blvd., Suite 350
                         Walnut Creek, CA 94596
                         Attention: Glenn M. Feeley
                         E-Mail: glenn@gfeeley.com
1.2.2 TENANT: Elan Pharmaceuticals, Inc.
1.2.2.1 ADDRESS FOR NOTICES TO TENANT
                         Elan Pharmaceuticals, Inc.
                         7475 Lusk Boulevard
                         San Diego, California 92121
                         Attn: Rick Smith
                         E-Mail: charles.smith@elan.com
          With a copy to:
                         Elan Pharmaceuticals, Inc.
                         800 Gateway Boulevard
                         South San Francisco, CA 94080
                         Attn: Vice President, Corporate Legal
                         E-Mail: legal_corporate@elan.com
1.3. PREMISES.
     (Section 2.1) The entire parcel of land legally described in Exhibit A and all improvements thereto.
1.4 BUILDING
     (Section 2.1) 180 Oyster Point Boulevard, So. San Francisco, CA 94080.
1.5 COMMENCEMENT /EXPIRATION DATES.
     1.5(a). COMMENCEMENT DATE. Notwithstanding anything to the contrary contained herein or in the Work Letter, Landlord and Tenant acknowledge and agree that the construction of the Initial Tenant Improvements may be completed by Tenant on a floor by floor basis, with the Commencement Date occurring on the earlier of (a) four (4) months after the Substantial Completion of the Building Shell, as adjusted for any Tenant Delays such that the date of Substantial Completion of the Building Shell, for purposes of this Section 1.5, shall occur on the date that the Building Shell would have been Substantially Complete but for any Tenant Delays (the terms Initial Tenant Improvements, Landlord’s Work, Substantial Completion, Tenant Delays, and Building Shell are defined in the Work Letter attached to the Lease as Exhibit B, the “Work Letter”)), or (b) the date that Tenant occupies the first, second and third floors of the Premises and commences business operations thereon, following the date that Tenant obtains a temporary or final certificate of occupancy for the Building. If Tenant occupies one or more floors (but not all floors) of the Premises prior to the Commencement Date for the Premises (the “Early Occupancy Period”), Tenant shall be obligated to pay Minimum Monthly Rent for only the floor(s) of the Premises occupied during such Early Occupancy Period from the date that any portion of such floor is occupied by Tenant for the purposes of operating Tenant’s business therein (and not solely for the limited purpose of installing its furniture, fixtures and equipment therein); provided that such early occupancy shall also be subject to the other terms of the Lease and the Work Letter, including but not limited to Tenant’s obligation to provide Landlord with proof of Tenant’s insurance as set forth in Section 6..3.3. The Minimum Monthly Rent payable for a floor during the Early Occupancy Period shall be equal to one-third (1/3) of the Minimum Monthly Rent payable for the Premises during the first full month after the Commencement Date.
     Following the Commencement Date, Landlord shall deliver written notice to Tenant of the Commencement Date (as may be adjusted herein) after finally determining the same, and unless Tenant delivers written notice of objection to Landlord within five (5) business days after receiving Landlord’s written notice of the Commencement

Date, Tenant shall be deemed to have approved of, and shall be bound by, Landlord’s determination of the Commencement Date.
     1.5(b) EXPIRATION DATE. The last day of the calendar month in which the fifteenth (15th) anniversary of the Commencement Date occurs.
1.6 TERM (Section 3.1) Approximately 180 months, expiring on the Expiration Date.
1.7 RENT. The Minimum Monthly Rent for the Initial Year shall be determined in accordance with the terms and provisions of Exhibit D (the Calculation of the Building Minimum Monthly Rent During the First Year of Term).
1.8 OPERATING EXPENSE/MONTHLY PAYMENT (See Section 6.1): Initially an estimated amount to be provided by Landlord after the date of this Lease.
1.9 LETTER OF CREDIT. (See Section 22.0) Six Million Dollars ($6,000,000.00)
1.10 USE. Except as provided in the last sentence of this Section 1.10, the Premises shall be used solely for pharmaceutical/biotechnology research and for pharmaceutical/biotechnology manufacturing, marketing and distribution and any other use generally associated with diagnostic and pharmaceutical development and production, and for those other uses associated therewith, including but not limited to general office space, vivarium space, cold room and glass washing facilities, and radioactive material and chemical storage space, and employee amenities such as a gymnasium and a cafeteria. Notwithstanding the foregoing, any use of the Premises which is permitted by law and consistent with other activities conducted on the Premises is permissible.
1.11 CONTENTS Included as part of this Lease are Exhibits A through K, which are attached hereto and incorporated herein by this reference.
2.0 PREMISES
     2.1 Description. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the real property described in Exhibit A (the “Real Property”), together with the entirety of the building to be constructed by Landlord along with the other improvements to be located thereon (collectively, the “Premises”) to be constructed by Landlord and Tenant, respectively, in accordance with the Work Letter, including, but not limited to, a “basement” parking structure (the “Basement Parking Structure”), a service loading dock, ramp and adjacent loading area, surface parking, the Service Area (as defined in Section 5.2), and an outdoor patio area (“Patio Area”), all substantially in the size and location as set forth in the Design Documents, all of which are reserved for the exclusive use of Tenant and its employees, contractors, agents, invitees and guests throughout the Term of this Lease as part of Tenant’s leasehold interest in the Premises, subject to (i) any other rights of Landlord set forth herein, (ii) any matters of public record existing as of the date of this Agreement, and (iii) any other rights or matters that are reasonably necessary for Landlord’s development of the Property as contemplated herein (such as a reciprocal driveway easement or the Reciprocal Parking Easement defined in Section 25 below) (collectively, the items in clauses (i) through (iii) above are referred to herein as “Landlord’s Reserved Rights”). Landlord shall not, subject to the Landlord’s Reserved Rights, operate or make available any portion of the Premises for use by any person other than Tenant during the Term as long as Tenant is not in default under this Lease. Tenant shall have the exclusive right, subject to Landlord’s Reserved Rights, to use the Patio Area for employee dining, and for Tenant’s social and/or business functions, with no additional rent for such use payable by Tenant.
     The “Rentable Square Footage of the Building” is estimated to be approximately 108,500 square feet. Prior to the Commencement Date, the Building will be measured by Landlord’s Architect (as defined in the Work Letter) in accordance with BOMA measurement standards pursuant to BOMA ANSI Z65.1-1996, revised and readopted June 7, 1996; provided, however, that except as otherwise expressly set forth herein, no floor area of the Building (nor of the Basement Parking Structure, Patio Area or Service Area) other than (a) the first, second and third floors of the Building and (b) those portions of the upper level garage within the Building constituting a lobby area and/or used for circulation to the elevators, shall be included in the determination of the Rentable Square Footage of the Building (i.e. regardless of whether any portion of the Basement Parking Structure, Service Area or the Building roof includes any storage areas, machinery or electrical rooms or HVAC chiller facilities, such areas shall not be included in the calculation of the rentable square feet of the Building for purposes of determining Tenant’s Minimum Monthly Rent payments and Landlord’s contribution of Tenant Improvement Allowance. If such measurement results in a change in the Rentable Square Footage of the Building from the number stated above, the Minimum Monthly Rent and the other provisions of this Lease based on square footage shall be recalculated accordingly. Rentable square footage of the Service Area shall be measured in accordance with Section 5.2 below. Before commencement of the Initial Tenant Improvements, Landlord and Tenant will attempt to reach an agreement on the rentable square feet of the Building. If Landlord and Tenant are unable to mutually agree upon the rentable square footage of the Building, either Landlord or Tenant shall have the right to demand that the parties submit the dispute as to the rentable square feet of the Building to a third party space management professional jointly for resolution. Should such a demand be made, then within ten (10) days after either party delivers written notice to the other of such demand, the parties shall select an independent third party space management professional to resolve the dispute (the “Space Management Professional”). Landlord shall initially retain the Space Management Professional, but the costs and expenses of the Space Management Professional shall be split between the parties (with Tenant paying Landlord its share of such costs and expenses within thirty (30)days after receiving an invoice from Landlord requesting payment thereof). Thereafter, within ten (10) days after the parties select the Space Management Professional, each party shall deliver to such Space Management Professional, in a sealed envelope, their determination of the rentable square footage of the Building. If a party fails to deliver its determination of the rentable square footage of the Building to the Space Management Professional within said ten (10) day period, and thereafter, if such party fails to deliver its determination of the rentable square footage of the Building to the Space Management Professional within five (5) days after receiving written notice from the other party demanding that its determination be delivered to the Space Management Professional, then the determination of the party providing its determination of the rentable square footage of the Building to the Space Management Professional shall be binding on the parties. Should both parties timely deliver their determination of the rentable square footage of the Building to the Space Management Professional, then within forty-eight (48) hours after receiving both determinations, the Space Management Professional shall call a meeting of the parties, and during such meeting, the Space Management Professional shall open the envelopes containing the parties determinations of the rentable square footage of the Building. If such determinations differ by less than one percent (1%) of the lower number, then the rentable square footage of the Building shall be the average of those two determinations, which number shall be binding on the parties. Moreover, upon such determination, Landlord and Tenant shall set forth such rentable square footage of the Building based on such process in a writing signed by Landlord and Tenant. If such determinations are equal to or more than one percent (1%) of the lower number, then the Space Management Professional shall field measure the rentable square feet of the Building in accordance with this Section 2.1. Thereafter, the determination of the parties as to the rentable square footage of the Building (as set forth in their submittal to the Space Management Professional) that is closest to the measurement determined by the Space Management Professional shall be the Rentable Square Footage of the Building for purposes of this Lease, and shall be binding on the parties, and shall be set forth, in a writing, signed by both Landlord and Tenant. Once the Rentable Square Footage of the Building is determined as provided in this Section 2.1, the Rentable Square Footage of the Building shall not be subject to re-measurement.
     2.2 Initial Tenant Improvements. Initial Tenant Improvements to the Premises shall be completed in accordance with the terms and provisions of the Work Letter attached hereto as Exhibit B (the “Work Letter”).
     2.3 Delivery. Tenant shall accept possession of the Building Shell as of the date of Substantial Completion of the Building Shell, subject to the terms and conditions of the Work Letter and Landlord’s rights set forth therein to complete any Punch List Items, and Tenant’s taking possession of the Building Shell on that date shall be conclusive evidence that Tenant accepts the Building Shell in its then existing condition, and that the Building Shell was in good condition at the time possession was taken, subject to the Punch List items associated therewith.
     Tenant shall accept possession of the Premises as of the date of Substantial Completion of Landlord’s Work, subject to the terms and conditions of this Lease, the Work Letter and Landlord’s rights set forth therein to complete any Punch List Items, and Tenant’s taking possession of the Premises on that date shall be conclusive evidence that Tenant accepts the Premises in its then existing condition, and that the Premises were in good condition at the time possession was taken, subject to the Punch List items associated therewith.
     Tenant agrees and acknowledges that, except as expressly set forth elsewhere in this Lease and the Work Letter, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Real Property, and/or the suitability of the Premises or the Real Property for the conduct of Tenant’s business.
     2.4 Construction Defects. Notwithstanding anything to the contrary in Section 2.3 above, Landlord shall, at Landlord’s sole cost and expense, repair or replace any “Construction Defects” (defined below) that Tenant notifies Landlord of, in writing, during the Landlord’s Warranty Period (as defined in the Work Letter). Such repair obligation is referred to herein as “Landlord’s Warranty.” Such costs and expenses shall not be included as an Operating Expense. Moreover, if Landlord is obligated hereunder to correct a violation of Landlord’s Warranty, such corrective work shall be completed within thirty (30) days after Landlord receives notice of such Construction Defect from Tenant; provided however, if by the nature of such correction more than thirty (30) days is required to effect such correction, Landlord shall not be in default hereunder if such correction is commenced within such thirty (30) day period and is diligently pursued to completion.
     For purposes of this Lease, and the attached Work Letter, the term “Construction Defects” shall mean (a) any defect in design, workmanship or materials with respect to Landlord’s Work, (b) the failure of Landlord’s Work to be constructed in accordance with the Plans (as defined in Section 1.7.3 below), (c) the failure of Landlord’s Work to comply with all applicable laws and regulations, including but not limited to the California Uniform Building Code, and (c) any introduction or generation of any Hazardous Materials in, on or about the Premises by Landlord or anyone under Landlord’s control as part of Landlord’s Work in violation of applicable law.
     Tenant’s taking possession of the Premises and acceptance of the Premises shall not constitute a waiver of any claims based upon warranty or defect in regard to the design, materials, or construction of the Building Shell or any other Landlord’s Work against the Landlord’s Architect, contractor, materialmen, manufacturers and other responsible party. The expense of repairs and replacements attributable to defects in design, materials or construction are payable by Tenant to the extent not covered by Landlord’s warranty obligations in this Section 2.3 and the Work Letter. Pursuant thereto, Tenant shall be entitled to receive any recovery from the Landlord’s Architect, contractor, materialmen, manufacturers and other responsible party, and from applicable insurance policies, to the extent Tenant pays such expense; otherwise, Landlord shall be entitled to any such recovery. Landlord hereby assigns to Tenant, effective as of the expiration of the Landlord’s Warranty Period (the “Warranty Assignment Date”), and Tenant shall have the benefit of, on a non-exclusive basis as of the Warranty Assignment Date, any and all warranties with respect to the design, materials and construction of the Landlord’s Work, although such warranties shall revert to Landlord exclusively upon the expiration or earlier termination of this Lease.

3.0 TERM
     3.1 Period; Commencement. The Term of this Lease shall commence in accordance with Section 1.5(a) (the “Commencement Date”), and shall be for the Term specified in Section 1.6, expiring on the date specified in Section 1.5(b) (the “Expiration Date”).
4.0 USE
     4.1 Authorized. The Premises may be used and occupied only for the purposes specified in Section 1.10 hereof, and for no other purpose or purposes.
     4.2 Compliance. Subject to Landlord’s construction and repair obligations set forth herein and/or in the Work Letter, Tenant accepts the Premises by its occupancy of the Premises, and subject to all applicable laws, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the Term regulating the Premises, with which Tenant shall comply at its sole cost as they relate to Tenant’s use of the Premises or to any improvements, alterations or installations made to the Premises by or for Tenant, or to the operation of Tenant’s business. Landlord makes no warranty that Tenant’s particular use of the Premises complies with the zoning applicable to the Premises
     4.3 Restricted Activities. Tenant shall not cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials at or from the Premises in violation of any Environmental Laws. Tenant shall not allow the storage or use of such substances or materials in any manner which does not comply with all applicable Environmental Laws in all material respects. For purposes of this Lease, the phrases “hazardous substance,” “hazardous materials,” “hazardous substances or materials” and “hazardous substances and materials” shall mean any chemical, compound, material, mixture, living organism or substance that is now or hereafter becomes defined or listed in, or otherwise classified pursuant to and Environmental Law as a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, infectious waste, toxic substance, toxic pollutant or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or toxicity, and shall include, without limitation, any polychlorinated biphenyls (PCBs), asbestos, lead-based paint or building materials, radon, petroleum, natural gas, natural gas liquids, liquified natural gas or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). “Environmental Law” shall mean any and all present and future federal, state and local laws, statutes, rules or regulations, or any requirements under permits issued pursuant to these laws, and other requirements of governmental authorities relating to the environment, to any hazardous substance or to any activity involving hazardous substances, and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and all other applicable provisions of federal, state and local laws related to the environment.
     If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous substances or materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional Rent (as defined in Section 5.1 below) if such release occurred and was caused or permitted by Tenant, or arose as a result of the business activities of Tenant. In addition, Tenant shall execute affidavits, certificates and the like from time to time at Landlord’s request concerning Tenant’s actual knowledge regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall protect, defend, indemnify and hold harmless Landlord and its officers, members, partners, employees, agents and representatives (collectively, the “Landlord Parties”) in the manner provided in Section 11.1 of this Lease from any release of hazardous substances and/or materials on the Premises occurring while Tenant is in possession thereof. If at any time during or after the Term of this Lease, as it may be extended, Tenant becomes aware of any inquiry, investigation, or proceeding by any governmental agency related to hazardous materials on or under the Premises, Tenant shall within five (5) business days after first learning of such inquiry, investigation or proceeding give Landlord written notice of same. This section shall survive the expiration or earlier termination of the Lease.
     Tenant acknowledges receipt of those documents and reports relating to the soil and environmental conditions at the Premises (including but not limited to that certain Phase I Environmental Assessment Report for 180 Oyster Point Boulevard dated as of December 2005, prepared for a prior owner by PIERS Environmental Services, Inc.) that are set forth in Exhibit I, which is attached hereto and is expressly incorporated herein (collectively, the “Baseline Environmental Reports”). Landlord makes no representations or warranties as to the truth or accuracy of the Baseline Environmental Reports, or as to the contents thereof, except that Landlord hereby represents that Landlord’s Work (as described in the Work Letter) shall be constructed in accordance with the recommendations set forth in the latest soils report for the Real Property with respect to corrosivity (as set forth in that certain letter regarding soil corrosivity of the Real Property dated January 29, 2000 from J. Darby Howard, Jr., of Cerco Analytical, Inc. to Jeff Saunders of Treadwell & Rollo). Tenant shall not be obligated to remediate any pre-existing hazardous materials disclosed in the Baseline Environmental Reports unless such pre-existing contamination is exacerbated by the gross negligence or willful misconduct of Tenant or any of its subtenants or assigns. Landlord agrees to provide Tenant with copies of any and all of the environmental reports performed by or for, or received by, Landlord (at no expense to Tenant except as expressly provided in this Section 4.3) within thirty (30) days of Landlord’s receipt thereof, including, but not limited to, all monitoring and closure reports relating to the former Blue Line Transfer Station previously located on or near the Premises.
     Tenant shall, prior to Tenant’s vacation and surrender of the Premises on or prior to the Expiration Date, comply with all Environmental Laws, to surrender the Premises at the expiration of the Term, free from any residual impact from the Tenant’s hazardous materials storage and use at the Premises, including, without limitation, complying with the facility closure process required by the San Mateo County Department of Health and/or Health Services Agency (“County”), and those other facility closure environmental laws, ordinances, rules, regulations, orders, restrictions of record and requirements promulgated or issued by a federal, state or local governmental department or agency required for the issuance of a facility closure permit, or its equivalent (the “Closure Permit”), from all applicable governmental authorities with jurisdiction over the subject matter (collectively, the “Closure Authority”). Tenant shall, within two (2) business days of Tenant’s filing or receipt of the same, provide Landlord with copies of: (a) the closure plan submitted by Tenant to the Closure Authority; and (b) the closure report or any other closure approval(s) issued by the Closure Authority. Notwithstanding anything to the contrary contained herein, Tenant shall remove from the Premises at the end of the Term all hazardous waste containers that are brought onto the Premises by or for Tenant or anyone under Tenant’s control during the Term.
     At least three (3) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by the Closure Authority) to be taken by Tenant in order to surrender the Premises at the expiration of the Term, free from any residual impact from the Tenant’s hazardous materials storage and use at the Premises (the “Surrender Plan”), prepared by a third party environmental consultant hired by Tenant, at Tenant’s sole cost and expense (the “Environmental Consultant”), which Surrender Plan shall incorporate the proposed closure plan to be submitted to the Closure Authority as required for the Closure Permit. Landlord shall review such Surrender Plan and determine whether such Surrender Plan is acceptable for the purpose of satisfying the Tenant’s surrender obligations relating to hazardous substances and/or materials on the Premises. At a minimum, the Surrender Plan shall contain a listing of (i) all hazardous materials licenses and permits held by or on behalf of Tenant with respect to the Premises, and (ii) all hazardous materials used, stored, handled, treated, generated, released or disposed of from the Premises for which a hazardous materials business plan is required under applicable laws (e.g., excluding incidental hazardous materials in office and cleaning supplies). Landlord shall either accept or propose reasonable modifications to the Surrender Plan within thirty (30) days following Tenant’s delivery thereof to Landlord; and if Landlord does not respond to the Surrender Plan with proposed modifications within such 30-day period, then the Surrender Plan shall be deemed to be acceptable to Landlord. In connection with Landlord’s review of the Surrender Plan, Tenant shall provide to Landlord such additional non-proprietary information concerning Tenant’s hazardous materials use as Landlord may reasonably request. After Landlord’s approval of the Surrender Plan, Tenant shall submit to, and obtain the Closure Authority’s approval of the closure plan contained in the Surrender Plan, and after obtaining such approval, Tenant shall comply with all governmental requirements indicated by the Closure Authority as conditions to issuance of the Closure Permit. Upon Tenant’s vacating the Premises, and as a condition to Tenant’s surrender of the Premises to Landlord at the expiration of the Term (subject to Tenant’s right to holdover pursuant to Section 16.2), Tenant shall deliver to Landlord, in addition to the Closure Permit, reasonable written evidence that all other actions required by the Surrender Plan have been satisfactorily completed. Under no circumstances shall Landlord’s review of the Surrender Plan, or any proposed modifications to the Surrender Plan, subject Landlord to any liability or responsibility for the contents of such Surrender Plan or for the Surrender Plan’s compliance with all applicable laws and regulations, nor shall Landlord’s review or proposed modifications to the Surrender Plan satisfy Tenant’s obligation to comply with all applicable legal requirements with respect to Tenant’s hazardous materials storage and use at the Premises.
5.0 RENTS
     5.1 Minimum Monthly Rent. Tenant shall pay to Landlord at the place designated in Section 1.2, or at such place as Landlord may otherwise designate, without deduction, offset, counterclaim, prior notice or demand, as Minimum Monthly Rent, the sum of the “Building Minimum Monthly Rent” and the “Service Area Minimum Monthly Rent.” All such Minimum Monthly Rent Payments shall be payable in advance on the first day of each month during the Lease Term. All other costs and expenses that Tenant assumes or agrees to pay to Landlord under the Lease shall be deemed additional rent (which, together with the Minimum Monthly Rent, is sometimes referred to as the “Rent”). If the Term shall commence or end on a day other than the first day of a calendar month, then Tenant shall pay, as rent for such partial calendar month, a pro rata portion of the Minimum Monthly Rent, prorated on a per diem basis, with respect to the portions of the fractional calendar month included in the Term.
     5.2 Rents; Adjustments. The Building Minimum Monthly Rent is the minimum monthly rent associated with the Building, which during the first one year period after the Commencement Date (as defined in Section 1.5) shall be equal to the amount determined in accordance with the formula set forth in Exhibit D, which is attached hereto and is incorporated herein (the “Calculation of the Building Minimum Monthly Rent During First Year of Term”). On each annual anniversary of the Commencement Date, the Building Minimum Monthly Rent shall increase by three percent (3%) from the prior year’s Building Minimum Monthly Rent.
     The Premises will include a service area (the “Service Area”), which shall be a secured area to be used for loading, storage and distribution of Tenant’s process equipment, gas and chemicals, as well as bio-waste containers, electrical transformers generators and other service equipment. The location of the Service Area is generally depicted in Exhibit J (the “Depiction of the Service Area”). After the Substantial Completion of the Building Shell, Landlord shall cause Landlord’s Architect to determine the rentable square footage of the Service Area, which shall mean the surface area of the Service Area measured to the internal boundary of all surrounding walls and fences, less the area of any easement or right of way in which no improvements are permitted to be constructed by Tenant and any areas occupied by equipment or structures installed by Landlord that are not a part of the Initial Tenant Improvements (except for the area upon which the PG&E transformer is located, which shall be included in the determination of the rentable square footage of the Service Area); and Landlord shall notify Tenant, in writing, of such determination prior to the Commencement Date. If Tenant does not agree with such determination, Tenant shall notify Landlord of such objection within ten (10) days after receiving such written notice from Landlord. Tenant’s written notice of objection to the rentable square footage of the Service Area should include Tenant’s determination of the rentable square footage of the same. Tenant shall be deemed to have approved of Landlord’s determination of the rentable square footage of the Service Area unless Tenant notifies Landlord, in writing, of such objection (along with Tenant’s determination of the rentable square footage of the Service Area) within such ten (10) day period. If Landlord and Tenant are unable to agree upon the rentable square footage of the Service Area, after Landlord receives Tenant’s determination of the same, then Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure the rentable square feet of the Service Area. Such third party independent measurement professional’s determination shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall each pay one-half (1/2) of the fees and expenses of the independent third party space measurement professional. If such determination is made, it will be confirmed in a writing signed by Landlord to Tenant.
     The Service Area Minimum Monthly Rent is the minimum monthly rent associated with the Service Area, which during the first one year period after the Commencement Date shall be equal to the rentable square footage of the Service Area times 70/100ths Dollars ($.70) per rentable square foot. On each annual anniversary of the Commencement Date, the Service Area Minimum Monthly Rent shall increase by three percent (3%) from the prior year’s Service Area Minimum Monthly Rent.
6.0 OPERATING EXPENSES
     6.1 Payment. Tenant shall pay as additional rent, the Operating Expenses (Sections 6.2 — 6.5) for the Premises from the date of Substantial Completion of the Building Shell. Except as otherwise specified herein, Tenant shall pay Landlord, on a monthly basis after the date of Substantial Completion of the Building Shell, the estimated amount of the Operating Expenses specified in Section 1.8 above; provided, however, that Landlord shall have the right to adjust the estimated amount of Operating Expenses to be paid by Tenant by delivering written notice to Tenant of the new estimated amount, in which case, the estimated amount to be paid by Tenant thereafter shall be the new estimated monthly amount set forth in such written notice from Landlord. Landlord shall provide Tenant with a statement of the actual amount of such expenses within 120 calendar days following the end of each calendar year. Tenant shall pay to Landlord the amount by which such actual expenses exceeds Tenant’s Operating Expense payments for such year and any excess amounts paid by Tenant shall be credited to reduce Tenant’s payments for the next ensuing period, or paid to Tenant if the Lease Term has expired. If Tenant disputes any amount set forth in the statement of expenses to be delivered by Landlord pursuant to this Section 6.1, Tenant shall have the right by written notice delivered to Landlord within thirty (30) days following receipt of such statement to cause Landlord’s books and records with respect to the preceding calendar year to be audited, which audit shall be completed within forty-five (45) days following Tenant’s receipt or access to the materials required for such audit, which shall be performed by an accountant mutually acceptable to Landlord and Tenant; provided that Tenant’s right to perform such audit shall be conditioned on Tenant first paying to Landlord all such disputed amounts. The amounts payable by Landlord to Tenant or Tenant to Landlord, as the case may be, shall be appropriately adjusted on the basis of such audit. Access to such materials will be made available at the office of Landlord or its property manager. If such audit discloses a liability for a refund by Landlord to Tenant in excess of ten percent (10%) of the payments previously made by Tenant for such calendar year, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be borne by Tenant. If Tenant does not exercise its audit right for any year during the term (or any renewal term) of this Lease in accordance with the provisions of this Section, then such statement shall be conclusively binding for such year; provided, however, that a waiver by Tenant of its audit rights in any one year shall not be deemed a waiver of audit rights under this Section for any subsequent year.
     Moreover, the parties acknowledge that management of the Premises may, at Landlord’s sole and absolute discretion, be included with other properties in the vicinity of the Premises owned by Landlord or its affiliates to be commonly managed by Landlord, in which case, Landlord shall have the right to commonly manage the entire project as long as such common management does not result in increased Operating Expenses in excess of those amounts that would have been otherwise payable under this Lease had Landlord not commonly managed the Premises and such adjacent Premises. If the Premises are commonly managed with other properties, “Tenant’s Proportionate Share” shall mean the rentable square footage of the Premises divided by the rentable square footage of all buildings located on the properties commonly managed by Landlord. If the Premises are not commonly managed with other properties, “Tenant’s Proportionate Share”, for purposes of this Lease, shall be equal to 100%. For example, based on the fact that the Premises will be newly constructed as of the Commencement Date, Tenant shall have no liability for the cost of restoring or replacing worn or obsolete improvements that do not benefit the Premises (and that are located on adjacent properties) as part of such Operating Expenses.
     6.2 Taxes. Tenant shall pay all real property and other taxes on the Premises, which shall include any form of assessment, license, fee, commercial rental tax, levy or tax (other than net income, franchise, inheritance or estate taxes) imposed by any authority having the power to tax or levy assessments on the Premises and the reasonable cost of contesting any tax assessment, whether such tax is (i) upon any legal or equitable interest of Landlord in the Premises; (ii) upon this Lease, the Rent payable hereunder or the value thereof; (iii) with respect to any right to occupancy, use, leasing, operation, management, maintenance, alteration, or repair of the Premises or any part thereof; or (iv) imposed in substitution for, or in addition to, existing or additional taxes against any part of the Premises whether or not now customary or within the contemplation of the parties. If any governmental authority should pass any law or regulation after the effective date of this Lease, which shall make it unlawful for Tenant to reimburse Landlord for any of the taxes covered by this Section 6, the Minimum Monthly Rent payable to Landlord under the terms of this Lease shall be increased so as to net to Landlord the amount that would have been received by Landlord if such tax had not been imposed. Tenant shall pay prior to delinquency all taxes assessed against and levied upon its trade fixtures, furnishings, equipment, and other personal property, and any increase in real property taxes resulting from any alterations, Initial Tenant Improvements, or any other improvements placed in or on the Premises.

     6.3 Insurance
          6.3.1 Property. Landlord shall obtain and maintain on Landlord’s Work, prior to the Commencement Date, and on the Landlord’s Work and the Initial Tenant Improvements, as of the Commencement Date and throughout the Term, and Tenant shall pay to Landlord, as an Operating Expense, the cost of, an “all risk” policy of property casualty insurance (including, at Landlord’s option, earthquake and flood coverage, inflation endorsement, and sprinkler leakage endorsement) covering the full replacement cost of the improvements located on the Real Property, excluding coverage of all Tenant’s personal property on the Premises and excluding any Tenant alterations or improvements to the Premises other than the Initial Tenant Improvements. Landlord shall have the right to provide such insurance in the form of a blanket policy covering the Premises and all buildings owned or managed by Landlord and its affiliates in the vicinity of the Premises, with Tenant’s liability for the costs thereof limited to an equitable share based on the replacement cost of the Building as compared to the replacement cost of all buildings covered by such blanket policy. In addition, such insurance shall include a lender’s loss payable endorsement in favor of Landlord’s lender. Notwithstanding anything to the contrary contained herein, in the event of earthquake damage, Tenant shall pay Landlord Tenant’s Equitable Share of the deductible associated with such earthquake policy up to a maximum amount of $100,000, amortized over a period of four (4) years, which amounts shall be payable in monthly installments for the portion of the amortization period remaining in the Term (i.e. with payments thereon in any 12 month period not exceeding $25,000). “Tenant’s Equitable Share” of the earthquake policy deductible shall mean the deductible amount multiplied by a fraction, the numerator of which is the cost of restoration associated with items included in Landlord’s Operating Expense Repair Obligations (as defined below), and the denominator of which is the sum of all restoration costs, including Landlord’s Non-Compensated Repair Obligations and Landlord’s Operating Expense Repair Obligations. Tenant agrees not to engage in any activities (i) that will increase the cost of such insurance, unless such actions by Tenant are consistent with its normal business operations as set forth in Section 1.10 of the Lease, or (ii) that will prevent Landlord from procuring policies reasonably satisfactory to Landlord. Tenant shall pay any increases in insurance premiums resulting from the nature of Tenant’s occupancy or any act or omission of Tenant within ten (10) business days after receiving an invoice from Landlord for the same.
          6.3.2 Tenant’s Obligation. Tenant shall maintain in full force and effect at all times during the term of the Lease, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, (a) “all risk” property insurance on any alterations (but excluding the Initial Tenant Improvements) to the Premises in the amount of the replacement cost thereof, (b) commercial general liability insurance with limits of liability for bodily injury and property damage of not less than $2,000,000 per occurrence and $3,000,000 in the aggregate, insuring Landlord and Tenant against any liability arising out of the use, occupancy or maintenance of the Premises (provided that such insurance coverage for more than $2,000,000 in the aggregate and in excess of the per occurrence limit may be covered by an umbrella policy meeting the requirements of Section 6.3.3 below), and (c) worker’s compensation insurance as required by any applicable law or regulation. The proceeds of this insurance will be payable to Tenant. The limits of said insurance shall not, however, limit the liability of Tenant hereunder. Notwithstanding anything to the contrary in Section 6.3.3 below, neither Landlord nor Landlord’s lender shall be named as an additional insured with respect to Tenant’s personal property or worker’s compensation insurance.
          6.3.3 Terms. All insurance policies required to be carried by Tenant hereunder shall conform to the following requirements: (a) at Landlord’s request, shall carry a lender’s loss payee endorsement in favor of Landlord’s lender; (b) an executed copy of each insurance policy, including renewals (or a certificate thereof), as well as any required endorsements associated therewith, shall be delivered to Landlord; (c) each certificate of insurance shall require that the applicable insurer or insurance broker shall endeavor to notify Landlord in writing at least thirty (30) days prior to any cancellation or expiration of such policy, or any reduction in the amounts of insurance carried, provided, however, that Tenant shall provide written notice to Landlord of any such cancellation or expiration or reduction in amounts at least fifteen (15) days prior to the effective date of such cancellation, expiration or reduction; (d) each policy shall be primary, not contributing with any insurance that Landlord may carry; (e) the commercial general liability policy shall state that Landlord is entitled to recovery for the negligence of Tenant even though Landlord is an additional insured; (f) the commercial general liability policy shall name Landlord as an additional insured, by endorsement; and (g) shall be issued by companies having a Best’s financial category minimum rating of Class “A-/VIII” or better in the most recent edition of Best’s Insurance Report or as otherwise reasonably approved by Landlord in the event such rating system shall be modified or discontinued.
          6.3.4 Waiver. Each of the parties hereto hereby releases the other, to the extent of the releasing party’s insurance coverage required to be maintained hereunder (with Landlord’s liability coverage deemed to be at least equivalent to the minimum limits on Tenant’s commercial general liability policy required to be maintained under Section 6.3.2 above), and regardless of any vitiation of the releasing party’s insurance coverage caused by the releasing party, each party releases the other party from any and all liability for any loss or damage covered by such insurance which may be inflicted upon the property of such releasing party even if such loss or damage shall be brought about by the fault or negligence of the other party, its agents or employees; provided, however, that this release shall be effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder. If any policy does not permit such a waiver, and if the party to benefit therefrom requests that such a waiver be obtained, the other party agrees to obtain an endorsement to its insurance policies permitting such waiver of subrogation if it is available. If an additional premium is charged for such waiver, the named insured under such policy agrees to pay the amount of such additional premium.

6.4 Repairs and Maintenance; Building Management
          6.4.1 Landlord’s Maintenance and Repair Obligations.
               6.4.1.1 Landlord’s Maintenance and Repair Obligations / Non-Operating Expenses. Landlord, at its sole cost and expense and without reimbursement from Tenant, shall maintain, repair, and if necessary, replace all footings, foundations, load bearing walls, roofs (exclusive of the roof membrane), structural steel columns and girders forming a part of the Building located on the Premises (“Landlord’s Non-Compensated Repair Obligations”).
               6.4.1.2 Landlord’s Maintenance and Repair Obligations / Operating Expenses. Subject to Landlord’s obligations with respect to Construction Defects and Punch List Items (which Landlord shall perform without reimbursement from Tenant), Landlord shall, with reimbursement from Tenant for the costs associated therewith as an Operating Expense, perform all necessary maintenance and repairs to (a) all exterior glass and other exterior surfaces of the Building, and all exterior walls (other than load bearing walls included in Landlord’s obligations under Section 6.4.1.1 above), (b) the basement parking structure (including but not limited to all striping, exhaust systems, and lighting systems contained within the basement parking structure), (c) all outdoor parking facilities and driveways and all exterior sidewalks, (d) all exterior landscaping, exterior irrigation systems, exterior drainage systems, and exterior lighting of the Premises, (e) all drainage systems on the exterior portions of the Building, (f) the roof membrane, (g) all utility lines (outside the Building) servicing the Premises up to their point of connection to the Building (including but not limited to all backflow devices), and (h) the elevators within the Building, as necessary to maintain the same in good condition and repair, subject to reasonable wear and tear, throughout the Term (“Landlord’s Operating Expense Repair Obligations”). As part of Landlord’s Operating Expense Repair Obligations for which Tenant shall reimburse Landlord for the costs thereof as an Operating Expense, Landlord shall also be responsible for cleaning the exterior side of all exterior windows of the Building, as necessary to maintain the same in good condition and repair, subject to reasonable wear and tear, throughout the Term.
               6.4.1.3 Landlord’s Repair Obligations — Generally. Notwithstanding the foregoing, Landlord’s repair obligations specified herein are limited to those repairs that would be commercially reasonable to repair under common property management standards applicable to buildings that are similar in type and quality to the Building. In addition, Landlord agrees to promptly perform its repair obligations set forth herein after receiving written notice from Tenant to perform the same.
               6.4.1.4 Landlord’s Failure to Commence Repairs. If Landlord fails to commence any repairs required by this Section 6.4 within fifteen (15) days of notice thereof (as such time period may be extended for Force Majeure Delays), and thereafter fails to diligently prosecute such repair to completion, then Tenant may perform such work on Landlord’s behalf; provided, however, that Tenant first notifies Landlord, in writing, at least three (3) days prior to commencing such repairs on Landlord’s behalf, that Tenant will be commencing such repairs within three (3) days unless Landlord commences such repairs and diligently prosecutes the same to completion. If Landlord commences and diligently works towards completing such repairs within three (3) days after receiving written notice from Tenant, then Tenant shall have no right to perform such repairs on Landlord’s behalf. Landlord shall deliver written notice to Tenant of any Force Majeure delays that are delaying Landlord’s commencement or the completion of the repairs. Notwithstanding the foregoing, in the event of an emergency situation that threatens damage to Tenant’s personnel or property, Tenant shall have the right to make repairs that are required by Landlord herein, on Landlord’s behalf, provided, however, that Tenant first provides notice to Landlord of the emergency situation, and provided Landlord fails to commence and diligently prosecute the repair within 24 hours after receiving such notice of repair or such shorter period as is reasonable under the circumstances.
               6.4.1.5 Reimbursement to Tenant for Work Performed On Landlord’s Behalf. If Tenant, on Landlord’s behalf, repairs or replaces any item specified herein as being repaired or replaced by Landlord, either at Landlord’s sole cost and expense or as an Operating Expense, then Landlord shall reimburse Tenant for any such repair work performed by Tenant on Landlord’s behalf within thirty (30) days after Landlord receives Tenant’s written request for payment of the same, provided, however, that Tenant has first allowed Landlord to complete such repairs in accordance with Section 6.4.1.5; and further provided that Landlord shall be permitted to include as an Operating Expense for which Tenant shall be required to pay Tenant’s Proportionate Share of those amounts paid by Landlord to Tenant as reimbursement under this Section 6.4.1.5 to the extent that such repairs or replacements could have been included as an Operating Expense had Landlord (and not Tenant) performed the same.
               6.1.4.1.6 Casualties. To the extent covered under Article 10, repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall, to the extent covered under Article 10, be subject to Article 10.
          6.4.2 Tenant’s Performance Obligations. Subject to any maintenance or repair obligations under this Lease that are specifically required to be performed by Landlord, Tenant shall, at its sole cost and expense, be responsible for maintaining the Premises, including all improvements constructed thereon, in good order, condition and repair, and Tenant shall promptly make all repairs necessary to maintain such condition. Except as otherwise expressly set forth herein, Tenant shall be solely responsible for all costs of maintaining and repairing the Premises, including, without limitation, (1) maintenance and repair of all interior glass and interior and exterior doors of the Building, and the interior of the Building, including, without limitation, maintenance and repair of the interior walls and interior surfaces of exterior walls and all interior electrical systems and lighting, (2) maintenance and repair of the HVAC system(s) serving the Building (in accordance with the manufacturer’s recommendations); and (3) maintenance and repair of the Building fire, safety, and security systems, and all other equipment, plumbing, wiring, conduits and cables within the Building, and (4) any and all generators on the Premises (including but not limited to all emergency generators). Notwithstanding anything to the contrary in this Lease, Tenant shall, reimburse Landlord for all reasonable costs incurred by Landlord to repair any damage to the Building or the Premises, beyond reasonable wear and tear, caused by Tenant or its Agents (as defined in Section 10.3). Tenant hereby waives the benefit of any applicable statutory provision that requires a landlord to maintain leased property. All repairs made by Tenant shall utilize materials and equipment that are comparable to those originally used in constructing the Premises. Tenant shall notify Landlord, in writing, prior to making any repairs to any portion of the Premises that are reasonably expected to cost in excess of $25,000; provided, however, that Tenant shall have no obligation to so notify Landlord of any repairs to be made pursuant to a preventive maintenance program established under a contractual arrangement with Tenant and a third party maintenance provider. Tenant’s repair and replacement obligations set forth in this Section 6.4.2 shall not include any repairs or replacements arising as a result of any Construction Defects to the extent covered by Landlord’s Warranty. Furthermore, Tenant shall be reimbursed by Landlord for Tenant’s costs incurred in complying with Tenant’s maintenance obligations set forth herein, (a) to the extent such maintenance and repair arises from the negligence or willful misconduct of Landlord or Landlord’s agents, employees, invitees or licensees; or (b) to the extent such repairs or replacements are covered by Landlord’s insurance (unless due to the gross negligence or willful misconduct of Tenant).
          6.4.3 Operating Expenses. Operating Expenses shall include (i) all sums expended by Landlord for the supervision, maintenance, repair, replacement and operation of the Premises, and a reasonable management and administrative fee (not to exceed three and one-quarter percent (3.25%) of the net rent (i.e. the Minimum Monthly Rent payable over the year in question) plus the Operating Expenses for the year), exclusive of those sums expended by Landlord for the supervision, maintenance, or repair of Landlord’s Non-Compensated Repair Obligations, and (ii) any costs of capital improvements made by Landlord to the Building or the Premises (x) to maintain the Building and the Premises in a good, working condition and state of repair, or (y) that are required by any governmental authority after the original construction of the Building. The portion of such capital costs to be included each year as an Operating Expense shall be that amount allocable to the year in question calculated by amortizing the costs thereof over the useful life of such improvement, as reasonably determined by Landlord, with interest on the unamortized balance at the rate of the Federal Reserve Bank of San Francisco, plus one percent (1%). However, if the capital expense is less than Ten Thousand Dollars ($10,000), it shall be expensed in the year in which it was incurred, and it shall not be amortized, provided that the aggregate amount of such capital expenses that are less than $10,000 that are so expensed in any 12-month period of the Term shall not exceed Thirty Thousand Dollars ($30,000), and if such aggregate amount is exceeded, then Thirty Thousand Dollars ($30,000) of such capital expenses shall be proportionately allocated among such capital expenses and expensed for the year in question, and the remainder shall be allocated proportionately among the corresponding capital items, and amortized over the respective useful lives. Notwithstanding the foregoing, operating expenses shall not include: (a) depreciation, interest and principal payments on the Premises or Building; (b) the cost to complete the Landlord’s Work or the Initial Tenant Improvements (but may include repair and maintenance costs for the same in accordance with the requirements of this Article 6); (c) real estate broker commissions; (d) repairs and maintenance costs paid to Landlord by proceeds of insurance or by third parties; (e) legal fees incurred in connection with the development of the Project or leasing of the Premises or any legal disputes arising from such leasing activities; (f) reserves for Operating Expenses, taxes, insurance or any other costs for which Tenant is responsible under this Lease; (g) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Premises; (h) any fines, penalties or interest due to Landlord’s late payments; (i) any amounts paid as ground rental by Landlord; (j) any recalculation of or additional Operating Expenses incurred more than two (2) years prior to the year in which Landlord proposes that such costs be included; (k) payments to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by unaffiliated comparable third parties on a competitive basis, except for the management and administrative fee set forth above; (l) costs arising from Construction Defects in Landlord’s Work for which Landlord is responsible under Landlord’s Warranty; (m) costs (such as property manager salary and property management office expenses), for which Landlord is compensated by the management and administrative fee; (n) capital expenses not included in clauses (ii)(x) or (ii)(y) above; and (o) any costs related to any governmental, quasi-governmental, utility company or similar program or plan for water, traffic, hazardous waste, environmental or handicapped access management, mitigation, enhancement or remediation in which participation is voluntary, except to the extent such participation results in a net reduction in Operating Expenses.
     Landlord and Tenant acknowledge that two other properties (200 Oyster Point and 230 Oyster Point) share common driveway access rights (with the Premises) over a portion of the Premises (and over such other properties) by way of easement agreements setting forth such access rights and the maintenance costs and responsibilities associated with such common driveway. Tenant agrees to pay Landlord, as part of the Operating Expenses, the Premises’ allocable share of maintenance costs associated with such common driveway (based on the terms of such easement agreements).
          6.4.4 Landlord’s Right to Repair On Tenant’s Behalf. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord may give Tenant notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to commence such work within ten (10) days following receipt of such notice and thereafter diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work, in which case, Tenant shall pay such amounts to Landlord within thirty (30) days after receiving an invoice for the same from Landlord. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises as a result of Landlord’s performance of any such work.

          6.4.5 Landlord’s Right to Make Repairs. Landlord shall have the right, in its reasonable discretion, to close temporarily (for a reasonable duration and following reasonable notice) any portion of the Premises to the extent required for Landlord to perform its maintenance rights and obligations specified herein; provided that Landlord shall reasonably cooperate with Tenant to schedule any such closure and work at times and in a manner which mitigates the impact thereof on Tenant’s business operations in the Premises. Tenant’s obligation to pay the Minimum Monthly Rent shall not abate as a result of such temporary closure, nor shall Landlord be responsible or liable to Tenant for any interference with Tenant’s use of the Premises as a result of any such temporary closure.
     6.5 Utilities, Telecommunications; Backup Generator. Tenant shall pay for water, gas, heat, sewer, power, telephone services and any other utility supplied to or consumed in or on the Premises, and shall insure that each utility provider transfers the applicable accounts into Tenant’s name on or before the Commencement Date. Landlord shall not be responsible or liable for any interruption in utility service, nor shall such interruption affect the continuation or validity of this Lease; provided, however, that Landlord shall use reasonable efforts to remedy any interruption in the supply of such utilities or services if such interruption is caused by Landlord or Landlord’s employees, agents or contractors. If such interruption arises from the act of a third party, Tenant and Landlord shall cooperate with each other to seek to remedy the interruption. Tenant shall maintain and regularly test, at its sole cost and expense, the emergency power generators (if any) installed on the Premises in accordance with the manufacturer’s recommendations. Tenant shall be responsible at its sole cost for the installation, maintenance and repair of any phone, data or other communications cable from the demarcation point supplied by the local regulated public utility to and within the Premises. Any alterations, installations or modifications of such cable shall be subject to the provisions of this Lease, including Articles 7 and 8.
     Tenant shall have the exclusive right during the Term, subject to Landlord’s Reserved Rights, to install, maintain and operate on the roof of the Building, for the purpose of Tenant’s business, telecommunications antennae, satellite dishes and other devices that make use of the electromagnetic spectrum (“Telecommunications Devices”) and related wires, cables, conduits between such equipment and the Premises, subject to the following requirements, (a) compliance with all covenants or restrictions of record (as of the date hereof), applicable laws, building codes, regulations and ordinances, (b) compliance with the terms and provisions of the Work Letter, but only to the extent that such devices are installed prior to the Substantial Completion of Landlord’s Work (as such terms are defined in the Work Letter), and (c) compliance with the terms and provisions of Sections 7 and 8 hereof, but only to the extent that such devices are installed after the Substantial Completion of Landlord’s Work.
     Notwithstanding anything to the contrary contained herein or in the Work Letter, prior to installing any Telecommunications Devices outside of the Building or on the exterior of the Building, including but not limited to on any roof of any building within the Premises, Tenant shall provide Landlord with written notice of Tenant’s desire to install such Telecommunications Devices, together with plans and specifications for the installation of such Telecommunications Devices. Landlord shall review such plans and specifications within ten (10) business days after receiving the same, and within such period notify Tenant if Landlord approves the installation of such Telecommunications Devices or disapproves the installation of such Telecommunication Devices, and if Landlord disapproves the installation of such Telecommunication Devices, the reasons therefore. Landlord’s failure to provide notice of its disapproval and the reasons therefore within such ten (10) business day period shall be deemed Landlord’s approval of such installation request. Landlord shall not unreasonably withhold approval of the installation of such Telecommunications Devices; provided, however, that Landlord shall have the right to withhold such approval, in its sole and absolute discretion, if (a) Tenant fails to provide Landlord with sufficient documentation with respect to the installation of the Telecommunication Devices so as to allow Landlord to fully review and evaluate the same, (b) the installation of such Telecommunication Devices is reasonably likely to cause damage to the physical integrity of the Building, or (c) the installation of such Telecommunication Devices will adversely affect the appearance of the Building from surrounding areas, as reasonably determined by Landlord. Tenant shall install screening materials in conformance with all applicable laws and restrictions of record, and the appearance, size and location of any screening materials shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Tenant shall be responsible for any installation and maintenance costs of any such Telecommunication Devices, as well as any damage to the Building, including without limitation the roof, arising out of or related to the installation or use by Tenant of any such Telecommunications Device. Tenant shall not be obligated to pay any license fee for the use of the roof of the Building pursuant to this Section during the Term of this Lease or any extension thereof.
     Notwithstanding anything to the contrary contained herein, should the installation of the Telecommunications Devices affect the engineered elements of Landlord’s Work or the roof of the Building (including but not limited to the roof membrane), or should such installation potentially affect any warranty provided to Landlord by Landlord’s Contractor or its material suppliers (including but not limited to any roof warranty), then Tenant shall either (a) have Landlord perform any work affecting Landlord’s Work, on Tenant’s behalf, pursuant to a Change Request in accordance with Section 1.11 of the Work Letter (provided such request is made prior to the Substantial Completion of Landlord’s Work, as such terms are defined in the Work Letter), in which case, Landlord’s performance of such work on Tenant’s behalf shall comply with all terms and requirements of the Work Letter, or (b) utilize Landlord’s Architect and/or Landlord’s Contractor and/or any subcontractor or material supplier who originally installed such portion of Landlord’s Work, at Tenant’s sole cost and expense, as necessary, for the design and construction of that portion of Landlord’s Work affected thereby in order to maintain all contractual warranties provided to Landlord by Landlord’s Contractor or its material suppliers with respect to such Landlord’s Work, and to maintain all of Landlord’s contractual rights and remedies against Landlord’s Architect with respect to the design of Landlord’s Work.
     Tenant may, through the Change Request process specified in the Work Letter, have a trench (with cables and conduit installed therein) constructed within the boundaries of the Real Property for purposes of “hard wiring”

for voice, data and power transmissions between and among the buildings occupied by Tenant in the vicinity of the Premises. Landlord shall not unreasonably withhold its approval of such Change Request, unless such trenching poses a material risk to the physical integrity of the Building. Tenant is hereby advised that such trenching work must be performed through the Change Request process prior to the Substantial Completion of Landlord’s Work, since any subsequent installation of the same may be all but impossible due to site configuration. If such trenching and cabling work is installed within the Premises, Tenant shall not be obligated to remove the installed conduit upon the expiration or earlier termination of the Lease, but Tenant shall strip all cabling from such conduit at its sole cost and expense upon expiration or earlier termination of this Lease. Tenant shall not be obligated to pay any license fee for the use of the conduits installed in the Real Property pursuant to this Section during the Term of this Lease or any extension thereof.
     Landlord grants Tenant the license and right to use a portion of the Service Area for the installation, operation and maintenance of a backup power generator and associated fuel tank, which includes the passage of related wires, cables and conduit between Tenant’s electrical room and the backup power generator. However, any such improvements to be installed in the Service Area shall be subject to the terms and provisions of Section 7 and 8 of this Lease, unless Tenant is installing the same as part of the Initial Tenant Improvements, in which case, such improvements shall be installed subject to the terms and provisions of the Work Letter. Subject to Landlord’s rights herein, Tenant shall have access to the Service Area on a 24 hour per day/7 day per week basis. Tenant shall be solely responsible for the repair and maintenance of Tenant’s improvements and equipment within the Service Area, and Tenant agrees to maintain the same in a good state of condition and repair. Tenant has advised Landlord that if and when it installs a backup generator in the Service Area, it intends to run that backup generator on a regular basis in order to comply with maintenance specifications and requirements of law and that such operation may be as often as one (1) thirty (30) minute period per week. Except in cases of emergency, when no prior approval shall be required, Tenant shall propose for Landlord’s reasonable approval the schedule for operation of the backup generator to reasonably mitigate any interference with the use of adjacent properties by other tenants.
7.0 ALTERATIONS, ADDITIONS AND FIXTURES
     7.1 Installation and Removal. Subject to the terms of this Section 7 and Section 8 below, Tenant shall have the right to install its trade fixtures in the Building (and subject to Section 6.5 above, Tenant shall have the right to install any Telecommunication Devices on the exterior of the building or within any other portions of the Premises outside the Building, or any backup generator or associated fuel tank) during the term of this Lease; provided, however, that no such installation or removal thereof shall affect the structural portion of the Building or the engineered elements of Landlord’s Work, and that Tenant shall repair any damage to the Building or the Premises caused by the installation, use or removal of any of Tenant’s furniture, fixtures, equipment or other property; and provided however, that Tenant shall only be obligated to make such repairs necessary to restore the Premises to its condition prior to such installation or removal, ordinary wear and tear excepted. Notwithstanding the foregoing, Tenant shall not place a load upon the floor or roof of the Premises that exceeds the load per square foot which such floor or roof was designed (or is modified) to carry, as set forth in the Work Letter or the Plans for Landlord’s Work. Tenant shall not install business machines or mechanical equipment which causes noise or vibration to such a degree as to be reasonably objectionable to Landlord or other neighboring owners or tenants. Further, except as otherwise provided in Section 6.5 above, and except for those items of equipment (but not fixtures) that may be installed in the Service Area from time to time by Tenant, Tenant shall not install, nor allow to be installed any equipment on or outside the exterior of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. For purposes of Section 6.1 and this Section 7.1, the term “structural” shall refer to the footings, foundations, structural steel columns, girders, bearing walls, exterior walls, and roof.
     7.2 Tenant’s Rights. Tenant shall not make or permit to be made any alterations or improvements to the Premises without Landlord’s prior written consent. Notwithstanding the foregoing, Landlord’s prior written consent shall not be needed for any alterations or improvements to the premises that do not: (a) cost more than $25,000, (b) affect the exterior appearance of the Premises or the Building, or (c) affect the structural portions of the Premises or the engineered elements of Landlord’s Work. For purposes of determining the costs of the alterations or improvements for purposes of clause (a) above, such costs normally associated with such alterations and/or improvements must be included, and Tenant shall not be allowed to segregate alterations or improvements in parts in order to allow Tenant to perform such work without Landlord’s prior written consent. Any proposed alterations/improvements that do not require Landlord’s consent pursuant to clauses (a), (b) or (c) above shall be referred to herein as a “Minor Changes.” On a quarterly basis, Tenant shall deliver to Landlord a copy of the “as-built” plans for any Minor Changes performed during the prior quarter that are of a type for which “as-built” plans would customarily be prepared for such alteration, additions or improvements or such other reasonable information to show such alterations, additions or improvements if as-built plans are not customarily prepared for such work given the type, nature and scope of the alteration, addition or improvement. Additionally, as a condition to Tenant’s right to make Minor Changes, Tenant shall act reasonably to keep Landlord aware of the status of Tenant’s alterations and improvement work in the Premises by means of quarterly meetings with Landlord to review the status of work performed during the previous calendar quarter and work planned for the current calendar quarter.
     Notwithstanding the foregoing, in making any alterations or improvements of any magnitude or cost whatsoever, whether or not a Minor Change, Tenant shall comply with Section 8.
     7.3 Obtaining Landlord’s Consent. When seeking the Landlord’s consent to any alterations for which such consent is required under this Article 7, Tenant shall provide to Landlord, for Landlord’s review and approval, City approved plans and specifications for such changes, to the extent City approval of the plans and specifications is required for such alterations. Notwithstanding anything to the contrary contained herein, should any proposed alterations affect the engineered elements of Landlord’s Work or the roof of the Building (including but not limited to the roof membrane), or should such installation potentially affect any warranty provided to Landlord by Landlord’s Contractor or its material suppliers (including but not limited to any roof warranty), and if Landlord consents to such alterations, then, as required to prevent invalidation of such warranty, Tenant shall utilize Landlord’s Architect and/or Landlord’s Contractor and/or any subcontractor or material supplier who originally installed such portion of Landlord’s Work, at Tenant’s sole cost and expense, for the design and construction of that portion of Landlord’s Work covered by the affected warranty or warranties, or as required to maintain all of Landlord’s contractual rights and remedies against Landlord’s Architect with respect to the design of Landlord’s Work. If for some reasons Landlord’s Architect, Landlord’s Contractor, or Landlord’s subcontractors and material suppliers are unavailable to design and/or construct such alterations, then Landlord shall not unreasonably withhold its consent to Tenant’s architect and contractors performing the design and/or construction of such alterations.
     7.4 Tenant’s Construction Obligations.
          7.4.1 Performance of Tenant’s Work. Should any proposed alterations to be performed by Tenant hereunder conflict with Landlord’s exercise of its rights, or its performance of its obligations, set forth herein, then Tenant agrees to reasonably cooperate with Landlord in Landlord’s exercise of such rights and its performance of such obligations. Should any alterations require Landlord’s consent, and if such alterations involve the sprinkler, plumbing, mechanical, electrical power, lighting or fire safety systems within the Premises, such alterations shall be performed by subcontractors approved by Landlord in its reasonable judgment. For any work subject to Landlord’s consent or approval, Tenant shall provide Landlord with written notice, not less than fifteen (15) calendar days prior to the date Tenant desires to commence such Work, setting forth or accompanied by all of the following:
               7.4.1.1 A description and schedule for the work to be performed;
               7.4.1.2 The names and addresses of all contractors and subcontractors who, as of the date of such notice, will perform such alterations;
               7.4.1.3 A complete set of all plans, specifications, and calculations developed by or for Tenant, including all plans which are required by the applicable governmental authorities for the issuance of any permits or approvals or for the commencement of any of Tenant’s Work;
               7.4.1.4 Certificates of insurance evidencing that Tenant’s contractors and subcontractors (a) carry workers compensation insurance covering all of their respective workers as required by law, and (b) carry commercial general liability insurance with limits, in form and with companies as are required to be carried pursuant to the following paragraph, and the certificate of insurance shall contain a provision that the insurance carrier or broker shall endeavor to notify Landlord at least 30 days’ prior written notice of any cancellation, modification or lapse or reduction in the amounts of such insurance, provided, however, that Tenant shall provide written notice to Landlord of any such cancellation or expiration or reduction in amounts at least fifteen (15) days prior to the effective date of such cancellation, expiration or reduction.
     Tenant’s contractor shall carry commercial general liability insurance covering Premises damage, personal injury, death, and products and completed operations coverage, in an amount not less than $3,000,000 per occurrence, and $5,000,000 in the aggregate with deductibles of no more than $10,000, naming Landlord and its affiliates, employees and agents as additional insureds, by endorsement (on an ISO form 2010 11 85), with an insurance company with a minimum of an A-VIII rating. All subcontractors shall carry such insurance as well, except that subcontractors shall only be required to carry such insurance in an amount of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; provided that the insurance coverage of any of the applicable subcontractors required under this Section may be provided, in whole or in part, through a blanket policy of such insurance coverage maintained by Tenant’s contractor which expressly provides that the insured’s subcontractors are covered thereunder. Such insurance shall be maintained at all times during the construction of the alterations or improvements, except for the products and completed operation coverage, which coverage is to be maintained during construction of the work and thereafter in accordance with standard industry practice in the Bay Area of San Francisco, California. Furthermore, such insurance shall preclude or waive subrogation claims by the insurer against Landlord, its affiliates, or their agents, employees, or representatives. Such insurance shall also provide that it is primary insurance with respect to the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.
     Notwithstanding the foregoing, for any Minor Change, the limits of the commercial general liability policy referenced above shall be $1,000,000 per occurrence and $1,000,000 annual aggregate.
               7.4.1.5 Notwithstanding anything to the contrary contained herein, at least three (3) days prior to the commencement of any such Tenant alterations, Tenant shall deliver to Landlord copies of all licenses and permits that are required in connection with the performance of such alterations.
     For any work not subject to Landlord’s consent or approval, Tenant shall provide Landlord with the documents set forth in Sections 7.4.1.1 through 7.4.1.5 above prior to the commencement of any such work.
     With respect to the design and construction of any such Tenant alterations, Tenant at its sole cost and expense, shall comply with all laws, codes and regulations (including the Americans with Disabilities Act and all other accessibility laws and regulations) relating to any alterations or improvements, including obtaining any necessary permits with respect thereto, and, upon completion, shall provide Landlord with as-built plans (in “CAD” (computer assisted design) form) detailing such alterations and improvements, together with a certificate of occupancy or the comparable municipal approval (such as a signed-off building permit) issued upon completion and approval of alterations and improvements in the municipality. Tenant shall be responsible for the accuracy of the as-built plans, and shall have Tenant’s contractor certify the accuracy of the same, in writing, which certification shall be delivered to Landlord at the same time the as-built CAD plans are delivered to Landlord.
     Additional rules and regulations regarding the design and construction of alterations (other than Minor Changes), to which Tenant is bound, are attached hereto as Exhibit K (the “Rules and Regulations Governing Alterations”), and is expressly incorporated herein.
          7.4.2 Damages due to Tenant’s Work. If any contractor or worker performing Tenant’s Work performs any work which does impair, or demonstratively threatens to impair the quality, integrity or performance of any portion of the Premises, Landlord shall give notice to Tenant and immediately thereafter, Tenant shall cause such contractor or worker immediately to remove all of its tools, equipment and materials and to cease working in the Premises. As additional rent under the Lease, Tenant shall reimburse Landlord for any reasonable repairs or corrections to any portion of the Premises made necessary as a result of the actions or omissions of anyone performing Tenant’s Work.
          7.4.3 Tenant’s Indemnity Obligations. Tenant shall defend, protect, indemnify and hold Landlord harmless against all liens, claims, actions, damages, liability, costs, attorneys’ fees and other expenses incurred as a result of any additions, alterations or improvements performed by Tenant or any person claiming under Tenant, or incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.
     7.5 Removal of Alterations. All alterations and improvements to the Premises that are made by Tenant shall be the property of Tenant until the expiration or earlier termination of this Lease; at that time all such alterations and improvements shall remain on the Premises and become the property of Landlord without payment therefor, unless Landlord gives written notice to Tenant to remove the same at the time Landlord consents to such alterations (unless no Landlord consent is required prior to the installation of such alterations, in which case, Tenant shall seek Landlord’s determination, in writing, prior to the expiration of the Term, as to whether any such alterations are to be removed prior to the expiration or earlier termination of the Term, which determination shall be made by Landlord, in Landlord’s sole and absolute discretion, within ten (10) days after Landlord receives written notice from Tenant requesting that Landlord make such determination). Notwithstanding anything to the contrary herein, (a) Tenant shall not be required to remove any Initial Tenant Improvements performed pursuant to the Work Letter, unless otherwise required in accordance with the terms and conditions thereof, (b) Tenant’s removable trade fixtures and personal property, as well as Tenant’s Telecommunication Devices and Tenant’s back-up generator, shall be and remain Tenant’s property, and shall be removed by Tenant from the Premises, at Tenant’s sole cost, on or before the expiration or earlier termination of this Lease. If Tenant is required per the terms of this Lease to remove any alterations and improvements, Tenant shall remove the same and repair any damage resulting therefrom, normal wear and tear excepted.
     7.6 Inapplicability this Section 7 to the Initial Tenant Improvements. Notwithstanding anything to the contrary contained herein, the terms and provisions of this Section 7 shall not apply to those Initial Tenant Improvements to be performed by Tenant pursuant to the terms of any Work Letter attached hereto (which improvements are subject to the terms and provisions of such Work Letter).
     7.7 Tenant’s Construction Obligations. Landlord and Tenant agree that the obligations of Tenant under this Section 7 shall not apply to any maintenance or repair work performed by Tenant pursuant to its maintenance and repair obligations under this Lease.
     7.8 Security Interests in Tenant’s Personal Property and Trade Fixtures. Tenant shall have the right, from time to time, to lease and to grant and assign security interests in that portion of Tenant’s removable trade fixtures and personal property located in or at the Premises, which may be subject to vendor financing, equipment leases and other means of personal property financing (the “Tenant’s Lien Property”). Landlord agrees to execute, at Tenant’s cost and expense, commercially-reasonable waiver forms releasing Landlord’s interest in those items of Tenant’s Lien Property for which such a waiver is requested in favor of any purchase money seller, lessor or lender who has an ownership or security interest in any of the Tenant’s Lien Property, as long as such requested waiver specifically describes the equipment subject to such waiver, and is not a general waiver. Without limiting the effectiveness of the foregoing, provided that no default shall have occurred and be continuing, Landlord shall, upon the request of Tenant, and at the Tenant’s sole cost and expense, execute and deliver any instruments reasonably necessary or appropriate to confirm any such grant, release, dedication, transfer, annexation or amendment to any person or entity permitted under this paragraph including Landlord waivers with respect to any of the foregoing, and such acknowledgment shall include, if requested by the person holding such ownership or security interest, the right to enter upon the Premises following a Tenant default for a period not to exceed thirty (30) days, for the limited purpose of removing that portion of the Tenant’s Lien Property subject to such person’s ownership or security interest, provided that the lessor or secured party agrees to repair any damages resulting from the exercise of such right. Tenant shall indemnify and hold Landlord harmless from and against any and all losses due to damages to the Premises caused by the removal of any of Tenant’s Lien Property.
8.0 MECHANIC’S LIENS
     8.1 Tenant’s Obligations. Landlord shall have the right to post or keep posted on the Premises, or in the immediate vicinity thereof, any notices of non-responsibility for any construction, alteration or repair of the Premises by Tenant. Tenant shall promptly pay and discharge all claims for work or labor done, supplies furnished or services rendered by Tenant’s its agents, employees, contractors, licensees, or invitees (collectively, “Agents”), and Tenant shall keep the Premises free and clear of any liens arising out of work done by or for Tenant or Tenant’s Agents. Should any such lien or notice of lien be filed, Tenant shall bond against or discharge the same within twenty (20) days after such filing. If Tenant fails to bond or discharge such lien within said twenty (20) day period, then Landlord shall have the right, but not the obligation, to take any action or pay such amount as may be necessary to remove such lien, and Tenant shall pay to Landlord as Additional Rent any such amounts expended by Landlord within five (5) business days after notice is received from Landlord of the amount expended by Landlord as a result thereof.
9.0 ENTRY BY LANDLORD
     9.1 Entry by Landlord. Tenant shall permit Landlord, its lenders, and their Agents to enter the Premises at all reasonable times, subject to Tenant’s reasonable safety and security requirements, for the purpose of inspection, maintenance, making repairs, alterations or additions to any portion of the Building or the Premises, conducting environmental tests, inspections and audits (including review of Tenant’s records relating to hazardous materials), serving or posting notices as well as to exhibit the Premises for sale, mortgage or lease, and, during the last one hundred eighty (180) calendar days prior to the expiration of this Lease, placing “For Lease” signs, without any rebate of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment thereby occasioned.
     Landlord understands that all utilities are critical to Tenant’s business operations and will use its best efforts to make sure that these sources are not interrupted at any time without providing advance notice to Tenant. Landlord shall exercise its rights of entry hereunder for (i) purposes reasonably relating to the management of the Premises or the performance of its obligations under the Lease, (ii) assuring, Tenant’s compliance with its obligations under the Lease to the extent that Landlord reasonably believes that Tenant is not complying with its obligations under the Lease, (iii) for purposes associated with any environmental testing or compliance required by any governmental authority, or (iv) purposes related to the sale or financing of the Premises, including but not limited to appraisals, property inspections, etc. In entering the Premises for such purposes, Landlord shall conduct its activities with due and proper concern for Tenant’s interests in safety and security, in being free from unreasonable interference with its business operations, and in guarding the confidentiality of its business operations.
     Any proprietary or confidential information relating to Tenant’s operation of its business shall not be disclosed to third parties by Landlord or anyone under Landlord’s control, unless (a) such information is or becomes publicly available through means other than disclosure by Landlord, or anyone under Landlord’s control, (b) the disclosure of such information is reasonably necessary for Landlord or anyone under Landlord’s control to carry out Landlord’s obligations under this Lease, (c) the disclosure of such information is reasonably necessary for Landlord to assert a claim against Tenant for a breach of this Lease, or (d) the disclosure of such information is required to be disclosed by law or by court order; provided, however, that if Landlord receives a request, pursuant to the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by governmental body, to disclose such confidential information, Landlord agrees to promptly notify Tenant of such request so that Tenant may seek such a protective order prohibiting or limiting such disclosure as Tenant shall deem appropriate. Notwithstanding the foregoing, Landlord shall have the right to disclose such confidential information to (x) prospective buyers of the Real Property, (y) prospective lenders of the Premises, and to (z) its employees, agents, attorneys, accountants, and representatives for purposes associated with this Lease, provided, however, that (i) Landlord assures Tenant that such parties maintain the confidentiality of such information to the same extent that Landlord is required to maintain the confidentiality of such information as set forth herein, or (ii) in no case shall Landlord disclose (nor shall Landlord allow any party receiving any such confidential information from Landlord to disclose) any such confidential information to a business competitor of Tenant (or an affiliate of such competitor), and (iii) such information is reasonably required or necessary for the legitimate business purposes of the person requesting such information as it relates to this Lease. The parties agree that damages would be an inadequate remedy for the breach of this provision, and Tenant shall have the right to seek specific performance of the confidentiality covenant of Landlord and to seek injunctive relief to prevent its breach.
10.0 DAMAGE BY FIRE OR OTHER CASUALTY
     10.1 Damage by Fire or Other Casualty. If the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section 10, shall repair such damage and restore the Premises to substantially the same condition in which it was immediately prior to such damage or destruction; provided funds are reasonably available to Landlord (from insurance proceeds) for Landlord to restore the same. Landlord’s restoration shall not include the repair, restoration or replacement of Tenant’s fixtures, improvements, alterations, furniture or any other of its property; provided, however, that Tenant’s Initial Tenant Improvements constructed pursuant to the Work Letter shall be included in Landlord’s property insurance carried as an Operating Expense pursuant to Section 6.3.1. If a substantial casualty occurs during the last 12 months of the Term or any extension thereof, Landlord or Tenant may cancel this Lease unless Tenant has at least one Renewal Term remaining under this Lease, and has exercised the Renewal Option relating to such term, prior to such casualty in accordance with Section 30.1 below, or does so within thirty (30) calendar days after the date of the casualty. If in Landlord’s reasonable opinion (and through no failure of Landlord to maintain the insurance described in this Section 6.3.1 in the full replacement cost of the building), the cost of completing such restoration exceeds the proceeds of such insurance (without reduction for any amounts to be paid to Landlord’s lender) by more than Two Hundred Fifty Thousand Dollars ($250,000), then Landlord may terminate this Lease by giving Tenant written notice that specifies a termination date no less than thirty (30) calendar days after its transmission; provided, however, that Tenant may elect to preserve this Lease by committing in writing to Landlord to pay for any shortfall of insurance proceeds in excess of the Landlord’s $250,000 limit set forth above no later than fifteen (15) days following Tenant’s receipt of Landlord’s termination notice, which amount shall be deposited with Landlord within ten (10) business days following Landlord’s written notice to Tenant setting forth the amount required to cover such shortfall, which funds shall be used by Landlord solely for the cost of repairing and restoring Landlord’s Work and the Initial Tenant Improvements.
     The proceeds of Landlord’s casualty insurance shall be used for restoration of the Building and the tenant improvements covered by such insurance as provided above unless (i) this Lease is terminated as provided above due to a casualty occurring during the last 12 months of the Term, or any extension thereof, or a shortfall of insurance proceeds, or (ii) due to the casualty and resulting damage to the Premises, where there is an impairment of the security under any loan obtained by Landlord that is secured by a Security Instrument (as defined in Section 15.1), other than an impairment of the security due solely to a default by Landlord under such Security Instrument, that permits such lender to apply such insurance proceeds towards the repayment of such loan and not to the restoration of the damage to the Premises (herein referred to as a “Landlord’s Loan Default”). If the proceeds of Landlord’s casualty insurance are not used for restoration of the Premises and the tenant improvements covered by Landlord’s insurance due solely to a Landlord’s Loan Default permitting such lender to apply such insurance proceeds towards the repayment of such loan and not to the restoration of the damage to the Premises, then Landlord shall indemnify and hold Tenant harmless from the cost of replacing the damaged tenant improvements covered by Landlord’s casualty insurance to the extent any insurance proceeds attributable to the replacement cost thereof is not available for the restoration of such tenant improvements and provided that (a) Tenant is not in default under this Lease (after notice and the expiration of the applicable cure period), and (b) Tenant is occupying and conducting business in a majority of the Lab Space (as defined in Exhibit B) at the Premises prior to the date of the casualty. Tenant agrees to cooperate with Landlord and its lender if Landlord’s lender requires the insurance proceeds be deposited in a construction escrow account and disbursed during the construction of the restoration work.
          In the event any judgment, order, decree or similar directive from any applicable governmental authority (the “Order”) is issued in connection with any toxic material clean up, monitoring program or other similar problem in or about the Building, and such problem was not caused by Tenant, or its agents, contractors, invitees or employees, and the Order unreasonably interferes with Tenant’s use of the Premises, then Rent shall be abated, proportionately while the Order is in effect on the basis of that percentage of Tenant’s overall use of the Premises which is unreasonably interfered with by the terms and conditions of the Order as jointly determined by Landlord and Tenant. Landlord and Tenant shall meet within the ten (10) business day period commencing on the date the Order is issued, and negotiate in good faith to attempt to agree upon the percentage of the Premises which Tenant is unable to use. In the event that Landlord and Tenant are unable to agree on the percentage of the Premises which Tenant is unable to use within that ten (10) business day period, then the dispute shall be resolved by Judicial Reference in accordance with Section 19.1 below.
     10.2 Tenant’s Right to Terminate. Landlord within thirty (30) days after the date of destruction shall notify Tenant if the Building cannot be fully repaired within one hundred fifty (150) days after the date of destruction. In such event Tenant may terminate this Lease as of the 40th day after the date of destruction by giving Landlord written notice within ten (10) days after Tenant’s receipt of Landlord’s notice.
     10.3 Rent Abatement. The Minimum Monthly Rent, Operating Expenses and any other amounts payable by Tenant to Landlord hereunder (other than amounts which are accrued and unpaid) shall abate to the extent that the Premises are rendered unusable by such damage or the repair thereof, and are not used due to such damage or repair, in the proportion that the area of the Premises that Tenant is prevented from using (and does not use) bears to the total area of the Premises, as reasonably determined by Landlord and Tenant, taking into consideration such factors as the use of, and the location of, the damaged portion and the effect of the damage to Tenant’s operations; provided, however, that such Rent shall not abate to the extent that such interference with Tenant’s use of the Premises arises from the acts or omissions of Tenant or its agents, employees, contractors, licensees, or invitees (collectively, “Agents”). Such abatement shall commence with the damage or destruction and end upon restoration of the Premises. Tenant shall not be entitled to any compensation or damages from Landlord for loss of use of the Building or Premises, damage to Tenant’s personal property or any inconvenience occasioned by such damage, repair or restoration. Notwithstanding the foregoing, in the event Landlord’s rent abatement insurance provides coverage to Landlord for any abatement of Tenant’s rent as a result of any acts or omissions of Tenant or its Agents, then Tenant’s rent shall abate to the extent that Landlord is actually reimbursed by such insurance as a result of Tenant’s inability to use the Premises.
     Notwithstanding the provisions of this Section 10.3, subject to Sections 6.3.4 and 11.1, Landlord shall be liable for loss of use of the Premises or damage to Tenant’s personal property occasioned by Landlord’s repair or restoration to the extent such loss or damage is caused by the negligence or willful misconduct of Landlord, its employees or agents.
11.0 INDEMNIFICATION
     11.1 Indemnity Obligations. Subject to Section 6.3.4 above and except as otherwise expressly provided herein, Tenant shall hold harmless, indemnify, and defend Landlord against all claims, actions, damages, liability and expense (including, without limitation, fees of attorneys, investigators and experts) (collectively, “Claims”) in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use by Tenant of the Premises or occasioned wholly or in part by any act or omission of Tenant or its Agents, except to the extent such Claims arise from the negligence or willful misconduct of Landlord and/or its Agents. Subject to Section 6.3.4 above, and except as otherwise expressly provided herein, Landlord shall indemnify and hold Tenant harmless from and against all claims, actions, damages, liability and expense (including, without limitation, fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises resulting from the negligence or willful misconduct of Landlord, or its employees, agents or contractors. Without limiting the foregoing, Tenant will forever release and hold Landlord and its Agents harmless from all Claims arising out of damage to Tenant’s property, except to the extent such Claims arise as a result of Landlord’s failure to make repairs that Landlord is required to make under this Lease after the expiration of any cure period specified in the Lease to repair the same after having received written notice of the need for such repair. In no event shall either party be liable to the other for indirect or consequential damages, including without limitation, any claims for lost profits or business opportunities, arising from any cause whatsoever, including without limitation any negligence of either party, excepting only that Tenant shall be fully liable for (a) all damages arising out of a breach of Tenant’s obligations under Section 15 of the Lease caused by Tenant’s willful failure to comply with any Landlord request, and (b) any damages, including without limitation, any claims for lost profits or business opportunities, arising out of the continued occupancy by Tenant of the Premises after the expiration or earlier termination of this Lease or any renewal thereof (as the expiration date of the Lease may be extended subject to Section 16 of this Lease), without Landlord’s written consent, except to the extent such holding over after the expiration or earlier termination is due to a cause beyond the reasonable control of Tenant when such cause would affect any person similarly situated (such as a casualty or governmental preemption of priorities or other controls in connection with a national or other public emergency) but an event or occurrence shall not be beyond the reasonable control of Tenant when peculiar to Tenant (such as financial inability or delay in ordering materials requiring a long lead time, or a delay making requests for governmental approvals or permits).
12.0 CONDEMNATION
     12.1 Permanent Taking. If (i) all of the Premises is covered by a condemnation, (ii) any part of the Premises is covered by a condemnation and the remainder thereof is insufficient for the reasonable operation therein of Tenant’s business, or (iii) any of the Premises is covered by a condemnation and, in Landlord’s opinion, it would be impractical to restore the remainder thereof, then this Lease shall terminate and all obligations hereunder shall cease as of the date upon which possession is taken by the condemnor. If there is a condemnation and this Lease has not been terminated pursuant to this Section, the obligations of Landlord and Tenant shall be unaffected by such condemnation except that Rent shall abate in proportion to the area, if any, of the Building covered by such condemnation. Statutory provisions with respect to termination upon a partial taking of leased property shall not be applicable to this Lease.
     12.2 Condemnation Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a separate claim against the condemnor for loss of Tenant’s property and for relocation expenses. Except as aforesaid, Tenant hereby assigns to Landlord all other claims against the condemnor.
     12.3 Temporary Taking. No temporary taking of the Premises or any part thereof shall terminate this Lease or give Tenant any right to any abatement of Rent. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and the Landlord shall not be entitled to share therein. For the purpose of this Section 12.3, a taking shall be considered temporary only if it is one hundred twenty (120) calendar days or less in duration.
13.0 QUIET ENJOYMENT
     13.1 Tenant’s Rights. Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.
14.0 ASSIGNMENT AND SUBLETTING
     14.1 Limitation. Tenant shall not transfer this Lease, voluntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 14, “transfer” shall include any sublease, assignment, license or concession agreement, mortgage or hypothecation of this Lease or Tenant’s interest therein or in all or a portion of the Premises, but shall not include any Permitted Transfer or Permitted Concession (as such terms are defined below). For purposes of this Lease, the term “transfer” shall also include (i) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant resulting in a change of control of Tenant or (B) the sale, transfer, pledge or hypothecation by Tenant of all or substantially all of its assets or all or substantially all of its stock; or (ii) if Tenant is a publicly traded corporation, a merger of Tenant with another corporation or a sale or other disposition of ten percent (10%) or more of its stock within a twelve (12)-month period or a sale of substantially all its assets. “Control,” as used in this Article 14, shall mean the possession of the power to direct or cause the direction of the management or policies of an entity, whether through ownership or voting securities, or by contract or otherwise. Landlord shall not consent to any transfer which provides for a rental or other payment based in whole or in part on the net income or profits derived by a user or occupant of the Premises from its use or occupancy of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales). A consent to one transfer shall not be deemed to be a consent to any subsequent transfer. Notwithstanding the foregoing, Tenant may assign this Lease or sublet the Premises, or any portion thereof, with at least fifteen (15) calendar days prior written notice to Landlord, but without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all or substantially all of the assets of Tenant’s business (or all or substantially all of the equity interests in Tenant) as a going concern (each, a “Permitted Transferee”). Any transfer without Landlord’s consent (excluding any transfer that does not require Landlord’s consent pursuant to this Section 14.1), shall be void at the option of Landlord, giving Landlord the right to exercise any or all of its rights under Section

17 hereof. None of the foregoing shall be interpreted to preclude Tenant permitting the use or occupancy of the Premises by representatives or employees of any entity which is then performing services related to Tenant’s business operations in the Premises (as long as the use or occupancy of the Premises by such representatives or employees is not otherwise a subterfuge to avoid Tenant’s assignment and subletting obligations under this Article 14), including, but not limited to vendors providing outsourced services, such as employee travel services or food and beverage services at the Premises (a “Permitted Concession”).
     Notwithstanding the foregoing, as a condition to Tenant’s right to transfer to a Permitted Transferee, (i) if the transfer is an assignment of Tenant’s entire interest in this Lease, the Permitted Transferee shall assume, in full and in writing, the obligations of Tenant under this Lease, and Tenant shall provide to Landlord written documentation, signed by such Permitted Transferee, evidencing the same, (ii) if the transfer is a sublease of a portion of Tenant’s interest in the Lease, the Permitted Transferee shall assume, to the extent applicable to the portion of the Premises subleased, and in writing, the obligations of Tenant under this Lease, and Tenant shall provide to Landlord written documentation, signed by Permitted Transferee, evidencing the same, (iii) Tenant shall remain fully liable under the Lease, and (iv) the use of the Premises shall be permitted under this Lease. Furthermore, within ten (10) days after any transfer to a Permitted Transferee, Tenant shall provide Landlord with reasonable documentation and information, as reasonably requested by Landlord, evidencing that the transferee is sufficiently financially responsible to perform its obligations in connection with the proposed transfer of this Lease
     14.2 Offer to Landlord. Tenant acknowledges that the terms of this Lease, including Rent, have been based on the understanding that Tenant shall physically occupy the Premises for the entire Term. Therefore, upon Tenant’s request for Landlord’s consent to a transfer (if required pursuant to Section 14.1) of all or a portion of the Premises, Landlord shall be entitled to sublease from Tenant for Landlord’s own account the portion of the Premises proposed to be transferred by Tenant by written notice given to Tenant within twenty (20) days of Landlord’s receipt of such request, upon the same terms as those proposed but otherwise upon the form of this Lease; provided that Tenant may elect to avoid such sublease by rescinding the transfer request within twenty (20) days following receipt of Landlord’s election; provided, however, that Tenant’s right to rescind shall be limited to once every five (5) years (i.e. should Tenant rescind a transfer request, Tenant shall have no right to rescind again for a period of five years after the date that Tenant rescinds the transfer request). If Landlord so subleases for its own account, Landlord shall have the further right to transfer such portion of the Premises to any person or entity who is not a business competitor of Tenant, and Tenant shall be relieved of any liability with respect to such portion of the Premises so subleased by Landlord until the term of such sublease expires or is terminated.
     14.3 Conditions. Notwithstanding the above, the following shall apply to any proposed transfer:
          (a) No transfer shall relieve Tenant of its obligation to pay Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer.
          (b) Any consideration received by Tenant as a result of a sublease or assignment (other than from a Permitted Transferee or pursuant to a Permitted Concession) which exceeds the total sums which Tenant is obligated to pay Landlord under this Lease, or the prorated portion thereof if only a portion of the Premises is transferred, shall be payable to Landlord as additional rent under this Lease without affecting or reducing any other obligation of the Tenant hereunder. Notwithstanding the above, Tenant shall be entitled to deduct from such excess consideration its reasonable expenses associated with such sublease or assignment (e.g., leasing commissions and cost of alterations, attorneys’ fees, architectural fees, engineering fees and all other similar costs normally associated with subletting or assigning), along with a reasonable return on all amounts contributed by Tenant to the purchase and/or installation of the Initial Tenant Improvements (in accordance with the Work Letter) and any alterations made by Tenant to the Premises associated with the portion of the Premises being subleased or assigned, exclusive of any Tenant Improvement Allowance paid by Landlord (and equitably allocated to the portion of the Premises being subleased or assigned), at the initial book value of such Initial Tenant Improvements and alterations less depreciation and any asset write-off, as reasonably agreed upon by Landlord and Tenant. Furniture and equipment paid for and installed in the Premises by Tenant (based on the initial book value less depreciation) shall be subject to such reasonable return to the extent such furniture and equipment remains with the Premises as part of such sublease or assignment. Items of repair, replacement, or maintenance which Tenant is required to perform by law or under the terms of this Lease and items for which Tenant is in some other manner reimbursed or compensated, shall not be subject to such return. Tenant’s return shall be an annualized rate of return of seven percent (7%) of all amounts so contributed by Tenant (“Tenant’s Return”). Tenant’s Return may be retained by Tenant at any time amounts in excess of applicable Minimum Monthly Rent, Operating Expenses and any and all other amounts payable to Landlord by Tenant hereunder (“Excess Consideration”) are paid by a subtenant or assignee. Tenant’s deductions shall be supported by documentation provided to Landlord upon Landlord’s request, such as invoices, purchase orders, receipts and construction contracts, detailing the amounts actually paid by Tenant for those improvements as to which Tenant seeks to deduct such rate of return. Notwithstanding anything to the contrary set forth above, (i) Tenant’s Return shall accrue continuously from the date of commencement of any permitted sublease or assignment, (ii) Tenant shall be entitled to receive 100% of all Excess Consideration until it is reimbursed the full amount of its subleasing or assignment expenses as described above and has received 100% of Tenant’s Return. Thereafter, Landlord shall be entitled to 92% of all Excess Consideration.
          (c) Each transfer to which Landlord has consented shall be by an instrument in writing in a form satisfactory to Landlord, and shall be executed by Tenant and the transferee. Tenant shall reimburse Landlord for Landlord’s reasonable costs and attorneys’ fees incurred in conjunction with the processing and documentation of any such request.
15.0 SUBORDINATION; ESTOPPEL CERTIFICATES

     15.1 Subordination. Landlord represents that as of the date of this Lease, the Property is not encumbered by a ground lease or a mortgage or deed of trust to which Landlord or any affiliates of Landlord is a party. Nevertheless, this Lease shall, unless otherwise elected by Landlord’s first mortgagee, lender, or ground lessor, be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security (collectively, a “Security Instrument”) now or hereafter placed upon the Premises and to any and all advances made on the security thereof and to all modifications, replacements and extensions thereof. Notwithstanding such subordination, this Lease shall not be terminated, nor shall the rights and possession of Tenant hereunder be disturbed if Tenant shall not be in default under the terms of this Lease, and upon such new landlord’s request, Tenant shall attorn to the new landlord or shall enter into a new lease for the balance of the original or extended term hereof upon the same terms and provisions contained in this Lease. In the event of a foreclosure of any such mortgage or deed of trust or any other action or proceeding for the enforcement thereof, or any sale thereunder, this Lease likewise will not be terminated, nor will the rights and possession of Tenant hereunder be disturbed if Tenant shall not then be in default under the terms of this Lease, provided that Tenant shall, at the new owner’s request, attorn to the new owner of the Premises. Tenant agrees to execute and deliver upon demand such further instruments or documents as may reasonably be required by Landlord evidencing the subordination of this Lease as set forth above; provided, however, that Tenant’s covenant to subordinate the Lease is conditioned upon each senior mortgagee under any senior mortgage executed after the date hereof providing a commercially reasonable subordination and nondisturbance agreement to Tenant containing the nondisturbance commitment specified above. This Lease shall, at the election of Landlord’s first mortgagee, lender or ground lessor, be superior to any such Security Instrument. In any event, Tenant shall execute any documents required to effectuate the subordination of this Lease or any Security Instrument within ten (10) business days after Tenant’s receipt of the written request. Tenant shall attorn to any purchaser at any foreclosure sale, or to any grantee or transferee designated in any deed given in lieu of foreclosure.
     15.2 Condition of Lease. Within ten 10 business days after Tenant receives Landlord’s written request, Tenant shall provide a written statement acknowledging the commencement and termination dates of this Lease, that it is in full force and effect, has not been modified (or if it has, stating such modifications), and providing any other pertinent factual information as Landlord reasonably requests.
     15.3 Tenant’s Failure. If Tenant fails to execute and deliver to Landlord any document requested by Landlord pursuant to Section 15.1 and 15.2 above within the time required therein, and thereafter, if Landlord delivers a second written notice to Tenant requesting that Tenant execute and deliver the same to Landlord, then if Tenant fails to execute and deliver such documents to Landlord within five (5) business days after receiving such written notice from Tenant, then Tenant hereby irrevocably appoints Landlord as Tenant’s attorney in fact to execute such documents on Tenant’s behalf, and all statements made in such documents shall be deemed true and binding upon Tenant, and Landlord’s mortgagee(s) and/or purchaser(s) may rely on said statements. If Landlord requests more than two such certificate in any one calendar year, Landlord shall pay Tenant’s actual attorney’s fees associated with reviewing all documents relating to such additional requests, to the extent such attorney’s fees are reasonable, not to exceed Five Hundred Dollars ($500.00) per request.
     15.4 Financial Statements. Tenant shall deliver to Landlord such financial statements of Tenant and its guarantor as may be reasonably requested by Landlord for any purpose, including, but not limited to Landlord’s efforts to finance, refinance or sell the Premises or any part thereof (provided that Tenant shall not be required to provide audited financial statements if unaudited financial statements are prepared in the ordinary course of Tenant or its guarantor’s business). Landlord acknowledges that such financial information is to be kept confidential and Landlord agrees to limit the distribution of any financial statements of Tenant or Tenant’s guarantor to its lender(s), joint venturers, partners, and prospective purchasers, unless Tenant’s prior consent has been obtained for further distribution. Any distribution shall be limited to the purposes agreed to by Tenant in granting its consent to such distribution. Landlord shall require its lender and any other distributees to maintain the confidentiality of such financial information as a condition of its release of the information. Tenant represents and warrants that all financial information provided by Tenant or its guarantor to Landlord on behalf of Tenant or its guarantor prior to execution by Landlord of this Lease is true and complete and fairly represents the actual financial condition of Tenant and its guarantor, as applicable, as of the date of such financial information (as indicated in the financial statement), and that there has been no material adverse change in the financial condition, statements or information provided on behalf of Tenant or its guarantor, from the date of such financial information to and including the date of execution of this Lease. Upon Landlord’s request, Tenant shall furnish Landlord with Tenant and its guarantor’s most recent periodic or annual reports. As long as the common stock (or American Depository Receipts or any other equity security) of Tenant or its guarantor (or any affiliate consolidated with Tenant or its guarantor for financial reporting purposes) is publicly-traded on a United States national stock exchange, and such information is available as part of Tenant’s or its guarantor’s (as applicable) periodic filings on the SEC’s Edgar website, and such materials are current per SEC filing requirements, then Tenant may satisfy such submittal requirement by notifying Landlord that such information is available at the SEC website, and indicating the company filer of the pertinent information; provided, however, that at Landlord’s written request, Tenant must satisfy such submittal requirement by delivering a PDF copy of such filing, via e-mail, to President: e-mail address Legal@Chamb.com. Landlord shall have the right to change the name and e-mail address of the person identified in the preceding sentence by delivering written notice of such name and e-mail address change to Tenant, in writing, which name and e-mail address changes shall be effective upon delivery. Tenant agrees that any material misrepresentation to Landlord as to Tenant’s or its guarantor’s financial condition, or any failure to provide financial information required to be provided by Tenant or its guarantor on behalf of Tenant hereunder, shall constitute a default under this Lease.
16.0 SURRENDER AND HOLDOVER

     16.1 Condition at End of Term. Subject to the terms of Articles 7 and 10, at the expiration or earlier termination of the Term, Tenant shall promptly yield up, in the same condition, order and repair in which they are required to be kept during the Term, the Premises and all alterations thereto, and all fixtures and equipment servicing the Building and/or the Premises, ordinary wear and tear excepted.
     16.2 Holdover Terms. If Tenant, or any person rightfully claiming through Tenant, shall continue to occupy the Premises after the expiration or earlier termination of the Term or any renewal thereof, with Landlord’s written consent, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms set forth in this Lease; except that the Minimum Monthly Rent during such continued occupancy shall be any amount which Landlord may specify in a written notice to Tenant. Any holding over by Tenant without Landlord’s prior written consent shall constitute a default hereunder and shall be subject to all the remedies set forth in Section 17. Notwithstanding the above, the minimum monthly rent during any holdover period, with Landlord’s consent, shall not exceed one hundred fifty percent (150%) of the Minimum Monthly Rent in effect during the last month of the Lease term, as it may be extended. Notwithstanding the foregoing, if Tenant, at the time the term of this Lease expires, as well as at the time the Holdover Notice (as defined below) is delivered to Landlord, is not in default under this Lease, then provided that Tenant provides Landlord with written notice at least sixty (60) days (and no more than 120 days) in advance of the expiration date of this Lease stating that Tenant will be unable to vacate the entire Premises in the condition required by the Surrender Plan on or before such expiration date due to reasons outside of Tenant’s reasonable control or because of Tenant’s reasonable business requirements (the “Holdover Notice”), then Landlord shall be deemed to have consented in writing to a twenty-one (21) day holdover by Tenant after the expiration of the term of this Lease (the “Permitted Holdover Period”), and Tenant’s holdover occupancy during such twenty-one day period shall be subject to all terms and provisions of this Lease, provided, however, that the Minimum Monthly Rent during such Permitted Holdover Period shall be based on an accrual of the same on a weekly basis in an amount equal to One Hundred Ten percent (110%) of the Minimum Monthly Rent payable during the last full month of the Lease prior to the Permitted Holdover Period.
17.0 DEFAULT AND REMEDIES UPON DEFAULT
     17.1 Events. The occurrence of any of the following shall constitute a material default and breach of this lease by Tenant:
          (a) Any failure by Tenant to pay Rent or to make any other payment required to be made by Tenant hereunder when due (each occurrence thereof being referred to herein as a “Rent Default”); provided, however, that Landlord shall exercise no remedies provided in Sections 17.2 and 17.3 unless Tenant fails to cure such Rent Default within ten (10) calendar days after Landlord gives Tenant written notice of such Rent Default. Notwithstanding the foregoing, should Landlord deliver to Tenant written notice of a Rent Default, then with respect to any subsequent Rent Default occurring within one (1) year after the previously noticed Rent Default, Tenant will only have five (5) calendar days after Landlord gives Tenant written notice of such subsequent Rent Default to cure the same, provided, however, that the subsequent notice of a Rent Default within specifies that Tenant only has five (5) calendar days to cure such Rent Default (should such notice fail to specify that Tenant only has five (5) calendar days to cure such Rent Default, then Tenant shall have ten (10) calendar days to cure such Rent Default);
          (b) A failure by Tenant to observe and perform any other provision of this Lease (each occurrence thereof being referred to herein as a “Non-Rent Default”), where such failure continues for thirty (30) calendar days after written notice thereof by Landlord to Tenant; provided, however, that if the default cannot reasonably be cured within thirty (30) calendar days, Tenant shall not be deemed to be in default if Tenant shall, within such thirty (30) calendar day period, commence to cure and thereafter diligently prosecute the same to completion;
          (c) With respect to Tenant (or if Tenant is a limited liability company or partnership, any member of or partner in Tenant) or any guarantor of Tenant’s obligations under this Lease (collectively, with Tenant, a “Tenant Party”), either (1) the appointment of a receiver (except a receiver appointed at Landlord’s request) to take possession of all or substantially all of the assets of any Tenant Party, or (2) a general assignment by any Tenant Party for the benefit of creditors, or (3) any action taken by any Tenant Party or by any other person against any Tenant Party under any insolvency or bankruptcy act. In the event any of these actions has not been withdrawn or dismissed within sixty (60) calendar days of the date of filing, Landlord may, at its option, declare this Lease terminated and forfeited by Tenant in a written notice to Tenant, and Landlord shall be entitled to immediate possession of the Premises; provided, that Tenant shall not have such cure right with respect to any of such actions instituted, consented to or taken voluntarily by Tenant.
     Tenant agrees that any notice given by Landlord pursuant to this Section 17.1(c) which is served in compliance with Section 21 of this Lease shall be adequate notice for the purpose of Landlord’s exercise of the remedies specified in Section 17.2 or any other remedies provided by law. Therefore, any statutory provision relating to the manner of giving notice shall not be applicable to this Lease.
     17.2 Landlord’s Rights. In the event of any material default by Tenant (as outlined above), Landlord, in addition to all other remedies provided by law or in equity, shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. If Landlord shall elect to so terminate this Lease, Landlord may recover from Tenant all damages suffered by Landlord as a result of Tenant’s material default, including, but not limited to, the worth at the time of award (computed in accordance with paragraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code) of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided. If Landlord does not elect to terminate this Lease, Landlord shall have the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, if Landlord elects to continue the Lease in effect, Landlord may relet the Premises or any part thereof for such term and at such rent and upon such other terms and conditions as Landlord in its reasonable discretion may deem advisable with the right to make alterations and repairs to the Premises. Any Rent received by Landlord from a reletting shall be applied to the payment of (a) any indebtedness other than Rent due hereunder; (b) the cost of such reletting; (c) the cost of any alterations and repairs to the Premises; (d) Rent due and unpaid hereunder; and (e) the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If the Rent received from such reletting is less than the Rent payable by Tenant, then Tenant shall pay such deficiency to Landlord immediately upon demand therefore by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord as soon as ascertained, any expenses incurred by Landlord that are not covered by the Rent received from such reletting.
     17.3 Late Charge & Interest. Tenant shall pay a one time administrative fee (“Late Fee”) for any Rent that is not paid within five (5) days after the date when due in an amount equal to the greater of $100 or three percent (3%) of the amount due. Such late fee shall be due and payable when incurred. In addition, all Rent (including all Late Fees) that are not paid when due shall bear interest at the rate of ten percent (10%) per annum, or the maximum legal rate, whichever is less. Landlord and Tenant agree that the Late Fee and interest set forth in this Section 17.3 represents a reasonable estimate of Landlord’s loss of the use of the money owed, and the costs and expenses incurred by Landlord as a result of the non payment and is fair compensation to Landlord for the loss suffered from Tenant’s nonpayment. Acceptance of any interest and/or late payment penalty shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease. Notwithstanding the foregoing, after the second late payment by Tenant, Landlord may require Tenant make advance payments of Rent on a quarterly basis or by wire transfer.
     17.4 Termination. No re-entry or taking possession of the Building or the Premises or any other action under this Section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a Court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any material default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such material default.
     17.5 No Waiver. No waiver by either party of any breach by the other party shall be a waiver of any subsequent breach, nor shall any forbearance by one party to seek a remedy for any breach by the other party constitute a waiver by the non-breaching party of any rights and remedies with respect to such or any subsequent breach. Efforts by either party to mitigate the damages caused by the other party’s default shall not constitute a waiver by the non-breaching party to recover damages hereunder.
     17.6 Cure of Tenant’s Default. Except as otherwise provided in Section 6.4.4, should Tenant fail to perform any obligation imposed by this Lease, Landlord may perform or contract for the performance of Tenant’s obligation after having given Tenant reasonable notice of the failure(s) and a reasonable opportunity, which in no case shall exceed ten (10) calendar days, to remedy the failure, and Tenant shall pay Landlord for all costs incurred by Landlord in connection therewith. The exercise of one right or remedy by Landlord shall not in any way impair its right to any other right or remedy. Should Tenant consist of more than one person or entity, they shall be jointly and severally liable on this Lease.
     17.7 Waiver. Tenant waives (for itself and all persons claiming under Tenant) any right of redemption or reinstatement of Tenant under Civil Code Sections 1179 and 3275 in the event that Tenant is dispossessed from the Premises for any reason.
     17.8 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the amounts owed to Landlord in this Lease shall be deemed to be other than on account of the earliest due amounts owed, nor shall any endorsement or statement on any check or letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent under the terms of this Lease.
18.0 LIABILITY OF LANDLORD
     18.1 Landlord’s Right to Cure; Limitations on Liability. In the event of any actual or alleged failure, breach or default by Landlord hereunder pertaining to the Building or the Premises, Tenant shall give Landlord written notice thereof and Landlord shall not be deemed in default unless it fails to diligently commence to cure such default within thirty (30) calendar days after its receipt of such notice. Landlord’s (which term includes Landlord’s partners, co-venturers, co-tenants, officers, directors, employees, agents (including any property manager for the Premises), or representatives, all of whom have the authority to act on Landlord’s behalf) liability to Tenant for any such default shall be limited to its ownership interest in the Premises or the proceeds of a public sale of such interest pursuant to foreclosure of a judgment against Landlord, plus any insurance proceeds actually received by Landlord with reference to the Premises and not expended on the Premises or to pay claims covered by such proceeds. Landlord shall not be liable for any deficiency beyond its interest in the Premises and the amount of such insurance proceeds.

     18.2 Release or Transfer; Successor Liability. If Landlord shall transfer its interest in the Building or the Premises, then from and after the effective date of the transfer, Landlord shall be released from all obligations under this Lease, except for those already accrued. If Landlord transfers the Security Deposit to the transferee, then upon the written acceptance of Landlord’s obligations under said lease regarding the return thereof to Tenant by said transferee, Landlord shall be discharged from any further liability in reference to such Security Deposit.
19.0 JUDICIAL REFERENCE/ ATTORNEY FEES
     19.1 JUDICIAL REFERENCE. EXCEPT FOR THOSE CLAIMS AND/OR ACTIONS THAT ARE SUBJECT TO RESOLUTION PURSUANT TO STATUTORY UNLAWFUL DETAINER PROVISIONS SET FORTH IN THE CALIFORNIA CIVIL CODE AND CODE OF CIVIL PROCEDURE, WHICH CLAIMS AND/OR ACTIONS LANDLORD SHALL HAVE THE RIGHT TO PURSUE IN ANY MANNER PERMITTED BY LAW, ANY CONTROVERSY, BREACH OR DISPUTE ARISING OUT OF THIS LEASE, OR RELATING TO THE INTERPRETATION OF ANY TERM OR PROVISION OF THIS LEASE SHALL BE HEARD BY A REFEREE PURSUANT TO THE PROVISION OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638-645.1 INCLUSIVE. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS HEREOF. THE PARTIES AGREE THAT THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS/HER DECISION THEREON, AND TO ISSUE ALL LEGAL AND EQUITABLE RELIEF APPROPRIATE UNDER THE CIRCUMSTANCES BEFORE HIM/HER. THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL BE A RETIRED JUDGE OF A CALIFORNIA SUPERIOR COURT WHO SHALL THEN TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT THEREON. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN ANY PARTY MAY THEREAFTER SEEK TO HAVE A REFEREE APPOINTED PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640.
BY PLACING THEIR INITIALS BELOW, THE PARTIES AGREE TO RESOLVE ALL DISPUTES OF LAW AND FACT THAT ARE SUBJECT TO THE JUDICIAL REFERENCE AS SET FORTH HEREIN BY A GENERAL REFERENCE TO A RETIRED CALIFORNIA SUPERIOR COURT JUDGE.

LANDLORD	TENANT
     19.2 Venue. Except for those disputes between Landlord and Tenant that are subject to judicial reference, which judicial reference proceedings shall take place in the County where the Premises are located, The parties to this Lease consent and agree that jurisdiction, venue and forum shall be had only in a state or federal court located in the County of San Mateo, California, with respect to any action which, in whole or in part, arises under or relates to this Lease.
     19.3 Attorney Fees. The prevailing party in any dispute between Landlord and Tenant that is subject to the statutory unlawful detainer provisions specified in the California Code of Civil Procedure and/or California Civil Code shall be entitled to recover from the losing party, costs of suit and reasonable attorneys’ fees.
20.0 INTERPRETATION
     20.1 Captions. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope or intent thereof.
     20.2 Entire Agreement. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises. No right, easements or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant agrees to make such changes to this Lease as are required by any mortgagee, provided such changes do not substantially affect Tenant’s rights or obligations hereunder. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number.
     20.3 Exhibits. Each writing or plan referred to herein as being attached hereto as an Exhibit or otherwise designated herein as an Exhibit hereto is hereby made a part hereof.
     20.4 Severability; Governing Law. If any provision of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the State of California.
     20.5 Authority. If Tenant is a corporation, partnership or any other form of business association or entity, each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership, certificate of limited partnership or other appropriate organizational documents, as the case may be, and that this Lease is binding upon said entity in accordance with its terms. At the time of execution of this Lease, Tenant shall provide Landlord with corporate resolutions or other appropriate written authorization, in a form acceptable to Landlord, authorizing the execution, delivery and performance of this Lease. The failure of Tenant to deliver the same to Landlord within five (5) business days of Landlord’s request therefor shall be deemed a default under this Lease. (If more than one party comprises Tenant, then the obligations of such parties hereunder shall be joint and several.)
     20.6 Rules and Regulations. Landlord shall have the right to establish, modify and enforce reasonable rules and regulations (“Rules and Regulations”) with respect to the care and orderly management of the Premises and Tenant shall abide by the same. Tenant acknowledges the Rules and Regulations expressly set forth in Exhibit C hereto do not deprive Tenant of any material rights under this Lease. Whenever the Rules and Regulations conflict with this Lease, this Lease shall control and be deemed the prevailing document for purposes of resolving the conflict.
21.0 NOTICES
     21.1 Notices of Default. All notices of default hereunder shall be in writing and shall only by made by either (a) personal delivery, in which case, such notice shall be deemed to have been received on the date of delivery, (b) by certified mail, postage prepaid, return receipt requested, in which such notice is effective on receipt if delivery is confirmed by a return receipt, or (c) by a professional courier company with charges prepaid or charged to the sender’s account, in which case notice is effective on delivery if delivery is confirmed by the delivery service. Notices of default may not be given by facsimile or by electronic mail. If a representative is not generally available during normal business hours to accept delivery or receipt of a notice, then a notice of default or other notice may be sent by first class mail to the last address of the recipient known to the party giving the notice, in which case notice is effective on delivery or leaving such notice at such last known address.
     21.2 Notices for Other Purposes. Except as otherwise expressly set forth in this Lease, all notices or other communications under this Lease by either party to the other may be served and delivered (a) in the manner set forth in Section 21.1 above, or (b) by facsimile, with a copy via e-mail, provided receipt of confirmation of transmission thereof is obtained (in which case, such notice shall be deemed to have been received on receipt of confirmation of both transmissions).
     21.3 General Provisions Regarding Notices. The Landlord’s and Tenant’s addresses for written notices required to be given hereunder shall be the addresses set forth on page 3 of this Lease, or at such other place designated by advance written notice delivered in accordance with the foregoing. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed or considered undeliverable by the courier service, messenger or postal authority. If a notice is received on a Saturday, Sunday or legal holiday, or after 5:00 p.m. (and before 12:00 a.m.), it shall be deemed received on the next business day.
22.0 LETTER OF CREDIT
     22.1 Requirements. Within fifteen (15) days following Tenant’s receipt of written notice from Landlord that Landlord has received all permits required for construction of the Landlord’s Work, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or that Landlord reasonably estimates it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby Letter of Credit (“Letter of Credit”), in a form reasonably acceptable to Landlord, payable at an office in the San Francisco Bay Area, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount of Six Million Dollars (the “Letter of Credit Amount”). The Letter of Credit Amount is subject to reduction from time to time pursuant to the terms of Exhibit H to this Lease. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the Letter of Credit. The Letter of Credit shall (1) be “callable” at sight, irrevocable, and unconditional; (2) be maintained in effect, whether through renewal or extension, for the period from the Lease Commencement Date and continuing until the date (the “Letter of Credit Expiration Date”) that is one hundred twenty (120) after the expiration of the Term, and will either be automatically extended upon any extension of the initial Term or Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least forty-five (45) days before the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord; (3) be fully assignable by Landlord, its successors, and assignees of its interest in the Premises; (4) permit partial draws and multiple presentations and drawings; and (5) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition, the form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s reasonable discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (a) Landlord certifies that such amount is due to Landlord under the terms and conditions of this Lease, and that Tenant is in default beyond all cure periods applicable thereto, provided that if Landlord is prevented from delivering a notice of default to Tenant for any reason, including, without limitation, because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under the Bankruptcy Code (hereinafter defined), then no such notice and cure period shall be required; (b) Tenant or any guarantor of Tenant’s obligations under this Lease has filed a voluntary petition under any chapter of the U.S. Bankruptcy Code or any similar state law (collectively, the “Bankruptcy Code”); (c) Tenant or any guarantor of Tenant’s obligations under this Lease has assigned any or all of its assets to creditors in accordance with any federal or state laws; (d) an involuntary petition has been filed against Tenant or any guarantor of Tenant’s obligations under this Lease under any chapter of the Bankruptcy Code, which petition is not dismissed within sixty (60) days after the date it is filed; provided, however, that if Tenant is still operating its business in the Premises and this Lease has not been terminated, Landlord may draw upon the Letter of Credit only to the extent such amount is due Landlord under the terms of this Lease or the guaranty of this Lease; or (e) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the Letter of Credit Expiration Date. The Bank will honor the Letter of Credit regardless of whether Tenant disputes Landlord’s right to draw on the Letter of Credit.
     22.2 Transfers. The Letter of Credit shall also provide that Landlord, its successors, and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person, or entity, provided such transferee is the assignee of the Landlord’s rights and interests in and to this Lease, or to any lender providing financing to Landlord. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and Landlord shall then (provided such transferee assumes all of Landlord’s obligations under this Lease), be released by Tenant from all liability therefor, and it is agreed that the provisions of this Section shall apply to every transfer or assignment of the whole or any portion of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall execute and submit to the Bank such applications, documents, and instruments as may be necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection with any such transfer.
     22.3 Restoration. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) business days after the drawdown by Landlord, take such actions as are required to restore the Letter of Credit Amount as security for Tenant’s obligations under this Lease, which may include, but is not limited to, providing Landlord with additional letter(s) of credit in an amount equal to the deficiency, provided such additional letter(s) of credit comply with the applicable requirements of the this Section 22. If Tenant fails to comply with this requirement, such failure shall be deemed a Rent Default under Section 17.1(a) of this Lease, provided that if Landlord is prevented from delivering a notice of default to Tenant for any reason, including, without limitation, because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under the Bankruptcy Code, then no such notice of default and cure period shall be required for a Rent Default under Section 17.1(a) of this Lease.
     22.4 Renewals. Tenant covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part of it and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Landlord will accept a renewal of the letter of credit (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than forty-five (45) days before the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as required in section 22.1 through the Letter of Credit Expiration Date on the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in section 22.1, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of section 22.1, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall be deemed held by Landlord as security in accordance with applicable laws, but need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the Letter of Credit Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if before the Letter of Credit Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
     22.5 Draws. Tenant acknowledges and agrees that Landlord is entering into this Lease in material reliance on the ability of Landlord to draw on the Letter of Credit on the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default under this Lease, Landlord may, but without obligation to do so, and without notice to Tenant, draw on the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, including any damages that accrue upon termination of the Lease under the Lease and/or Section 1951.2 of the California Civil Code or any similar provision. The use, application, or retention of any proceeds of the Letter of Credit, or any portion of it, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, following a draw properly made by Landlord of any portion of the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing on such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (1) the Letter of Credit constitutes a separate and independent contract between Landlord and the

Bank; and (2) Tenant is not a third party beneficiary of such contract (3) Tenant has no property interest whatsoever in the Letter of Credit; and (4) if Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim or rights to the Letter of Credit by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.
     22.6 Replacement. Tenant may, from time to time, replace any existing Letter of Credit with a new Letter of Credit if the new Letter of Credit:
          (a) Becomes effective at least 30 days before expiration of the Letter of Credit that it replaces;
          (b) Is in the required Letter of Credit amount;
          (c) Is issued by a Letter of Credit bank acceptable to Landlord; and
          (d) Otherwise complies with the requirements of Section 22 and all subsections thereof.
     22.7 Reduction Schedule. The Letter of Credit Amount is subject to reduction as provided in Exhibit H to the Lease. Provided that, as of each date of reduction of the Letter of Credit Amount set forth in Exhibit H, Tenant (or the guarantor of its Lease obligations, as applicable) complies with the requirements for reduction as provided in Exhibit H, and provided further that, on or before the applicable date of such reduction, Tenant tenders to Landlord a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Section 22 and all subsections hereof as modified by Exhibit H, in the applicable Letter of Credit Amount as of such date of reduction, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement or amended Letter of Credit tendered by Tenant.
     22.8 Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal of it or any proceeds applied by Landlord as provided in this Lease be (1) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (2) subject to the terms of Section 1950.7, or (3) intended to serve as a “security deposit” within the meaning of Section 1950.7. Landlord and Tenant (1) agree that Section 1950.7 and any and all other laws, rules, and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy to the Letter of Credit, and (2) waive any and all rights, duties, and obligations either party may now or in the future have relating to or arising from the Security Deposit Laws.
23.0 BROKERS
     23.1 Indemnity. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party.
24.0 SIGNAGE
     24.1 Identification Sign. Tenant shall, subject to Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, be entitled to (a) all Building signage permitted by applicable law, including but not limited to one or more building-top parapet identification signs (in locations reasonably agreed to by Landlord), and (b) other exterior signs in and about the Premises permitted by applicable law; provided, however, that with respect to all such signage referenced in clauses (a) and (b) above, (i) Landlord approves the design and location of such signage, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) the City of South San Francisco approves the same, if required by law, (iii) such signage is in keeping with the master signage program for the Gateway Business Park, and (iv) such signage does not affect the parking at the Premises. Moreover, Tenant shall have the use of the monument sign being installed on the Premises by Landlord as part of Landlord’s Work, provided, however that the requirements of clauses (i) through (iv) above are satisfied. The cost of all of Tenant’s signage, its installation, maintenance and ultimate removal expense shall be at Tenant’s sole expense. At the expiration or earlier termination of this Lease, Tenant shall, at its sole cost, cause its signage to be removed and shall restore the area upon which such signage was affixed to the condition existing prior to installation, normal wear and tear excepted. Except as otherwise expressly set forth to the contrary in this Section 24, the design, installation, and construction of all signs shall be subject to the terms and provisions of this Lease (and in the Work Letter, if applicable) governing alterations and/or the Initial Tenant Improvements, as applicable.
25.0 PARKING
     25.1 Parking. Tenant shall be provided with the exclusive right to use the parking spaces of the Premises, which shall be not less than 291 automobile parking spaces on the Premises except for the parking spaces on the Adjacent Parking Area as hereinafter described; provided, however, that if the number of parking spaces on the Premises are reduced below such minimum requirement as a result of changes beyond Landlord’s reasonable control, Landlord may satisfy the parking requirements through non-exclusive parking spaces on properties in the vicinity of the Premises as hereinafter provided. The parking stalls and the location of the same at the Premises as of the date hereof are shown on the Final Building/Parking/Service Area Plan attached hereto as Exhibit F. Notwithstanding the foregoing, Landlord may provide up to thirty-eight (38) non-exclusive use parking stalls on adjacent parcels commonly known as 1000 Gateway Boulevard, 200 Oyster Point Boulevard and/or 900 Gateway Boulevard (collectively, the “Adjacent Parking Area”) to satisfy (in equivalent numbers) the number of exclusive use parking stalls required on the Premises, provided that (a) Tenant is granted the right to utilize such parking stalls under a reciprocal parking easement or license agreement that is binding on the Premises and the adjacent property (the "Reciprocal Parking Easement Agreement”), (b) such parking spaces shall be without cost to Tenant (except for the maintenance costs associated with such parking areas that are allocated to the Premises under the Reciprocal Parking Easement Agreement, and (c) any restrictions on Tenant’s use of such parking stalls shall be no less favorable than those imposed on other persons using such parking spaces. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge that Landlord and the Adjacent Parking Area owner may not have executed the Reciprocal Parking Easement Agreement as of the date of execution of this Lease. Provided the Reciprocal Parking Easement complies with clauses (b) and (c) of this Section 25, Landlord shall have the right to execute and record such Reciprocal Parking Easement Agreement, and to bind the Premises to the terms of the Reciprocal Parking Easement Agreement. All parking spaces shall be available for Tenant’s use seven (7) days per week, and twenty-four (24) hours per day, subject to (a) Landlord’s exercise of its rights and obligations specified herein, (b) the terms of this Lease, including but not limited to the Rules and Regulations attached as Exhibit C, (c) all matters of record as of the date of this Lease, and (d) all the terms and provisions of the Reciprocal Easement Agreement (with respect to Tenant’s rights in the Adjacent Parking Area only). Tenant shall be entitled, at its sole cost and expense, to cause an access control system (card key activated or otherwise) to be installed at the point of entry into the garage parking areas (the “Access Control System”).
26.0 MEMORANDUM OF LEASE
     26.1 Memorandum of Lease. Upon the request of either party, the other party shall execute and acknowledge and deliver to the requesting party a Memorandum of Lease in form and substance reasonably satisfactory to the requesting party. The requesting party shall have the right to record the Memorandum of Lease in the Official Records of San Mateo County. If such Memorandum of Lease is recorded, Tenant agrees to execute and acknowledge a quitclaim deed in favor of Landlord at the expiration or earlier termination of this Lease.
27.0 CROSS-DEFAULT
     27.1 Cross-Default. So long as the Landlord under this Lease and the landlord under the following leases including the 700 Gateway Boulevard Lease dated April 14, 1997 (the “700 Lease”), the 750/800/1000 Gateway Boulevard Lease dated April 14, 1997 (the “750/800/1000 Lease”), the 750G Gateway Boulevard Lease dated September 21, 2004 (the “750G Lease”), or the 750R Gateway Boulevard Lease dated September 29, 2006 (the “750R Lease”) are affiliated, any default by Tenant under Section 17.1(a) or 17.1(d), or any material default by Tenant under Section 17.1(c) that is not being diligently contested in good faith by Tenant, of the 700 Lease, the 750/800/1000 Lease, the 750G Lease, or the 750R Lease (subject to all applicable cure periods) shall, at Landlord’s election, constitute a default under this Lease, and any default by Tenant under Section 17.1(a) or 17.1(c), or any material default by Tenant under Section 17.1(b) that is not being diligently contested in good faith by Tenant, of this Lease (in each case, subject to all applicable cure periods) shall, at the election of the landlord under the 700 Lease, the 750/800/1000 Lease, the 750G Lease, or the 750R Lease, constitute a default by Tenant under the 700 Lease, the 750/800/1000 Lease, the 750G Lease, or the 750R Lease. For purposes hereof, Landlord and the landlord of the 700 Lease, the 750/800/1000 Lease, the 750G Lease, or the 750R Lease shall be deemed affiliated so long as both entities are controlled by, or under common control with, Stephen W. Chamberlin and/or Stephen Chamberlin Associates, Inc. and/or affiliated entities.
28.0 LANDLORD’S INDEMNITY
     28.1 Landlord’s Indemnity. Landlord shall indemnify and hold Tenant harmless against all claims, actions, damages and liability (i) caused by any release of hazardous substances requiring remediation caused by Landlord on the Premises or any real property in the vicinity of the Premises owned or managed by Landlord or any person or entity affiliated with Landlord; or (ii) which arise as a result of hazardous substances existing upon the Premises or any real property in the vicinity of the Premises owned or managed by Landlord or any person or entity affiliated with Landlord prior to the execution of this Lease. The foregoing indemnity shall not apply to any contamination or release or any claims, actions, damages or liability relating to hazardous substances arising from acts or occurrences caused, wholly or in part, permitted or subject to the control of Tenant, its agents, employees, contractors, sublessees, assignees, licensees or invitees. This paragraph shall survive the expiration or earlier termination of this Lease.
29.0 TRANSPORTATION DEMAND MANAGEMENT PROGRAM REQUIREMENTS
     29.1 Transportation Demand Management Program Requirements. Tenant shall comply with the Transportation Demand Management Program Requirements that are attached hereto as Exhibit E, and are expressly incorporated herein. Any penalties incurred by Tenant’s non-compliance shall be paid by Tenant.
30.0 OPTION TO RENEW
     30.1 Grant of Option. Landlord hereby grants to Tenant an option (the “Renewal Option”) to extend this Lease for an additional term of five (5) years (the “Renewal Term”) commencing upon the expiration of the original Term. However, such Renewal Option shall be null and void, at Landlord’s sole and absolute discretion, if Tenant is in material default beyond all applicable notice and cure periods under this Lease at the time the Renewal Option is exercised and at any time from Tenant’s exercise of the Renewal Option to the commencement date of the Renewal Term. The Renewal Option must be exercised by written notice to Landlord not later than two hundred seventy (270) calendar days prior to the expiration of the original Term. The Minimum Monthly Rent for the

Renewal Term shall be equal to the Fair Market Rent for the Premises (determined as provided below), but in no event shall the Minimum Monthly Rent during any year of the Renewal Term be less than the Minimum Monthly Rent payable during the last full month of the original Term. The Renewal Option shall be terminated and of no further force and effect if, at any time provided herein for exercise of the Renewal Option by Tenant, any federal, state, or local law or regulation invalidates the Renewal Option. Landlord shall have no responsibility for payment of any brokerage commission with respect to this Renewal Option, and Tenant shall indemnify, defend and hold Landlord harmless from and against any claims (and any expenses, including attorney’s fees, incurred by Landlord in connection therewith) made by any broker, agent or finder claiming the right to a fee or compensation on account of dealings with Tenant in connection therewith. The Renewal Option described in this Section 30.1 shall be personal to Tenant (or its Permitted Transferee) and may not be exercised or be assigned voluntarily or involuntarily by or to any person or entity other than the original Tenant under this Lease (or its Permitted Transferee) and shall be exercisable by the original Tenant (or its Permitted Transferee) only if the original Tenant under this Lease (or its Permitted Transferee) is then in occupancy of the Premises and the Lease is then in full force and effect.
     30.2 Determination of Fair Market Rent. After Landlord receives written notice from Tenant of the exercise of the Renewal Option, Landlord and Tenant shall have thirty (30) days in which to agree on the initial Fair Market Rent for such Renewal Term. In the event that Landlord and Tenant cannot mutually agree upon such Fair Market Rent within such thirty (30) day period, then Landlord and Tenant shall, within fifteen (15) days after the expiration of such thirty (30) day period or the date they acknowledge that they cannot agree on an applicable Fair Market Rent, whichever is earlier, each provide to the other (by simultaneous exchange) their determination of the appropriate Fair Market Rent in writing (hereinafter, “Landlord’s Determination” and “Tenant’s Determination”), and thereafter, the issue of the Fair Market Rent shall be submitted to arbitration. Within fifteen (15) days after Landlord and Tenant exchange their determination of the appropriate Fair Market Rent, Landlord and Tenant shall mutually agree on an arbitrator (the "Arbitrator”), who shall be a California licensed real estate broker who has been active over the five (5) year period ending on the date of such appointment in the leasing of office/laboratory properties in San Mateo County, California; provided, however that if Landlord and Tenant are unable to agree upon any such arbitrator within such fifteen (15) day period, then Landlord and Tenant shall have another ten (10) days to mutually agree upon a licensed professional MAI appraiser (with experience in the appraisal of office/laboratory properties in San Mateo County, California) to serve as the Arbitrator. The determination of the Arbitrator shall be limited solely to the issue of whether Landlord’s Determination or Tenant’s Determination is the closest to the actual Fair Market Rent as determined by the Arbitrator. Neither Landlord nor Tenant may directly or indirectly consult with the Arbitrator prior to, or subsequent to, his or her appointment.
          30.2.1 The Arbitrator shall within thirty (30) days of appointment reach a decision as to Fair Market Rent and determine whether the Landlord’s Determination or Tenant’s Determination is closest to Fair Market Rent as determined by the Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s Determination or Tenant’s Determination is closest to the Fair Market Rent as determined by the Arbitrator, which shall become the then applicable Fair Market Rent. The Award issued by the Arbitrator shall be binding upon Landlord and Tenant.
          30.2.2. If Landlord and Tenant fail to appoint an Arbitrator within fifteen (15) days after Landlord and Tenant exchange their determination of the appropriate Fair Market Rent, either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Arbitrator, subject to the criteria of this Section 30.2, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint the Arbitrator.
          30.2.3 The Fair Market Rent shall not include the value of the improvements and equipment which Tenant is entitled to remove under this Lease.
          30.2.4 The cost of arbitration shall be paid (i) by Landlord if Tenant’s Determination is determined by the Arbitrator to be closest to the Fair Market Rent, or (ii) by Tenant if Landlord’s Determination is determined by the Arbitrator to be closest to the Fair Market Rent.
     30.3 Terms of Lease. During the Renewal Term, Tenant shall occupy the Premises upon all of the terms and conditions set forth in this Lease except (a) the Minimum Monthly Rent for the Renewal Term shall be as determined above, and (b) Tenant shall have no right to extend the term of this Lease beyond the Renewal Term.
31.0 TERMINATION RIGHT
     31.1 Termination Right. Tenant shall have one (1) option (the “Termination Option”) to terminate this Lease on the last day of the One Hundred Twentieth (120th) month after the Commencement Date. The Termination Option must be exercised, if at all, by written notice (“Termination Election Notice”) from Tenant to Landlord given not less than three hundred and sixty five (365) calendar days prior to the intended effective date of such termination (“Early Termination Date”). As a condition to the effectiveness of Tenant’s Termination Notice, Tenant must pay Landlord the “Termination Fee” (as defined below) in accordance with the terms of this Section 31. As used herein, the term “Termination Fee” shall mean and refer to an amount equal to (x) the unamortized portion of any tenant improvement costs incurred by Landlord in connection with the original build-out and delivery of the Premises, plus (y) the unamortized portion of all leasing commissions applicable to Tenant’s Lease of the Premises, plus (z) nine (9) month’s of Rent at the monthly rental rate in effect for the month in which the Early Termination Date occurs. Such unamortized balances shall be determined by using a fifteen (15) year amortization period commencing on the day following the first anniversary of the Commencement Date, utilizing an eight and one-half percent (8.5%) per annum interest rate. One third (1/3) of the Termination Fee shall be paid by Tenant to Landlord within thirty (30) calendar days after Tenant delivers the Termination Election Notice to Landlord, another one third (1/3) of the Termination Fee shall be paid by Tenant to Landlord at least One Hundred Eighty (180)

calendar days prior to the Early Termination Date, and the remaining one-third (1/3) shall be paid by Tenant to Landlord at least thirty (30) calendar days prior to the Early Termination Date.
32. GUARANTY
     32.1 Guaranty. This Lease shall not become effective unless and until the duly executed Guaranty of Lease attached hereto as Exhibit G is delivered to Landlord.
33.0 RULES AND REGULATIONS
     33.1 Rules and Regulations. The Rules and Regulations attached hereto as Exhibit C are expressly incorporated herein.
34.0 BUSINESS DAYS
     34.1 Business Day. A “business day” is a day other than a Saturday, a Sunday or a legal holiday as recognized by the Superior Court in the County in which the Premises are located. Unless expressly defined as a “business day”, all references to the term “day” shall mean a “calendar day.”
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     IN WITNESS WHEROF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD: CHAMBERLIN ASSOCIATES 180 OYSTER POINT BLVD., LLC, a California limited liability company
By:	Chamberlin Properties I Limited Partnership, a California limited partnership, Its Member

By:	Stephen Chamberlin Associates, Inc., a California corporation, Its General Partner

By:	/s/ Anne L. Hoffman
	Name:	Anne L. Hoffman
	Title:	President

TENANT: ELAN PHARMACEUTICALS, INC., a Delaware Corporation
By:	/s/ G. Kelly Martin
	Name:	G. Kelly Martin
	Title:	President and Chief Executive Officer

EXHIBIT A
LEGAL DESCRIPTION
(LEASE SECTIONS 1.3 AND 2.1)
The Real Property described below is subject to a lot line adjustment to include certain additional property in the vicinity of the north and western boundary of the Real Property described in paragraph No. 1 below. After the lot line adjustment is completed, the legal description of the Real Property will be as described in Section 1 below.
LEGAL DESCRIPTION BEFORE THE LOT LINE ADJUSTMENT:
All that real property situate in the City of South San Francisco, County of San Mateo, State of California, described as follows:
Parcel 2, as shown on the Parcel Map of the Resubdivision of Lands of E. H. Edwards Company, filed in the office of the Recorder of San Mateo County, California on April 30, 1971, in Book 12 of Parcel Maps, at page 29.
JPN: 014-002-022-04A
APN: 015-023-090

LEGAL DESCRIPTION AFTER THE LOT LINE ADJUSTMENT:

EXHIBIT B
WORK LETTER FOR SHELL CONSTRUCTION
AND TENANT IMPROVEMENTS
THIS WORK LETTER (this “Work Letter”) sets forth the agreement of Landlord and Tenant with respect to the improvements to be constructed in the Premises, as defined in the Lease to which this Work Letter is attached as an exhibit. In the event of any inconsistency between the terms of this Work Letter and the terms of the Lease, the terms of this Work Letter shall control. All defined terms used herein shall have the meanings set forth in the Lease, unless otherwise defined in this Work Letter.
ARTICLE 1. LANDLORD’S WORK
     1.1. General Provisions. Landlord shall, at its sole cost and expense, plan, design and construct those certain improvements described in Schedule B-1 in accordance with the building specifications set forth therein, and with the other provisions of this Article 1, and the other terms and conditions of the Lease. The planning, design and construction of such improvements by Landlord are referred to collectively herein as “Landlord’s Work.” Except as otherwise specified herein, Landlord’s Work shall materially comply with those certain Design Documents attached hereto as Schedule B-3, and shall include the underground and surface parking facilities of the Premises as required to provide the parking spaces required under the Lease.
     1.2. Costs of Landlord’s Work. “Costs of Landlord’s Work” shall mean and include all of the following costs incurred by Landlord with respect to Landlord’s Work: (a) architect’s, engineer’s and consultants’ fees and costs for those architects, engineers and consultants retained by Landlord; (b) deposits, fees and costs for building and other permits, licenses and approvals; (c) tests and inspections; (d) security; (e) insurance and bond premiums; (f) utilities; (g) all amounts payable to any contractors, subcontractors, suppliers and vendors retained by Landlord for Landlord’s Work; and (h) all other charges, fees, expenses and other costs incurred or arising in connection with Landlord’s Work. As of the date of the Lease, all of the Costs of Landlord’s Work have not been bid by Landlord’s Contractor (as defined in Section 1.7.1.2 of this Exhibit) or any subcontractor. In recognition that Tenant’s base rent payment obligations are directly tied to the Costs of Landlord Work, as provided in Exhibit D to the Lease, Tenant shall have the right to participate in the negotiations over the Costs of Landlord’s Work with Landlord’s Contractor as provided in Section 1.7.1.2 of this Exhibit and will provide updated cost information to Tenant throughout the period that Landlord is to perform Landlord’s Work as provided in Section 4 of Exhibit D to the Lease. Landlord agrees not to unilaterally materially increase the Cost of Landlord’s Work without Tenant’s prior approval, except as otherwise provided in Exhibit D to the Lease or this Work Letter (e.g., increase costs due to any Tenant Delay, change requests, or changes or work required by any governmental authority). Tenant’s approval shall not be unreasonably withheld and its review is to confirm that the changes are permissible Costs of Landlord’s Work.
     1.3. Building Shell. The “Building Shell” shall mean that portion of Landlord’s Work identified in Exhibit B-1 as being part of the Building Shell (and not specified in Exhibit B-1 as lagging behind the Substantial Completion of the Building Shell), provided, however, that the Building Shell expressly excludes any exterior improvements to the Building podium, exterior parking areas, exterior landscaping and other improvements outside the Building and the Building podium, except for the underground utilities to the Building included as part of Exhibit B-1, which shall be stubbed to the Building. Notwithstanding the foregoing, as part of the Building Shell, Landlord shall provide for at least two pass-through window locations on each of the second and third floors of the Building in order for Tenant to install its furnishings and equipment on the upper floors of the building; provided that Tenant may after reasonable prior notice to Landlord elect to have the work of the pass-through windows excluded from Landlord’s Work as Change Request Work (as defined in Section 1.11.1 below), with the costs savings, if any, of such exclusion to reduce the cost of the Landlord’s Work in accordance with Exhibit D of this Lease.
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     1.4. Substantial Completion.
          1.4.1 Definition of Substantial Completion.
               1.4.1.1 Substantial Completion of the Building Shell. For purposes of this Work Letter, the term “Substantial Completion” or “Substantially Complete” shall mean, with respect to the Building Shell, that Landlord’s Work on the Building Shell is complete to the point where: (i) Landlord’s work associated with the Building Shell is complete in accordance with the Design Documents for the Building Shell, but for minor Building Shell Punch List work that is capable of completion within 30 days following the Walk-Through Date, (ii) Tenant can safely, effectively, and completely install all of its furnishings and equipment therein with minimal risk of loss or damage due to exposure of the interior of the Building Shell to the elements, and (iii) Tenant can have uninterrupted access to the roof and all interior areas of the Building Shell for purposes of installing its furnishings and equipment within the Building Shell, with sufficient parking available on-site or on adjacent properties for Tenant’s contractors and subcontractors performing the work of the Initial Tenant Improvements. Notwithstanding the foregoing, for purposes of determining the date of Substantial Completion of the Building Shell, as long as Landlord has completed all material construction work associated with any elevators included as part of the Building Shell, then the fact that all applicable governmental authorities have not approved or permitted such elevators for use or occupancy shall not delay the date that the Building Shell is determined to be Substantially Complete. If, as a result of any such governmental authorities having not approved such elevators, it is not legally permissible for Tenant to utilize the elevators for Tenant’s construction of the Initial Tenant Improvements, then Landlord shall provide an alternative exterior service elevator for purposes of allowing Tenant reasonable access to the upper floors of the Building Shell for purposes of installing furnishings and equipment and for performing the Initial Tenant Improvements, the cost of which shall be included in the Cost of the Landlord’s Work and considered in the calculation of base rent under Exhibit D to the Lease, and which shall not require a separate agreement with Landlord’s contractor or any subcontractor, notwithstanding the requirements of Section 2.4.3 hereof.
               1.4.1.2 Substantial Completion of Landlord’s Work. For purposes of this Work Letter, the term “Substantial Completion” or “Substantially Complete” shall mean, with respect to Landlord’s Work, that Landlord’s Work has been completed in accordance with the design and specifications of the Construction Documents, except for any minor Landlord’s Work Punch List items which are reasonably capable of completion within a 30-day period following the date of Substantial Completion of Landlord’s Work, as such 30-day period may be extended as provided in Section 1.4.6.1 hereof.
          1.4.2 Walk Through at Substantial Completion. At least five (5) business days prior to the Substantial Completion of the Building Shell and Landlord’s Work, respectively, Landlord shall notify Landlord’s Contractor (defined in Section 1.7.1.2), Landlord’s Architect, Tenant and Tenant’s Architect of the date and time of the inspection of the Building Shell or Landlord’s Work, as applicable, for purposes of determining whether the Building Shell or Landlord’s Work, as applicable, is Substantially Complete. Such scheduled date and time for the walk-through is referred to herein as the “Walk-Through Date.” Landlord, Tenant, Landlord’s Contractor, as well as Landlord’s Architect and (if desired by Tenant) Tenant’s Architect, shall meet at the Project site on the Walk-Through Date to determine whether the Building Shell or Landlord’s Work, as applicable, is Substantially Complete. If Tenant’s desired representative(s) is/are not available on the Walk-Through Date, Tenant shall notify Landlord of the same, in writing, at least two (2) days prior to the Walk-Through Date, in which case, the parties shall coordinate another date and time for the walk-through, which shall be no later than five (5) days after the originally scheduled Walk-Through Date. Both Landlord and Tenant shall have the right to attend the walk-through inspections.
          1.4.3 Determination of Date of Substantial Completion.
               1.4.3.1 Building Shell. If during the walk-through inspection of the Building Shell, Landlord and Tenant agree that the corresponding work is Substantially Complete, then (a) Tenant and Landlord shall document such fact in writing (the “Substantial Completion Notice”) (but any delay or failure to document such notice shall not delay the date of Substantial Completion), which writing shall specify the date of Substantial Completion of the Building Shell, shall be signed by Landlord and Tenant, and (b) Landlord’s Architect shall identify, in writing, those items of Landlord’s Work that are in need of repair, or that have yet to
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be completed, and that Landlord agrees to repair (the “Building Shell Punch List”); provided, however, that any Building Shell Punch List work shall be minor in nature, and shall not unreasonably interfere with or delay the work of the Initial Tenant Improvements, and shall, in any case, be reasonably capable of completion within thirty (30) days after the Walk-Through Date, as provided in Section 1.4.6.1. Should Tenant disagree with the items on the Building Shell Punch List, Tenant shall notify Landlord, in writing, within two (2) business days following receipt of the proposed Building Shell Punch List from Landlord, of such disagreement and Tenant’s proposed changes to the Building Shell Punch List. If the parties are unable to agree upon the Building Shell Punch List scope of work, then any such disagreement shall be resolved in accordance with Section 1.4.6.2. The date for the Substantial Completion of the Building Shell accurately set forth in the Substantial Completion Notice shall be binding on Landlord and Tenant (but is subject to adjustment for Tenant Delays and Force Majeure Delays as set forth herein).
               1.4.3.2 Landlord’s Work. If during the walk-through inspection of Landlord’s Work, Landlord and Tenant agree that the corresponding work is Substantially Complete, then within two (2) days following the Walk-Through Date associated with such walk-through inspection: (a) Landlord’s Architect shall identify, in writing, those items of Landlord’s Work that are in need of repair, or that have yet to be completed, and that Landlord agrees to repair (the “Landlord’s Work Punch List”), and (b) Landlord, Landlord’s Architect, and Landlord’s Contractor shall complete and execute a Certificate of Substantial Completion substantially in the form of the American Institute of Architects document G704, as modified to reflect the definition of Substantial Completion provided in this Work Letter, with the Landlord’s Work Punch List attached; provided, however, that any Landlord’s Work Punch List items shall be minor in nature and shall not adversely affect the exterior appearance of the Building or the exterior improvements of the Premises, and shall, in any case, be reasonably capable of completion within thirty (30) days after the applicable Walk-Through Date as provided in Section 1.4.6.1. Should Tenant disagree with the items on the Landlord’s Work Punch List, Tenant shall notify Landlord, in writing, within two (2) business days following receipt of the proposed Landlord’s Work Punch List from Landlord, of such disagreement and Tenant’s proposed changes to the Landlord’s Work Punch List. If the parties are unable to agree upon the Landlord’s Work Punch List scope of work, then any such disagreement shall be resolved in accordance with Section 1.4.6.2. The date for the Substantial Completion of the Landlord’s Work accurately set forth in the Certificate of Substantial Completion shall be binding on Landlord and Tenant (but is subject to adjustment for Tenant Delays and Force Majeure Delays as set forth herein).
          1.4.4 Disagreement As To Whether The Work Is Substantially Complete. If Landlord considers the work Substantially Complete, but Tenant does not agree that the corresponding work is Substantially Complete, then Tenant shall notify Landlord’s Architect, and Landlord, in writing, on the Walk-Through Date of the reasons for withholding such confirmation. Thereafter, Keith Lundquist, of Lundquist Construction, or if Keith Lundquist is unavailable, then Dan Hipple of Theravance, (the applicable person being referred to herein as the “Third Party Inspector”) shall be notified of the dispute, and shall be instructed to immediately visit the site to determine whether such work is Substantially Complete. The determination of the date of Substantial Completion by the Third Party Inspector shall be binding on the parties (but shall be subject to adjustment for Tenant Delays and Force Majeure Delays as set forth herein). Moreover, the costs of such Third Party Inspector shall be split equally by the parties. In the event that no Third Party Inspector is reasonably available, Landlord and Tenant shall use commercially reasonable efforts to immediately agree upon another Third Party Inspector, and if Landlord and Tenant cannot immediately agree upon such a Third Party Inspector, then either Landlord or Tenant may apply to the American Arbitration Association in San Mateo, California, for an appointment of an arbitrator to select the neutral Third Party Inspector.
          1.4.5 Delay in Determining Date of Substantial Completion. If for some reason there is a delay in determining the date of Substantial Completion, then date of Substantial Completion shall be the date when the corresponding work would have been Substantially Complete, but for the delays. For instance, if there is a delay in the selection of the Third Party Inspector, the Third Party Inspector will not only determine whether the work is Substantially Complete, but also, the date the work would have been Substantially Complete but for the delays
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in determining the same (which date may precede the date that such Third Party Inspector is selected).
          1.4.6 Punch List Items.
               1.4.6.1 Completion of Punch List Items. Landlord shall complete any Building Shell Punch List or Landlord’s Work Punch List work within thirty (30) calendar days of the applicable Walk-Through Date, unless such Punch List work cannot reasonably be completed within such thirty (30) day period, in which case, Landlord shall have whatever time is reasonably necessary to complete such Punch List work, provided Landlord is diligently prosecuting the same to completion.
               1.4.6.2 Disagreement Re Punch List Items. If the parties disagree on the applicable Punch List scope of work (for instance, if Landlord alleges it is not responsible for an item requested to be included in the applicable Punch List), then any such dispute shall be resolved by binding arbitration with the San Mateo, California office of the American Arbitration Association, pursuant to the commercial rules of the American Arbitration Association; provided, however, that such proceedings shall not delay the performance of the Landlord’s Work or the Initial Tenant Improvements and if the failure to perform the Punch List work is reasonably likely to cause a delay in the performance of the Landlord’s Work or the Initial Tenant Improvements, then Landlord shall perform the work subject to resolution of any such dispute, and arbitration shall be used to determine the parties’ respective liability for the cost thereof, either as a Cost of the Landlord’s Work or as a cost of the Initial Tenant Improvements.
     1.5. Possession of the Premises. Upon the Substantial Completion of the Building Shell, Tenant shall have possession and control of the Building Shell, subject to the rights of Landlord and Tenant set forth in this Exhibit and the Lease. Upon the Substantial Completion of all Landlord’s Work, Tenant shall have full possession and control of the Premises, including the exterior parking facilities, loading areas and equipment yards of the Building, subject to the terms and provisions of the Lease, and the rights of the Parties under the Lease.
     1.6. Anticipated Schedule, Delays and Adjustment of Commencement Date. Landlord’s Work shall be constructed by Landlord in accordance with this Work Letter diligently following the execution of the Lease.
          1.6.1 Anticipated Development Schedule. The preliminary development and delivery schedule for the Building Shell and for the entirety of Landlord’s Work, is attached hereto as Schedule B-2, and is expressly incorporated herein (the “Landlord’s Preliminary Development and Delivery Schedule”). Tenant and Landlord shall use their respective commercially reasonable, good faith, efforts and all due diligence to cooperate with the architects, engineers, and each other to complete all phases of the Construction Documents, general contractor selection and the permitting process, the Landlord’s Work and the Initial Tenant Improvements in accordance with the Landlord’s Preliminary Development and Delivery Schedule, and, in that regard, Landlord and Tenant shall meet on a scheduled basis to discuss progress in connection with the same.
          1.6.2 Building Permit for Landlord’s Work. Landlord shall use commercially reasonable and diligent efforts to obtain a building permit for Landlord’s Work in accordance with the time deadlines set forth in Landlord’s Preliminary Development and Delivery Schedule. If despite such efforts, Landlord is unable to obtain a building permit on or before August 1, 2007, then either party may terminate this Agreement by delivering thirty (30) days written notice of termination to the other party (anytime after August 1, 2007), provided, however, that the building permit is not issued within said thirty (30) day period. If the building permit is issued prior to the expiration of that thirty (30) day period, then this Agreement shall remain in full force and effect and such termination notice shall be of no force or effect. Conversely, if the building permit is not issued within said thirty (30) day period, this Agreement shall terminate on the expiration of said thirty (30) day period, whereupon, this Agreement shall be of no further force and effect, Landlord shall return all sums deposited by Tenant with Landlord, including but not limited to any letters of credit, and neither party shall have any obligation to the other under this Agreement. The date that the building permit has been issued and pulled for Landlord’s Work is defined herein as the “Building Permit Date.”
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          1.6.3 Early Access.
               1.6.3.1 Commencement of Early Access Period. Landlord shall provide Tenant with reasonable access to the Building Shell (to allow Tenant to commence the construction of the Initial Tenant Improvements (as defined in Section 2.1 below)) for a period of not less than sixty (60) days within a period that is seventy-five (75) days prior to the Substantial Completion of the Building Shell (the “Early Access Period”). The start of the Early Access period shall be referred to as the “Early Access Commencement Date.” Notwithstanding the foregoing, interruption of Tenant’s access to the Building Shell as required for performance of the Landlord’s Work shall be permitted without affecting the Early Access Commencement Date (“Permitted Interruptions”), provided that Landlord gives reasonable advance notice of any such Permitted Interruption to Tenant and the total days of Permitted Interruptions does not exceed fifteen (15) days during the Early Access Period so that Tenant will have not less than sixty (60) days of access to the Building within the Early Access Period. Landlord shall provide Tenant with at least twenty (20) days notice prior to the date that Landlord will provide Tenant with such early access, and Landlord and Tenant shall document the Early Access Commencement Date in writing promptly following such date. Tenant’s entering the Premises for such purposes shall be at Tenant’s own risk, and under no circumstances shall Tenant enter the Premises until all insurance required pursuant to the terms of this Lease are in place. Landlord shall have control of those portions of the Premises where the Landlord’s Work is being performed during the Early Access Period, but shall endeavor to cooperate with Tenant to make those portions of the Premises and the other portions of the Premises available to Tenant’s Contractor (hereinafter defined) and subcontractors throughout the Early Access Period subject to Landlord’s right to interrupt Tenant’s access for Permitted Interruptions. In performing any work resulting in a Permitted Interruption, Landlord shall also act to mitigate the duration and extent of such Permitted Interruption as is reasonable under the circumstances, and shall coordinate such mitigation efforts with Tenant.
               1.6.3.2 Landlord’s Failure to Provide Tenant with Reasonable Access. If Tenant does not have reasonable access to the Building Shell for purposes of constructing the Initial Tenant Improvements for a period of at least sixty (60) days during the Early Access Period, then the date of Substantial Completion of the Building Shell (as accelerated for any Tenant Delays), for purposes of determining the commencement date of Tenant’s obligation to pay CAM Charges (defined in Section 1.6.3.5), shall be extended by the difference (as long as such difference is a positive number) between (a) 60 days, and (b) the number of days that Tenant has reasonable access to the Building Shell within the 75-day period prior to Substantial Completion of the Building Shell for purposes of constructing the Initial Tenant Improvements (defined as “Tenant’s Access Delay”), in accordance with Section 1.6.3.5 below.
               1.6.3.3 Scheduling of the Initial Tenant Improvements During the Early Access Period. Tenant acknowledges that the exterior glass of the Building Shell may not be installed upon the Early Access Commencement Date, and that Landlord anticipates that the exterior glass of the Building Shell will be installed on a floor by floor basis. As such, Tenant agrees to schedule its work so that it can continue to construct the Initial Tenant Improvements without the exterior glass being installed on a particular floor and/or to allow the Initial Tenant Improvements within a certain floor to be constructed before proceeding with the Initial Tenant Improvements on another floor that does not have exterior glass installed (if such work would be impacted by not having the exterior windows on that floor installed); provided, however, that all exterior building glass (exclusive of any pass-through windows) must be installed by the date of Substantial Completion of the Building Shell. Moreover, if the internal elevators within the Building Shell are not available for use during the Early Access Period, then Landlord shall provide an alternative exterior service elevator for purposes of giving Tenant reasonable access throughout the Early Access Period to the second and third floors of the building for purposes of staging Tenant’s construction materials and equipment, commencing construction of the Initial Tenant Improvements, installing furnishings and equipment, and the costs for such alternative service elevator shall be included as part of Landlord’s Costs of Work and considered in the calculation of Tenant’s base rent under Exhibit D to the Lease.
               1.6.3.4 Interference with Landlord’s Work. During the Early Access Period, Tenant shall schedule its entry, installation and other work with Landlord so as not to interfere with Landlord’s Work. Tenant shall comply with all reasonable instructions from Landlord and Landlord’s Contractor during such Early Access Period, subject to the limitations
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on Permitted Interruptions set forth in Section 1.6.3.1 above. Moreover, during the Early Access Period, Landlord shall provide a reasonable location within or adjacent to the Premises so Tenant and its construction personnel can stage construction operations, store materials and equipment, and park vehicles.
               1.6.3.5 Tenant’s Lease Obligations During Early Access Period. During the Early Access Period, all terms and conditions of the Lease (including all insurance and indemnity provisions) shall apply, except for payment of Minimum Monthly Rent, and utility costs, Operating Expenses, real estate taxes, and/or other standard triple net expenses (collectively, “CAM Charges”). Tenant’s obligations to pay CAM Charges shall commence on the date of Substantial Completion of the Building Shell (as such date may be accelerated for any Tenant Delays (in accordance with Section 1.6.11.2) and extended for Tenant’s Access Delay (in accordance with Section 1.6.3.2)). Under no circumstances shall the date of Substantial Completion of the Building Shell (as adjusted pursuant to this Section 1.6.3.5) occur any earlier than September 1st, 2008.
               1.6.3.6 Responsibility During Early Access Period. During the Early Access Period, except to the extent attributable to the gross negligence or willful misconduct of Landlord or any of its agents, employees, contractors or invitees, Landlord shall have no responsibility for, and Tenant shall be fully responsible for, the security for Tenant’s property, activities and operations thereon. Each of Landlord’s Contractor and Tenant’s Contractor shall look to its respective Builder’s Risk policy of liability insurance for any loss or damage to work being performed by such contractor or its subcontractors, unless such loss or damage is attributable to the gross negligence or willful misconduct of the other contractor or any of the other contractor’s subcontractors.
               1.6.3.7 No Waiver of Condition. The fact that Tenant may, with Landlord’s consent, enter into the Building prior to the date of Substantial Completion of Landlord’s Work for the purpose of performing any Initial Tenant Improvements shall not be deemed an acceptance by Tenant of possession of the Premises for the purposes of establishing the condition thereof upon Tenant’s acceptance.
          1.6.4 Landlord’s Responsibility for Delay in the Substantial Completion of Building Shell. If Landlord fails to Substantially Complete the Building Shell in accordance with the time deadlines set forth in Landlord’s Preliminary Development and Delivery Schedule, as the same shall be adjusted due to Tenant Delays and Force Majeure Delays, this Lease shall not be void or voidable by Tenant, and Landlord shall not be liable for any loss or damage resulting therefrom, except as provided in Section 1.6.6.1 below, and except for the Landlord’s obligation of repairing, correcting or replacing any design or construction defects in Landlord’s Work in accordance with the requirements set forth elsewhere in the Lease and this Work Letter.
          1.6.5 Responsibility After Substantial Completion of the Building Shell.
               1.6.5.1 Tenant’s Responsibility. After the Substantial Completion of the Building Shell, and until the Substantial Completion of Landlord’s Work, (a) Tenant shall schedule its work in the areas of the Premises outside the Building Shell with Landlord, (b) Tenant shall cooperate with all reasonable instructions from Landlord and Landlord’s Contractor with respect to any such construction work outside the Building Shell, and (c) Tenant shall cooperate with Landlord in making those areas of the Premises within the Building Shell reasonably available to Landlord so Landlord can complete Landlord’s Work.
               1.6.5.2 Landlord’s Responsibility. After the Substantial Completion of the Building Shell, and until the Substantial Completion of Landlord’s Work, (a) Landlord shall schedule its work within the Building Shell with Tenant, (b) Landlord shall cooperate with all reasonable instructions from Tenant and Tenant’s Contractor with respect to any such construction work within the Building Shell, (c) Landlord shall cooperate with Tenant in making those areas of the Premises outside the Building Shell in the designated Service Area (as defined in Section 2.1 of the Lease) reasonably available to Tenant so Tenant can complete the Initial Tenant Improvements outside the Building Shell, and (d) Landlord shall provide a reasonable location within or adjacent to the Premises (and outside the Building Shell) so Tenant and its construction personnel can stage construction operations, store materials and equipment, and park vehicles; provided, however, that Landlord’s providing such location to Tenant shall be at
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Tenant’s sole risk, and Tenant shall be responsible for the security of all equipment and materials so stored.
          1.6.6 Substantial Completion of Landlord’s Work.
               1.6.6.1 Substantial Completion of Building Shell. Landlord shall Substantially Complete the Building Shell on or before November 30, 2008, as adjusted for Tenant Delays and Force Majeure Delays (the “Adjusted Outside Shell Completion Date”). To the extent that the Building Shell is not Substantially Complete, and the Premises are not delivered to Tenant, on or before the Adjusted Outside Shell Completion Date, this Lease shall not be void or voidable by Tenant, and Landlord shall not be liable for any loss or damage resulting therefrom, except Tenant shall, as Tenant’s sole remedy, be entitled to (a) defer payment of CAM Charges until Substantial Completion of the Building Shell; and (b) a credit towards Tenant’s Minimum Monthly Rent obligation equal to two (2) days for each day that Landlord’s Work is Substantially Complete after the Adjusted Outside Completion Date, provided, however, that the Landlord Delays during such period adversely impact Tenant’s ability to complete the Initial Tenant Improvements or to conduct its business operations on the Premises.
               1.6.6.2 Substantial Completion of Landlord’s Work. Landlord shall Substantially Complete all of Landlord’s Work on or before December 31, 2008, as adjusted for Tenant Delays and Force Majeure Delays and as extended by the length of any delay in the Adjusted Outside Shell Completion Date under Section 1.6.6.1 above (the “Adjusted Outside Final Completion Date”). To the extent that Landlord’s Work is not Substantially Complete, and the Premises are not delivered to Tenant, on or before the Adjusted Outside Final Completion Date, this Lease shall not be void or voidable by Tenant, and Landlord shall not be liable for any loss or damage resulting therefrom, except Tenant shall, as Tenant’s sole remedy, be entitled to a credit towards Tenant’s Minimum Monthly Rent obligation equal to two (2) days for each day that Landlord’s Work is Substantially Complete after the Adjusted Outside Final Completion Date, provided, however, that the Landlord Delays during such period adversely impact Tenant’s ability to complete the Initial Tenant Improvements or to conduct its business operations on the Premises. A delay or extension of the Adjusted Outside Shell Completion Date shall cause the Adjusted Outside Final Completion Date to be extended for the same number of days as the Adjusted Outside Shell Completion Date is delayed or extended
          1.6.7 Tenant Delays. For purposes of this Exhibit and the Lease, “Tenant Delays” shall mean any delay of Landlord’s Work caused by Tenant which actually causes the Substantial Completion of the Building Shell or Substantial Completion of Landlord’s Work to be delayed (unless such delay can reasonably be avoided by Landlord without an increase in the costs of Landlord’s Work) and is attributable to: (a) Tenant’s unreasonable rejection of all or any portion of the Landlord’s Work Construction Documents (as defined in Section 1.7.2 below) or the modified Construction Documents; (b) Tenant’s failure to provide Landlord with a reasonably detailed statement of the reasons for rejecting all or any portion of the Construction Documents or the modified Construction Documents or other approval required under this Exhibit within the time period provided in this Exhibit; (c) Change Requests (as defined in Section 1.11 below); or (d) any other delay caused by Tenant of which Tenant has received notice as hereinafter provided (and has failed to timely cure if permitted under this Section 1.6.7). Landlord shall notify Tenant of any Tenant Delay within twenty-four (24) hours after Landlord’s receipt of notice from Landlord’s Contractor of the Tenant Delay or when Landlord otherwise has received actual knowledge of the Tenant Delay; provided, however, that if Landlord does not notify Tenant of the Tenant Delay within such twenty-four (24) hour period of the Tenant Delay, then the Tenant Delay shall not be deemed to have commenced until Landlord notifies Tenant of the Tenant Delay (and if Tenant cures the cause of any Tenant Delay attributable to clause (d) of the preceding sentence within twenty-four (24) hours after receipt of such notice, no Tenant Delay shall accrue, but Tenant’s right to cure Tenant Delays shall not exceed five (5) days over the course of Landlord’s Work). Such written notice shall be delivered in accordance with Section 1.6.10 below and shall state in reasonable detail the nature of such event and the reasons that such event constitutes a Tenant Delay.
          1.6.8 Landlord Delays. For purposes of this Lease, “Landlord Delays” shall mean any delay of the work of the Initial Tenant Improvements caused by Landlord which actually causes the work of the Initial Tenant Improvements to fall behind the schedule for their completion in violation of Section 2.4.4.1 below (unless such delay can reasonably be avoided
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by Tenant without an increase in the cost of the Initial Tenant Improvements), and is attributable to: (a) Landlord’s unreasonable rejection of Tenant’s plans or the modified plans; (b) Landlord’s failure to provide Tenant with a reasonably detailed statement of the reasons for rejecting all or any portion of the plans for the Initial Tenant Improvements or the modified plans for the Initial Tenant Improvements; or (c) any other delay caused by Landlord of which Landlord has received notice as hereinafter provided (and has failed to timely cure as permitted in this Section 1.6.8). Tenant shall notify Landlord of any Landlord Delay within twenty-four (24) hours after Tenant’s receipt of notice from the Tenant’s Contractor of the Landlord Delay or when Tenant otherwise has received actual knowledge of the Tenant Delay; provided, however, that if Tenant does not notify Landlord of the Landlord Delay within such twenty-four (24) hour period, then the Landlord Delay shall not be deemed to have commenced until Tenant notifies Landlord of the Landlord Delay (and if Landlord cures the cause of such Landlord Delay attributable to clause (c) of the preceding sentence within twenty-four (24) hours after receipt of such notice, no Landlord Delay shall accrue, but Landlord’s right to cure Landlord Delays shall not exceed more than five (5) days over the course of the work of the Initial Tenant Improvements). Such written notice shall be delivered in accordance with Section 1.6.10 below and shall state in reasonable detail the nature of such event and the reasons such event constitutes a Landlord Delay.
          1.6.9 Force Majeure Delay.
               1.6.9.1 Definition of Force Majeure Delay. “Force Majeure Delay” means any delay in Landlord’s Work or the work of the Initial Tenant Improvements due to fire or other casualty, strikes or labor disputes (except as otherwise set forth in Section 1.6.9.2 below), embargo, unavailability of power or supplies, war or violence, acts of terrorism, any moratorium pursuant to any legal requirement of any governmental agency (subject to Section 1.6.9.3 below), or any other occurrence or similar event beyond the reasonable control of the party claiming such Force Majeure Delay, except for those occurrences caused by the actions of such party, which such party knows or should reasonably know will result in any occurrence otherwise characterized as a force majeure event. Each party shall use its commercially reasonable and diligent efforts to notify the other party, in writing, of any event claimed by such party as a Force Majeure Delay, which notice shall state in reasonable detail the nature of such event and the reason(s) that such event constitutes a Force Majeure Delay.
               1.6.9.2 Strikes & Labor Disputes. Notwithstanding anything to the contrary contained herein, Force Majeure Delays shall not include strikes or labor disputes that arise solely due to Landlord’s or Tenant’s, as the case may be, negligent decisions, made directly by such party claiming a Force Majeure Delay, in the hiring of non-union contractors.
               1.6.9.3 Work Stoppage By Government Order. Notwithstanding anything to the contrary contained herein, any moratorium or stoppage of either party’s work under this Work Letter due to its intentional acts or omissions of known (or which would be known to an owner, tenant or developer of real property, having similar resources and experience as the personnel employed by such party) regulations or requirements may not be claimed by such party as a Force Majeure Delay.
          1.6.10 Notice of Delays.
               1.6.10.1 Landlord’s Notice. Landlord shall notify Tenant, in writing, of any Tenant Delay or any Force Majeure Delays within the applicable time period provided in Section 1.6.7 or Section 1.6.9.1. Such written notice shall state the cause of the delay.
               1.6.10.2 Tenant’s Notice. Tenant shall notify Landlord, in writing, of any Landlord Delay or any Force Majeure Delay in the work of the Initial Tenant Improvements within the applicable time period provided in Section 1.6.8 or Section 1.6.9.1. Such written notice shall state the cause of the delay; provided, however, that no Force Majeure Delay shall delay the commencement of the term of the Lease or the date by which Tenant must commence paying rent or other sums under the Lease.
               1.6.10.3 Delivery of Notice Of Delay. Notwithstanding anything to the contrary contained herein, such notice of delay may be personally delivered, sent by overnight mail (FedEx or another carrier that provides receipts for all deliveries), sent by certified mail, postage prepaid, return receipt requested, or sent by e-mail transmission (provided that a successful electronic confirmation is provided) to the persons set forth below. Each of the
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parties shall, using commercially reasonable and good faith efforts, provide telephonic notice to the other party that a notice of delay has been sent and the cause thereof.

If to Landlord:	c/o Chamberlin Associates 5880 West Las Positas Blvd., Suite 34 Pleasanton, CA 94588-8552 Attention: Anne Hoffman Office Phone: 925-227-0707 Fax: 925-227-0277 Email: Anne@chamb.com

With a copy to:	c/o Chamberlin Associates
5880 West Las Positas Blvd., Suite 34
Pleasanton, CA 94588-8552
Attention: Rahn Verhaeghe AND
                    Jennifer Von der Ahe
Office Phone: 925-227-0707
Fax: 925-227-0277
Email: Rahn@Chamb.com
Email: Jennifer@Chamb.com

If to Tenant:	Elan Pharmaceuticals, Inc. 800 Gateway Blvd. South San Francisco, CA 94080 Attention: Brian Oppendike Office Phone: 650-794-4238 Cell Phone: 650-267-0695 Email: brian.oppendike@elan.com

With a copy to:	Elan Pharmaceuticals, Inc. 7475 Lusk Blvd. San Diego, CA 92121 Attention: Rick Smith Office Phone: 858-784-6701 Cell Phone: 858-864-3128 Email: charles.smith@elan.com
Such notices shall be effective upon delivery. Notice of change of address shall be given by written notice in the manner set forth in this Section. Rejection or other refusal to accept or the inability to deliver any notice due to changed address or e-mail address of which no notice in accordance with this Section was given shall not effect the delivery date. Any operational failure of a notice recipient’s e-mail system shall not effect the delivery date of such notice, unless electronic notice thereof is received in response to any attempt to deliver such notice.
          1.6.11 Damages for Delays.
               1.6.11.1 Landlord Delay Damages. To the extent that any Landlord Delays cause a delay to Tenant in the substantial completion of the Initial Tenant Improvements, then Landlord shall be responsible for the actual additional out-of-pocket costs incurred by Tenant in constructing the Initial Tenant Improvements as a result thereof, it being acknowledged that Landlord shall not be responsible to Tenant for any consequential damages as a result of such delays.
               1.6.11.2 Tenant Delay Damages. To the extent that Tenant Delays cause a delay to Landlord in the Substantial Completion of the Building Shell or Landlord’s Work, then (a) Tenant shall be responsible for the actual damages incurred by Landlord as a result thereof, it being acknowledged that Tenant shall not be responsible to Landlord for any consequential damages as a result of such delays, (b) the date of Substantial Completion of the Building Shell shall be adjusted to the date that the Building Shell would have been substantially completed but for such Tenant Delays, and (c) the date of Substantial Completion of Landlord’s Work shall be adjusted to the date the Landlord’s Work would have been Substantially Complete but for such Tenant Delays.
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     1.7. Plans & Permits
          1.7.1 Architects, Consultants and Contractors.
               1.7.1.1 Landlord and Tenant hereby acknowledge and agree that: (a) Randall Dowler and Karen Lin of Dowler-Gruman Architects shall be the architect (“Landlord’s Architect”) for the Building Shell, and (b) Dowler-Gruman Architects shall be the architect (“Tenant’s Architect”) for the Initial Tenant Improvements. Notwithstanding the foregoing, Landlord and Tenant shall have the right at any time, but subject to the approval of the other party (which shall not be unreasonably withheld, conditioned or delayed) to designate a different architect.
               1.7.1.2 The general contractor for Landlord’s Work shall be J.M. O’Neil, Inc. (“Landlord’s Contractor”), who shall perform Landlord’s Work pursuant to a guaranteed maximum price contract (the “Construction Contract”) approved by Tenant (which approval shall not be unreasonably withheld as long as it is consistent with the scope of work set forth in Exhibit B-1 of the Lease and this Exhibit B). The Construction Contract shall contain, at a minimum, terms and provisions requiring that Landlord’s Contractor name Tenant as an additional insured on Landlord’s Contractor’s commercial general liability insurance policy and naming Tenant as an additional indemnitee with the same rights of the owner set forth in any indemnity contained therein, and as a third-party beneficiary with respect to any warranties contained therein; provided, however that Tenant will not interfere with Landlord’s enforcement of any such warranties during Landlord’s warranty period as provided in Section 1.7.2 below, as long as Landlord is diligently pursuing enforcement of a warranty. Landlord shall allow Tenant to participate in Landlord’s negotiations with the Landlord’s Contractor relating to the cost of the Landlord’s Work. The Construction Contract shall also require, to the extent negotiable, that Tenant and Landlord be named as third-party beneficiaries under all construction and equipment warranties (including without limitation, the roof and any mechanical, electrical and plumbing equipment installed as part of the Landlord’s Work, which Landlord’s Contractor shall endeavor to obtain for a minimum warranty term of ten (10) years from the date of Substantial Completion of the Building Shell, with the right to enforce such warranties directly against the obligor named therein; provided, however, that there are no assurances that Landlord’s Contractor will be able to obtain such extended warranties. The cost of causing the construction and equipment warranties to have terms in excess of one (1) year shall be at Tenant’s sole cost and expense; provided, however, that Tenant shall have sole discretion with respect to the decision to obtain any warranty exceeding a term of one (1) year if Tenant is to be liable for the cost thereof.
          Landlord shall have the right to replace Landlord’s Contractor from time to time, provided that such change shall not result in any increase in the cost of constructing Landlord’s Work or the Initial Tenant Improvements, or the rights of Tenant under the construction agreement (including, without limitation, the extended warranty periods negotiated with the Landlord’s Contractor), unless such change is required as a result of a default by Landlord’s Contractor under the construction agreement approved by Tenant, in which case, Landlord and Tenant shall cooperate in the selection of the replacement general contractor for Landlord’s Work in order to mitigate the increased cost of Landlord’s Work that is incorporated into Tenant’s base rent obligations under the Lease. Tenant shall have the right to pre-approve all subcontractors retained by the Landlord’s Contractor for the major trades, which approval shall not be unreasonably withheld, conditioned or delayed. Attached hereto as Schedule B-4 is a list of those major trade subcontractors that are pre-approved by Tenant (the “Pre-Approved Major Trade Subcontractors”). Notwithstanding anything to the contrary contained herein, Tenant shall have the right to retain any of the Pre-Approved Major Trade Subcontractors for the Initial Tenant Improvements, provided, however, that Tenant or Tenant’s Contractor enters into a written contract with such Pre-Approved Major Trade Subcontractor(s), that Tenant and/or Tenant’s Contractor pay all amounts owed to such Pre-Approved Major Trade Subcontractors under such contracts, and that under no circumstances shall Tenant or its contractor have any right to direct the Pre-Approved Major Trade Subcontractors with respect to Landlord’s Work.
          1.7.2 Construction Documents for Landlord’s Work. Landlord shall cause to be prepared the plans and specifications for the construction of Landlord’s Work (the “Landlord’s Work Construction Documents”) based on the design documents attached hereto as Schedule B-3, as the same may be modified from time to time as provided in this Work Letter (the “Design Documents”), and upon its completion, Landlord shall deliver copies of the Landlord’s Work Construction Documents to Tenant. Landlord warrants to Tenant, for a period of one year
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after Substantial Completion of the Building Shell, except for Landlord’s Work Punch List and the portion of the Building Shell that may lag Substantial Completion of the Building Shell as provided in Exhibit B-1 where the warranty period shall be one year from completion of such portions of the work (the “Landlord’s Warranty Period”), (A) the Landlord’s Work shall be constructed in accordance with the Plans (as defined in Section 1.7.3 below); (B) the Landlord’s Work shall comply with all applicable laws and regulations, including but not limited to the California Uniform Building Code; and (C) there shall be no Hazardous Materials introduced or generated in, on, or about the Premises as part of Landlord’s Work in violation of applicable law. For such warranty to be effective, Tenant must notify Landlord of the violation within one (1) year after Substantial Completion of the Building Shell.
          1.7.3 Tenant’s Acceptance of Landlord’s Construction Documents. Subject to Section 1.7.2 above, Tenant shall either accept or reasonably reject the Landlord’s Work Construction Documents, in writing, within ten (10) business days after Tenant’s receipt of the Landlord’s Work Construction Documents. Tenant shall not have the right to reject any improvements or details specified in the Landlord’s Work Construction Documents if such improvements or details are specified or contemplated in the Design Documents. If Tenant rejects the Landlord’s Work Construction Documents, Tenant’s written notice of rejection shall reasonably detail the reasons for such rejection. If Tenant does not accept or reasonably reject, in writing, all or any portion of the Landlord’s Work Construction Documents within said ten (10) business day period, it shall have no further right to review such Landlord’s Work Construction Documents and Landlord may use the Landlord’s Work Construction Documents as if they had been accepted. If Tenant timely and reasonably rejects the Landlord’s Work Construction Documents, Landlord shall modify the Landlord’s Work Construction Documents and provide modified Landlord’s Work Construction Documents to Tenant. Thereafter, for each set of modified Landlord’s Work Construction Documents, Tenant shall either accept or reasonably reject, in writing, the modified Landlord’s Work Construction Documents by providing Landlord with a notice of acceptance, or a reasonably detailed statement of the reasons for the rejection, within five (5) business days after Tenant’s receipt of the modified Landlord’s Work Construction Documents. If Tenant does not accept or reasonably reject the modified Landlord’s Work Construction Documents, in writing, within said five (5) business day period, it shall have no further right to review such modified Landlord’s Work Construction Documents, it shall be deemed to have accepted the modified Landlord’s Work Construction Documents, and Landlord may use the modified Landlord’s Work Construction Documents as if they had been accepted. Conversely, if Landlord decides, in its sole discretion, to revise the Landlord’s Work Construction Documents or modified Landlord’s Work Construction Documents pursuant to an untimely request from Tenant, Tenant shall be responsible for all actual delays to the Substantial Completion of Landlord’s Work associated with such revision, and the Commencement Date shall be subject to adjustment as a result thereof in accordance with the provisions of Section 1.6.7 above. The final Landlord’s Work Construction Documents are referred to herein as the “Plans.”
     1.8. Landlord’s Permits. Landlord shall, at Landlord’s sole cost and expense, procure all permits, licenses, consents, notices and other approvals necessary to commence and complete Landlord’s Work from all public and quasi-public authorities with jurisdiction (collectively, the “Permits”). Landlord agrees to use reasonable diligent efforts to obtain such Permits. If prior to obtaining the Permits for Landlord’s Work, any governmental authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof which: (i) are materially inconsistent with the project envisioned in the February 1st, 2007 Planning Department Approval, (ii) materially increase the cost of constructing Landlord’s Work over what was reasonably envisioned in the February 1st 2007 Planning Department Approval, or (iii) substantially delay the construction of Landlord’s Work beyond the Outside Completion Date (each of the foregoing, a “Material Project Change”), Landlord and Tenant shall reasonably, diligently, and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions. If the parties are unable to agree upon such mitigation prior to August 1, 2007, then this Agreement shall be subject to termination pursuant to Section 1.6.2 above. Any terms and provisions required by a governmental authority that do not result in a Material Project Change shall not give either party the right to terminate this Agreement.
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     1.9. Construction Requirements for Landlord’s Work.
          1.9.1 Selection of Contractor. Landlord has selected the general contractor identified in Section 1.7.1.2 above to be Landlord’s Contractor to construct Landlord’s Work.
          1.9.2 Landlord’s Design Changes.
               1.9.2.1 Changes Requested by Government. Landlord shall have the authority, without the consent of Tenant, but with notice to Tenant and Tenant’s Architect, which notice may take the form of a copy of a Landlord Change Directive, as defined in Section 1.10.1.2 below, to order any changes to Landlord’s Work required by, or in order to comply with, applicable Laws, Governmental Regulations, or any building officials; provided that such changes do not materially affect Tenant’s Permitted Use or occupancy of the Premises. Landlord agrees to cooperate with Tenant in connection with such changes to attempt to mitigate any additional Costs of Landlord’s Work in connection therewith, but Landlord makes no assurances that such mitigation may be achieved, nor shall Tenant be entitled to terminate the Lease or have any abatement in rent.
               1.9.2.2 Minor Changes. Landlord shall have the authority, without Tenant’s consent, but with notice to Tenant and Tenant’s Architect, which notice may take the form of a copy of a Landlord Change Directive, as defined in Section 1.10.1.2 below, to order any work that is necessary in order to complete Landlord’s Work as contemplated herein, or to order minor changes in Landlord’s work that do not adversely and materially affect the cost of Landlord’s Work, the quality of Landlord’s Work, or the schedule for the completion of the same; provided that such changes do not materially affect Tenant’s Permitted Use or occupancy of the Premises, nor materially increase (x) Tenant’s Costs of the Work (as defined in Section 2.6.5 hereof), (y) the cost of installing Tenant’s furnishings and equipment, or (z) the costs associated with Tenant’s use or occupancy of the Premises.
               1.9.2.3 Other Design Changes. Subject to the limitations on any material increases in the Costs of Landlord’s Work in this Work Letter and in Exhibit D to the Lease, Landlord shall also have the right, with Tenant’s prior written consent in accordance with Section 1.10.1.2 below, which consent shall not be unreasonably withheld, conditioned or delayed, to order Landlord Change Directives for any other reasons not covered under Section 1.9.2.1 or 1.9.2.2 above; provided, however, that if the Landlord Change Directive proposed by Landlord will increase Tenant’s Costs of the Work, Tenant shall notify Landlord of the same, in writing, at the time Tenant consents to such Landlord Change Directive. Such written notice from Tenant shall also specify the estimated increase in Tenant’s Costs of the Work resulting from such Landlord Change Directive. Should Landlord decide to proceed with such Landlord Change Directive, notwithstanding such notice from Tenant, then Landlord shall be responsible for all additional Tenant’s Costs of the Work incurred by Tenant as a result of such Landlord Change Directive.
     1.10. Coordination of Changes
          1.10.1 Landlord’s Obligation to Coordinate Changes to Landlord’s Work.
               1.10.1.1 Landlord’s Coordination Obligations. Landlord shall cause Landlord’s Architect to coordinate the development of any material change in the design of Landlord’s Work with Tenant’s Architect, and Tenant shall cause Tenant’s Architect to coordinate with Landlord’s Architect so Landlord’s Architect can coordinate such design change with the design of the Initial Tenant Improvements, and so Tenant’s Architect can provide information to Landlord’s Architect in order to allow Landlord’s Architect to mitigate Tenant’s damages as a result of such changes. No approval of Tenant’s Architect to any design change shall be binding on Tenant unless Tenant has also provided such approval in writing to Landlord to the extent the approval of Tenant is required under Sections 1.9.2.1 through 1.9.2.3 of this Exhibit.
               1.10.1.2 Landlord’s Change Directives. Landlord shall have Landlord’s Contractor copy Tenant on any requests for information (“RFI’s”) submitted by Landlord’s Contractor. In addition, Landlord shall copy Tenant on any (a) responses to RFI’s, (b) change orders, and (c) any plan clarifications sent to Landlord’s Contractor (collectively, “Landlord Change Directives”). It shall be Tenant’s responsibility to review that information, and to
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object to the same within three (3) business days after receiving Landlord’s Change Directives, if the same will impact the design or construction of the Initial Tenant Improvements. Should Tenant fail to deliver written notice to Landlord, within three (3) business days after receiving a Landlord Change Directive, then all directions to Landlord’s Contractor set forth in any such Landlord Change Directive shall be deemed to have no impact on the design or construction of the Initial Tenant Improvements.
               1.10.1.3 Landlord’s Obligation to Maintain As-Built Drawings. Landlord agrees to reasonably cooperate with Tenant in order to allow Tenant (and Tenant’s Architect) to obtain the most recent information regarding the Premises and the status and condition of Landlord’s Work, which cooperation shall include requiring Landlord’s Contractor to keep an updated set of “As-Built” drawings on site, and to make its “As-Built” drawings available for review by Landlord, Landlord’s Architect, Tenant, and Tenant’s Architect.
          1.10.2 Tenant’s Obligation to Coordinate Changes to Tenant’s Work.
               1.10.2.1 Incorporation of Design Information. Tenant shall require that Tenant’s Architect incorporate into the design of the Initial Tenant Improvements any information that it receives from Landlord or Landlord’s Contractor regarding Landlord’s Work, including but not limited to any Landlord Change Directive, and that it coordinate the design of the Initial Tenant Improvements with Landlord’s Work.
               1.10.2.2 Tenant’s Obligation to Incorporate Changes Into its Design. At Landlord’s request, Tenant shall attend (or shall cause Tenant’s Architect to attend) job site meetings for purposes of discussing the progress of Landlord’s Work, the coordination of Landlord’s Work with the Initial Tenant Improvements, and for purposes of reviewing the “As-Built” drawings prepared by Landlord’s Contractor. If Tenant or Tenant’s Architect believes that the incorporation of any such information into the plans for the Initial Tenant Improvements will increase the Tenant’s Costs of the Work (as defined in Section 2.6.5 hereof), Tenant and/or Tenant’s Architect must notify Landlord of the same, in writing, within three (3) business days after such meeting. Should Tenant or Tenant’s Architect fail to notify Landlord of the same within said three (3) business day period, then such information shall be deemed to have no effect on the Tenant’s Costs of the Work. Should Tenant or Tenant’s Architect notify Landlord, in writing, that such information will increase the Tenant’s Costs of the Work if such information is incorporated into the plans for the Initial Tenant Improvements, then Landlord and Tenant shall meet informally in an attempt to resolve the matter. Should the parties fail to resolve the matter during the meeting, any dispute regarding the same shall be resolved by binding arbitration with the San Francisco, California office of the American Arbitration Association, pursuant to the Commercial Rules of the American Arbitration Association.
               1.10.2.3 Tenant’s Obligation to Have Subcontractors Take Measurements. Tenant shall require that (a) Tenant’s Contractor take field measurements of Landlord’s Work before installing any work affected by Landlord’s Work, and that (b) Tenant’s Contractor immediately notify Landlord and Tenant, in writing, of any material discrepancies between such field measurements and the plans for the Initial Tenant Improvements. Should it be determined that the material discrepancies resulted from the negligence of Landlord’s Architect or Landlord’s Contractor, then Landlord shall be responsible for all additional Tenant’s Costs of the Work and any delays incurred by Tenant as a result of such material discrepancies, but only to the extent of such additional costs could not have been reasonably avoided (i) by Tenant’s contractor immediately notifying Landlord, in writing, of any such material discrepancies after it was discovered, or would have been discovered by Tenant or Tenant’s Contractor if it took field measurements as required above, or (ii) by Tenant incorporating any information contained within a Landlord Change Directive into its Tenant’s Final Plans (defined in Section 2.3.1) or any addendum or plan clarification to Tenant’s Final Plans.
     1.11. Change Requests. Tenant shall have the right to request changes to the Landlord’s Work Construction Documents as set forth herein (each a “Change Request”), and Landlord agrees not to unreasonably withhold approval of any such Change Request; provided, however, that (a) Tenant first complies with all other terms and provisions of this Exhibit regarding such Change Requests; (b) the Change Request is of a similar character to the other elements of Landlord’s Work being constructed by Landlord’s Contractor; (c) such Change Request does not negatively affect the market value of the completed Premises; (d) such Change Request does not negatively affect the structural integrity of the building or the quality or the
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integrity of the other engineered elements of Landlord’s Work; (e) such Change Request will not have an adverse effect on the exterior appearance of either (1) the Building or (2) that portion of the Premises outside the boundaries of the Building (as reasonably determined by Landlord); and (f) Tenant provides Landlord with all reasonable and necessary information to implement the Change Request.
          1.11.1 Change Request Procedure. Tenant shall submit all proposed Change Requests to Landlord in writing, along with all necessary plans and specifications that may be necessary for Landlord to review and approve the Change Request. Landlord will either approve or disapprove of the Change Request, in writing, within ten (10) business days after receiving Tenant’s proposed Change Request. If Landlord disapproves of a Change Request, such notice of disapproval shall specify in reasonable detail the basis for Landlord’s disapproval. Landlord shall be deemed to have approved of Tenant’s proposed Change Request unless Landlord delivers written notice disapproving of the Change Request within said ten (10) business day period. If Landlord approves or is deemed to have approved of the Change Request, then Landlord shall have Landlord’s Architect prepare plans and/or specifications with respect to such Change Request (the “Change Request Plans”) based upon the information provided to Landlord in Tenant’s proposed written Change Request. Notwithstanding the foregoing, if Landlord determines, in its reasonable discretion, that Change Request Plans are not necessary to implement the Change Request, then Landlord shall not be required to cause Change Request Plans to be prepared for such Change Request. All reasonable costs associated with the design, permitting, implementation and construction of the Change Request (the “Change Request Work") that increase the Cost of Landlord’s Work shall be Tenant’s responsibility, and any cost savings resulting from Change Request Work shall be factored into Minimum Monthly Rent calculations made pursuant to Exhibit D to the Lease.
          1.11.2 Approval of Change Request Plans. Subject to Section 1.11.1, upon completion of any Change Request Plans, Landlord shall submit such plans to Tenant for Tenant’s review and approval. Tenant shall approve or reasonably reject such Change Request Plans, in writing, within five (5) business days after Tenant’s receipt of the same. If Tenant timely rejects such Change Request Plans, Tenant shall notify Landlord of the requested revisions to such Plans at the time Tenant’s notice of rejection is given to Landlord. Thereafter, Landlord shall proceed with the modifications to the Change Request Plans and shall submit the modified Change Request Plans to Tenant for Tenant’s approval or reasonable rejection. If Tenant fails to deliver written notice of approval or rejection within said five (5) business day period, Tenant will be deemed to have abandoned the Change Request. Landlord shall continue to make revisions and submit such Change Request Plans to Tenant for Tenant’s approval until (a) Tenant provides written notice of acceptance, or (b) Tenant fails to provide timely written notice of its rejection of the revised Change Request Plans. Landlord will have no obligation to modify the Change Request Plans after an untimely response by Tenant.
          1.11.3 Cost of Change Request. If Tenant gives Landlord timely written notice of its acceptance of any Change Request Plans (or if Landlord notifies Tenant, in writing, that Change Request plans are not necessary to implement the Change Request), then within ten (10) business days after Landlord receives such written notice of acceptance of any Change Request Plans from Tenant (or at the time that Landlord notifies Tenant that Change Request plans are not necessary to implement the Change Request), Landlord shall notify Tenant, in writing (the “Change Request Cost Notice”), of the cost of the Change Request (the “Change Request Cost”) and of the impact the Change Request will have on the date of Substantial Completion of the Building Shell and/or Landlord’s Work (the “Change Request Delay”). The Change Request Cost and the Change Request Delay shall be reasonably determined by Landlord. If after receiving such Change Request Cost Notice, Tenant elects to proceed with the Change Request, Tenant shall notify Landlord of the same, in writing, within five (5) business days after receiving the Change Request Cost Notice, and shall concurrently deliver to Landlord the Change Request Cost specified in Landlord’s Change Request Cost Notice. Conversely, Tenant may utilize any remaining amounts of the Tenant Improvement Allowance to pay such Change Request Cost, provided Tenant notifies Landlord of such election at the time Tenant notifies Landlord that it is electing to proceed with the Change Request. Landlord shall not be obligated to commence any Change Request work until Tenant pays Landlord the Change Request Cost, or notifies Landlord, in writing, that it is utilizing the Tenant Improvement Allowance to pay for such Change Request Cost. Furthermore, if Tenant elects to proceed with the Change Request, Tenant and Landlord shall be bound by Landlord’s determination as to the Change Request Cost
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and the Change Request Delay. In the event that Tenant does not elect to proceed with the Change Request work, Tenant shall nonetheless be obligated to pay all of the Costs of Landlord’s Work reasonably incurred by Landlord in processing the Change Request and preparing the Change Request Plans, including all out-of-pocket design fees incurred by Landlord, within thirty (30) calendar days after receiving Landlord’s written request for payment of the same. Conversely, Tenant may, by delivering written notice to Landlord within said thirty (30) day period, utilize any remaining amounts of the Tenant Improvement Allowance to pay for such Change Request Cost.
ARTICLE 2. TENANT’S WORK
     2.1. Initial Tenant Improvements. Tenant shall plan, design and construct certain improvements (the “Initial Tenant Improvements”) in accordance with (a) the terms and provisions of this Article 2, (b) the other terms and conditions of the Lease, and (c) all applicable laws, statutes, ordinances, building codes and regulations (collectively, “Applicable Laws”). Landlord and Tenant acknowledge and agree that the Building will be improved by Tenant with “Office Space” and “Lab Space.” “Lab Space” is defined as areas within the Building that are to be primarily equipped for scientific experimentation, research, observation, or testing that may include equipment and fixtures, such as hoods and casework, used to support work conducted within the lab, but which may include incidental offices for research personnel, which may comprise up to 40% of the Lab Space. “Office Space” is defined as all other areas within the Building (including but not limited to the cafeteria and gymnasium) that are not Lab Space, exclusive of any subterranean garage parking or subterranean storage areas. Notwithstanding the foregoing, however, a portion of the Service Area (as defined in the Lease and outlined in Exhibit J to the Lease) may be designated by Tenant, from time to time, and in Tenant’s sole discretion, as storage space, which space shall not be added to the Rentable Square Footage of the Building, and Tenant shall not receive any additional Tenant Improvement Allowance for such space, but such space shall be subject to the Service Area Minimum Monthly Rent as further described in the Lease.
     2.2. Definitions. For purposes of this Article 2, each of the following terms shall have the following meaning:
          2.2.1 Tenant’s Contractor: The general contractor selected by Tenant and approved by Landlord, in writing, which approval shall not be unreasonably withheld, to construct the Initial Tenant Improvements (herein referred to as “Tenant’s Contractor”). The Tenant’s Contractor must be licensed and bondable in the State of California. Landlord shall provide written notice of such approval or disapproval within ten (10) business days after Tenant’s request for such approval.
          2.2.2 Construction Contract. The construction contract entered into between Tenant and the Tenant’s Contractor for the Initial Tenant Improvements, which shall be approved by Landlord, in writing, prior to execution, which approval shall not be unreasonably withheld, conditioned or delayed, and if Landlord’s written approval or disapproval, accompanied by a written detailed description of changes required by Landlord to satisfy its concerns relating to the proposed contract, is not received within ten (10) business days after such contract is submitted to Landlord for Landlord’s approval, then Landlord’s approval of the proposed construction contract shall be deemed to have been received (provided it contains the required provisions of subparagraphs 2.2.2.1 — 2.2.2.6 below). Such Construction Contract shall require, in addition to any other provisions reasonably requested by Landlord, that:
               2.2.2.1 Tenant’s Contractor carry workers compensation insurance as required by law, and employers liability insurance in an amount equal to $1,000,000, and shall require that all subcontractors carry such insurance as well.
               2.2.2.2 Tenant’s Contractor carry comprehensive general liability or commercial general liability insurance, covering Premises damage, personal injury, death, and products and completed operations coverage, in an amount not less than $3,000,000 per occurrence, and $5,000,000 in the aggregate with deductibles of no more than $10,000, naming Landlord and its affiliates, employees and agents as additional insureds, by endorsement (on an ISO form 2010 11 85), with an insurance company with a minimum of an A-VIII rating. The Construction Contract shall also require that all of Tenant’s Contractor’s subcontractors carry such insurance as well, except that subcontractors under subcontracts for less than ten percent
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(10%) of the cost of the Initial Tenant Improvements shall only be required to carry such insurance in an amount of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; provided that the insurance coverage of any of Tenant’s subcontractors required under this Section may be provided, in whole or in part, through a blanket policy of such insurance coverage maintained by Tenant’s Contractor which expressly provides that the insured’s subcontractors are covered thereunder. Such insurance shall be maintained at all times during the construction of the Initial Tenant Improvements, except for the products and completed operation coverage, which coverage is to be maintained for ten (10) years following completion of the work. Furthermore, such insurance shall preclude or waive subrogation claims by the insurer against Landlord, its affiliates, or their agents, employees, or representatives. Such insurance shall also provide that it is primary insurance with respect to the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.
               2.2.2.3 Tenant’s Contractor deliver to Tenant and Landlord certificates of insurance, with endorsements, evidencing the insurance requirements set forth in the Construction Contract prior to Tenant’s Contractor’s entering the Premises.
               2.2.2.4 Tenant’s Contractor (to the greatest extent allowed by law) shall protect, defend, indemnify, and hold harmless Landlord and its agents, employees, and representatives, for all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Contractor or any of its subcontractors, suppliers, subcontractors, consultants, agents, or representatives, or anyone directly or indirectly employed by any of them, with respect to the Initial Tenant Improvements.
               2.2.2.5 Landlord be named as a third party beneficiary with respect to the Tenant’s Contractor’s insurance and indemnity provisions of the Construction Contract.
          2.2.3 Construction Costs: Except as otherwise expressly set forth herein, any and all costs, expenses, fees, taxes and charges relating to or associated with the Initial Tenant Improvements and the design and/or construction of the same, shall be borne solely by Tenant.
     2.3. Plans for Initial Tenant Improvements.
          2.3.1 Preliminary Plans. Except as otherwise set forth herein, Tenant shall submit to Landlord, and obtain Landlord’s approval of, any architectural floor plan of the initial Tenant Improvements to the Premises (“Proposed Preliminary Plans”). Landlord shall not unreasonably withhold its approval of such Proposed Preliminary Plans, provided, however, that (a) Tenant first complies with all other terms and provisions of this Lease regarding the submittal of such Proposed Preliminary Plans, (b) the design set forth in the Proposed Preliminary Plans does not negatively affect the structural integrity of the Building Shell or the quality or the integrity of the other engineered elements of Landlord’s Work; (c) the design set forth in the Proposed Preliminary Plans will not have an adverse effect on the exterior appearance of the Building (as reasonably determined by Landlord) or the portion of the Premises outside the Building, and (d) Tenant provides Landlord will all reasonable and necessary information necessary to evaluate the Proposed Preliminary Plans. After receiving such Proposed Preliminary Plans, Landlord shall notify Tenant in writing whether (i) Landlord approves of such Proposed Preliminary Plans, or whether (ii) Landlord disapproves of such Proposed Preliminary Plans. If Landlord disapproves of such Proposed Preliminary Plans, Landlord’s disapproval notice shall specify the basis for such disapproval. If Landlord fails to notify Tenant, in writing, of its disapproval of such Proposed Preliminary Plans, along with the written description of the reasons for such disapproval, within ten (10) business days after receiving the same, Landlord shall be deemed to have approved of such Proposed Preliminary Plans. If Landlord disapproves of such Proposed Preliminary Plans, Tenant shall cause the Proposed Preliminary Plans to be revised as required to address Landlord’s specified concerns, and shall submit the revised preliminary plans to Landlord for its review and approval as provided in this Section, and such procedure shall continue until Landlord has approved of (or is deemed to have approved of) the revised preliminary plans submitted by Tenant. After Landlord’s approval of the Proposed Preliminary Plans as provided above, such preliminary plans shall be referred to in this Article 2 as “Tenant’s Preliminary Plans.”
          2.3.2 Final Plans. After Landlord’s approval or deemed approval of Tenant’s Preliminary Plans, Tenant shall submit to Landlord, for Landlord’s review and approval, the
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plans and specifications for the Initial Tenant Improvements, which shall be consistent with Tenant’s Preliminary Plans(“Tenant’s Construction Documents”), and which shall be compatible with the Landlord’s Construction Documents previously provided to Tenant by Landlord. After receiving the Tenant’s Construction Documents, Landlord shall notify Tenant in writing whether (i) Landlord approves of Tenant’s Construction Documents, which approval shall not be unreasonably withheld, conditioned or delayed by Landlord, or (ii) Landlord reasonably disapproves of Tenant’s Construction Documents. If Landlord reasonably disapproves of Tenant’s Construction Documents, Landlord’s disapproval notice shall specify the basis for such disapproval. If Landlord fails to notify Tenant, in writing, of its disapproval of Tenant’s Construction Documents, along with the written description of the reasons for such disapproval, within ten (10) business days after receiving the same, Landlord shall be deemed to have approved of Tenant’s Construction Documents. If Landlord reasonably disapproves of Tenant’s Construction Documents and provides the written description of the reasons for such disapproval as required, Tenant shall cause Tenant’s Construction Documents to be revised as required to address Landlord’s specified concerns, and shall submit the revised Tenant’s Construction Documents to Landlord for its review and approval as provided in this Section, and such procedure shall continue until Landlord has approved Tenant’s Construction Documents submitted by Tenant. After approval of Tenant’s Construction Documents as provided above, such Tenant’s Construction Documents shall be referred to as “Tenant’s Final Plans.” Tenant shall submit a copy of Tenant’s Final Plans to Landlord for its records prior to commencing the construction of the Initial Tenant Improvements. Notwithstanding the foregoing, where more than one type of material or structure is indicated on Tenant’s Final Plans approved by Landlord and Tenant, the determination shall be made by Tenant in Tenant’s reasonable discretion.
          2.3.3 Landlord Information. Except for the Plans and other Construction Documents provided by Landlord with respect to Landlord’s Work, all other information provided to Tenant by Landlord is being made without any representation or warranty by Landlord, it being acknowledged by Tenant that such information was furnished to Landlord by third parties, and Landlord shall not have any liability or responsibility for the same; provided, however, that Landlord shall promptly notify Tenant if Landlord discovers that any of the information furnished to Tenant by Landlord is not materially true and correct. Tenant may look to the source of any reports for representations or liabilities associated with any inaccuracies contained therein.
          2.3.4 Coordination With Landlord’s Work. Tenant shall require its Architect to coordinate its design of the Initial Tenant Improvements, and any changes to the Initial Tenant Improvements, with Landlord’s Architect. Such coordination includes, but is not limited to, reviewing Landlord Change Directives as more fully described in Section 1.10.2 above. In addition, Tenant shall require that Tenant’s Contractor (a) take field measurements of Landlord’s Work before installing any work affected by Landlord’s Work, and (b) immediately notify Landlord and Tenant, in writing, of any material discrepancies between such field measurements and the plans for the Initial Tenant Improvements, as further set forth in Section 1.10.2 above.
          2.3.5 General. It is the responsibility of Tenant to assure that Tenant’s Final Plans and the Initial Tenant Improvements constructed thereunder conform to all of the Applicable Laws. Landlord’s acceptance or approval of any plan, drawing or specification, including, without limitation, Tenant’s Preliminary Plans, Tenant’s Final Plans, or any changes thereto, shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of such plans and material, and Tenant shall be solely responsible therefor. Tenant agrees and understands that the review by Landlord of all plans pursuant to the Lease or this Exhibit B is to protect the interests of Landlord in the Building and the Premises, and Landlord shall not be the guarantor of, nor responsible for, the correctness, completeness or accuracy of any such plans or compliance of such plans with Applicable Laws. Notwithstanding the foregoing, when requesting Landlord’s approval of any change to Tenant’s Final Plans, then to the extent such change effects the engineered elements of the Initial Tenant Improvements, Tenant shall provide certification from Tenant’s Architect and the applicable engineers that the requested change has been reviewed and approved by such party.
          2.3.6 Changes.
               2.3.6.1 Non-Material Changes. After Landlord’s approval of Tenant’s Final Plans, any changes to Tenant’s Final Plans that are not “material” (as defined in Section 2.3.6.3 below) shall not require Landlord’s prior written consent. However, Tenant shall cause
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Tenant’s Contractor, promptly after the implementation of such change, to update the as-built drawings to reflect such changes to Tenant’s Final Plans.
               2.3.6.2 Material Changes. After Landlord’s Approval of Tenant’s Final Plans, any changes to Tenants Final Plans that are “material” (as defined in Section 2.3.6.3 below) shall require Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
               2.3.6.3 Definition of a Material Change. For purposes of Section 2.3.6.1 and 2.3.6.2 above, a “material” change is one that (a) will substantially change the character of the design of the Initial Tenant Improvements contemplated in the Preliminary Plans, (b) will materially and adversely affect the market value of the Premises (exclusive of the Initial Tenant Improvements), (c) will have a material adverse effect on the exterior appearance of the Building or the appearance of the portion of the Premises outside the Building, or (d) will adversely and materially affect the design or construction of the Landlord’s Work. For example, but without limitation, a change in the number of offices on a floor of the Building Shell is not considered a material change.
          2.3.7 Requirements when the Initial Tenant Improvements Affect Landlord’s Work. Notwithstanding anything to the contrary contained herein, should any design for the Initial Tenant Improvements (or any changes to the Initial Tenant Improvements) result in any change to the design or specifications of the engineered elements of Landlord’s Work, or is reasonably likely to have an adverse effect on any warranty provided to Landlord by Landlord’s Contractor or its material suppliers with respect to Landlord’s Work, then Tenant shall either (a) have Landlord perform such work, on Tenant’s behalf, pursuant to a Change Request in accordance with Section 1.11 above, or (b) utilize Landlord’s Architect and/or Landlord’s Contractor and/or any subcontractor of Landlord’s Contractor as necessary, for the design and construction of that portion of Landlord’s Work affected thereby in order to maintain all contractual warranties provided to Landlord by Landlord’s Contractor or its material suppliers with respect to such Landlord’s Work, and to maintain all of Landlord’s contractual rights and remedies against Landlord’s Architect with respect to the design of Landlord’s Work. The decision as to whether Tenant shall comply with clauses (a) or (b) above shall be made by Landlord in Landlord’s sole and absolute discretion. Notwithstanding anything to the contrary contained herein, should Tenant fail to retain such parties for such work, Tenant shall be responsible for the cost of any repairs that would have been covered by any warranty that is invalidated as a result of such failure.
          2.3.8 Change Order Review Costs. Tenant shall reimburse Landlord for its reasonable out of pocket costs incurred in third-party engineering review of any “material” changes (as defined in Section 2.3.6.3) to Tenant’s Final Plans. Landlord agrees not to request any such third party review unnecessarily. Tenant shall pay Landlord such amounts within thirty (30) days after receiving a written invoice from Landlord requesting payment for the same.
          2.3.9 Tenant’s Obligation to Remove Initial Tenant Improvements. All Initial Tenant Improvements shall be the property of Tenant until the expiration or earlier termination of this Lease; at that time all such Initial Tenant Improvements shall remain on the Premises and become the property of Landlord without payment therefor, unless Landlord gives written notice to Tenant to remove the same at the time Landlord approves Tenant’s Final Plans, in which event Tenant shall remove such Initial Tenant Improvements at the expiration or earlier termination of the Lease and repair any damage resulting therefrom, normal wear and tear excepted; provided that Tenant’s removable trade fixtures and personal property (such as case work, laboratory fixtures and other personal properties) shall be and remain Tenant’s property, and shall be removed by Tenant from the Premises, at Tenant’s sole cost, on or before the expiration or earlier termination of this Lease, and Tenant shall repair all damage to the Premises resulting from such removal, normal wear and tear excepted. Landlord’s right to require removal shall be limited to only those Initial Tenant Improvements that are not normally found in a combined administrative office and wet and dry laboratory facility (for example, fitness areas) or that are not of a scale appropriate to the size of the building (for instance, if a cafeteria seating capacity is designed to accommodate a population greater than that which can be housed in the building then Landlord shall have the right to require that Tenant remove (or, at Tenant’s election, downsize) those improvements designed for a population greater than that housed in the building).
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     2.4. Construction of Initial Tenant Improvements.
          2.4.1 Pre-Construction Submittals to Landlord. At least ten (10) business days prior to the commencement of construction of the Initial Tenant Improvements, Tenant shall submit the following items to Landlord:
               2.4.1.1 A written statement setting forth the proposed commencement date and the estimated completion date for the Initial Tenant Improvements;
               2.4.1.2 Certificates of insurance (and endorsements) from Tenant, Tenant’s Contractor, and all other Tenant parties (exclusive of Tenant’s Contractor’s subcontractors) intending to enter the Premises for purposes of constructing the Initial Tenant Improvements, evidencing the insurance required to be maintained by such parties pursuant to the terms of this Lease;
               2.4.1.3 Copies of all building permits, and all other permits and approvals required by governmental agencies to construct the Initial Tenant Improvements; and
               2.4.1.4 A copy of the fully executed Construction Contract with Tenant’s Contractor.
Notwithstanding the foregoing, at least ten (10) business days prior to the commencement of work by any subcontractor hired by Tenant’s Contractor to perform (in whole or in part) the Initial Tenant Improvements, Tenant shall provide Landlord with written notice of the name and address of such subcontractor, the scope of work of such subcontractor, and certificates of insurance from such subcontractor, evidencing the insurance required to be maintained by such subcontractor (or by Tenant’s Contractor on behalf of such subcontractor) under Section 2.2.2.2 of this Work Letter.
          2.4.2 Conduct of Work. Tenant shall cause Tenant’s Contractor to perform the work of the Initial Tenant Improvements in an orderly manner, removing trash and debris generated by Tenant’s Contractor and its subcontractors from the Premises as required to maintain a safe and orderly worksite, and Tenant shall not permit any pipes, wires, boards or other construction materials brought into the Premises by Tenant’s Contractor or any of its subcontractors to cross public areas in a manner constituting a nuisance. All construction work of the Initial Tenant Improvements shall be undertaken in material compliance with all Applicable Laws and Landlord’s reasonable rules and regulations. If Tenant fails to comply with these requirements, Landlord shall have the right, but not the obligation, in addition to all other remedies available to Landlord due to Tenant’s default, to cause remedial action (at Tenant’s cost) as reasonably deemed necessary by Landlord to protect the public. Tenant shall complete construction of the Initial Tenant Improvements free and clear of all liens, security interests and encumbrances of any kind, and (subject to Tenant’s right under Section 2.4.4.2 below) Tenant shall remove from title (by bonding or otherwise) any mechanic’s liens filed against the Building and/or the Premises within fifteen (15) business days following Tenant’s notice thereof. If Tenant fails to post such bond or otherwise remove such lien of record within said time period, Landlord shall have the right, but not the obligation, in addition to all other rights and remedies available under the Lease and the applicable requirements of Section 2.4.4.2 below, to pay the claim for such lien or obtain a bond to remove the lien as a lien against property, in which event Tenant shall reimburse Landlord in full, including attorneys’ fees, for any such expense, within fifteen (15) days after notice from Landlord.
          2.4.3 Use of Equipment. Landlord and Tenant acknowledge that during the sixty (60) day Early Access Period, and thereafter while Landlord is completing the Landlord’s Work and any Punch List work associated with Landlord’s Work, it is anticipated that Landlord and Tenant will both be performing work within the Premises concurrently, and that Landlord’s Contractor or any subcontractor of Landlord’s Contractor may have equipment on the Premises for the performance of Landlord’s Work that Tenant (or Tenant’s Contractor or any subcontractor of Tenant’s Contractor) is desirous of using for the construction of the Initial Tenant Improvements. Should Tenant be desirous of using any such equipment for the performance of the Initial Tenant Improvements, Tenant must obtain the prior written consent of Landlord (which will not be unreasonably withheld provided the use of such equipment will not delay the completion of Landlord’s Work or increase the costs of Landlord’s Work) and Landlord’s Contractor or any subcontractor that owns, rents or has control over such equipment
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to use such equipment, provided, however, that Tenant’s Contractor and any subcontractor of Tenant’s Contractor shall be able to use the elevator or other alternative exterior service elevator for access to the upper floors of the Building and the temporary electrical power source to the Building. Landlord will cooperate with Tenant at no additional cost or liability to Landlord in Tenant’s efforts to obtain the consent of Landlord’s Contractor or any subcontractor, as the case may be, for the use by Tenant or Tenant’s Contactor of such equipment. Tenant shall be solely responsible for payment of any additional costs, fees and charges required by Landlord’s Contractor or the subcontractor for such use of the equipment. If such additional costs, fees or charges are assessed to Landlord, then Tenant shall pay Landlord for such costs, fees or charges within thirty (30) days after written request from Landlord. Tenant shall be responsible for any damage to person or property, including any damage to any equipment of Landlord or Landlord’s Contractor or subcontractor as a result of use of such equipment by Tenant or Tenant’s Contractor or any subcontractor of Tenant’s Contractor. Tenant shall protect defend, indemnify, and hold Landlord, and its agents, representatives, consultants, contractors, and affiliated entities harmless from and against any and all claims, actions, damages, liability and expense (including, without limitation, fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises as a result of the use of any such equipment by Tenant or anyone under Tenant’s control.
          2.4.4 Establishment of Escrow Account / Posting of Bonds.
               2.4.4.1 Schedule for Tenant’s Initial Tenant Improvements. With respect to the schedule for the construction of the Initial Tenant Improvements, based on Tenant’s current business projections, Tenant currently intends to (a) substantially complete the offices and related amenities (the “Office Work”) within four (4) months after Substantial Completion of the Building Shell and to (b) substantially complete the Labs (the “Lab Work”) within six (6) months after the Substantial Completion of the Building Shell. If, at any time after that date which is sixty (60) days following Substantial Completion of the Building Shell, Tenant is more than thirty (30) days behind schedule with respect to the construction of the Office Work and the Lab Work, subject to Force Majeure Delays and Landlord Delays, Landlord shall have the right, by delivering written notice of the same to Tenant, and if Tenant does not remedy such failure within thirty (30) days following receipt of such written notice, then Tenant shall be obligated to comply with the terms and provisions of Section 2.4.4.3 below. At the time the Tenant’s Final Plans are submitted, Tenant shall provide Landlord with a schedule for construction of the Initial Tenant Improvements (with separate schedules for the Office Work and the Lab Work) which shall be reflected in the Tenant’s Construction Documents and be the basis for Landlord’s rights under Section 2.4.4.3 below. Landlord acknowledges that Tenant’s business requirements for the Building are subject to change during the one-year period following the date of the Lease, and agrees that if any changes to Tenant’s intended use of the Premises result in Initial Tenant Improvements which will reasonably require more time for construction than those periods set forth in this Section 2.4.4.1 above, then Landlord will not unreasonably withhold its approval of a construction schedule that reasonably requires longer periods for completion of the Office Work and/or the Lab Work; provided, however, that any additional time provided for construction of such work shall not postpone or delay the date for the commencement of the Term of the Lease or the date by which Tenant must commence paying rent or any other sums under the Lease.
               2.4.4.2 Failure to Obtain Mechanic’s Lien Releases. As a condition to paying any contractor, subcontractor, material supplier, or design professional (that has served or filed pre-lien notices with Landlord) providing labor, material, equipment or services with respect to the Initial Tenant Improvements, Tenant agrees to obtain conditional and unconditional lien releases from such contractors, subcontractors, material suppliers, or design professionals in accordance with California law, and agrees to promptly deliver the latest copies of the same to Landlord on a monthly basis; provided, however, that the foregoing shall not prohibit Tenant from engaging in good faith disputes, from time to time, with such persons relating to the cost and/or performance of their goods and services; in which case, Tenant shall not be required to provide conditional or unconditional lien releases from persons who are engaged with Tenant in such disputes as long as (i) Tenant removes, whether by posting a bond or otherwise paying a claim, any mechanic’s lien filed against the property even if Tenant is in good faith disputing such claim or lien, and (ii) the aggregate amount of all disputed claims outstanding at any time is not more than $100,000. If the aggregate amount of the disputed claims are more than $100,000.00, then Tenant shall be required to deposit in escrow that
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amount in excess of $100,000.00, which amount shall be held in escrow until either (a) the amount in dispute is equal to or less than $100,000.00, or (b) Tenant provides a surety bond resulting in the unbonded amount of disputed claims being equal to or less than $100,000.00. Such escrow account shall be established in accordance with the requirements set forth in Section 2.4.4.3.1 below. If a mechanic’s lien for a disputed claim for which funds have been deposited in escrow by Tenant is bonded off by Tenant, then funds deposited in escrow for such disputed claim may be withdrawn from escrow. If as a result of such bonding, the amount of the bonded claims are less than or equal to $100,000.00, then the entire escrowed amount shall be refunded to Tenant. Should Tenant fail to provide Landlord with evidence that Tenant has made timely payment to such contractors, subcontractors, material suppliers or design professionals of undisputed funds in accordance with the procedures set forth in Section 2.6.3 below and removed (or bonded off) any lien against the property, then provided that Tenant does not remedy such failure within fifteen (15) business days after Landlord notifies Tenant, in writing, to do the same, then Landlord shall have the right, by delivering written notice of the same to Tenant, to require that Tenant comply with the terms and provisions of Section 2.4.4.3 below.
               2.4.4.3 Adequate Assurance of Completion. Should Tenant fail to timely cure any failure to comply with its obligations under Section 2.4.4.1 or 2.4.4.2 above, then Tenant shall immediately thereafter, do one of the following:
                    2.4.4.3.1 Escrow Account. Tenant shall place that portion of Tenant’s Over Allowance Amount that is reasonably necessary for Tenant to fund the remaining Tenant’s Costs of the Work (as defined in Section 2.6 below), as reasonably determined by Landlord and Tenant, into an escrow account established by Landlord for the benefit of both Landlord and Tenant. Said escrow account shall be used to fund all amounts remaining payable to the contractors, subcontractors, engineers, designers, material suppliers and all other parties entitled to payment for the design or construction of the Initial Tenant Improvements at the time such escrow is to be funded. Money may only be withdrawn from such escrow account for purposes of paying the contractors, subcontractors, engineers, designers, material suppliers and all other parties entitled to payment for the design and/or construction of the Initial Tenant Improvements. In addition, the withdrawal of funds from such escrow account shall only be made with either (a) a certification for payment from Tenant’s Architect that the parties entitled to payment have performed the work associated with such withdrawal request, or (b) written authorization from both Landlord and Tenant; and under no circumstances shall money be withdrawn from such account unless all corresponding conditional and unconditional lien releases are provided by the parties to be paid from such escrow account. Landlord and Tenant agree to timely execute any escrow instructions that are reasonably necessary in order to carry out the intent of this Section 2.4.4.3.1.
                    2.4.4.3.2 Bonds. Tenant shall provide Landlord, at Tenant’s sole cost and expense, with a completion bond, a performance bond, and/or other bond requested by Landlord as may be necessary to complete the Initial Tenant Improvements and to protect Landlord’s interest in the Building, the Premises, and/or the Project. The amount of such bond(s) shall be reasonably determined by Landlord and Tenant, but shall be based on that portion of Tenant’s Over Allowance Amount that is reasonably necessary for Tenant to fund the remaining Tenant’s Costs of the Work.
          2.4.5 Notice of Completion; Copy of Record-Set of Plans. Within ten (10) calendar days after completion of construction of the Initial Tenant Improvements, Tenant shall cause a notice of completion (or the equivalent notice required under applicable local law to provide notice to all contractors, subcontractors and materialmen that the work is completed and the time for filing any mechanic’s lien is running) to be recorded in the Official Records of the County in which the Building is located, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction: (a) Tenant shall cause Tenant’s Contractor and Tenant’s Architect, as applicable (i) to update Tenant’s Final Plans as necessary to reflect all changes made to Tenant’s Final Plans during the course of construction, (ii) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) to deliver to Landlord two (2) sets of printed copies of “as-built” drawings (in computer assisted design format (“CAD”)), as well as an electronic formatted copy, within ninety (90) calendar days following issuance of a certificate of occupancy for the
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Premises; and (b) Tenant shall deliver to Landlord a copy of all signed building permits and certificates of occupancy, and all warranties, guaranties, and operating manuals and information relating to the Initial Tenant Improvements. Further, after the expiration of the Term or the earlier termination of the Lease, Tenant shall, at Landlord’s written request, promptly assign to Landlord all of Tenant’s remaining rights, title and interest in and to any and all Plans, contracts, warranties, guarantees and other documents associated with those Initial Tenant Improvements remaining on the Premises after Tenant’s surrender thereof.
          2.4.6 Correction of Work. As a condition to the payment of each progress payment of the Tenant Improvement Allowance, Landlord may notify Landlord’s Architect, Tenant and Tenant’s Architect of Landlord’s decision to perform a walk-through inspection of the Initial Tenant Improvements on a day that is not later than five (5) business days following Landlord’s receipt of the Draw Request for each progress payment and the date and time (during normal business hours) for such walk-through inspection of the Initial Tenant Improvements for purposes of determining whether there are any patent defects in the construction of the Initial Tenant Improvements (the “Progress Payment Walk-Through Inspection”). Such scheduled date and time for a Progress Payment Walk-Through Inspection is referred to herein as a “Progress Payment Walk-Through Date.” Landlord, Tenant and Tenant’s Contractor, as well as Tenant’s Architect (if desired by Tenant), shall meet at the Premises at the designated time on the inspection date. If Tenant’s desired representative(s) is/are not available on the applicable Progress Payment Walk-Through Date, Tenant shall notify Landlord of the same, in writing, at least two (2) days prior to the applicable Progress Payment Walk-Through Date, in which case, the parties shall coordinate another date and time for the walk-through, which shall be no later than five (5) days after the originally scheduled Progress Payment Walk-Through Date. If during the Progress Payment Walk-Through Inspection, Landlord and Tenant agree that the corresponding work is free of material defects and in substantial conformance with the Tenant’s Final Plans, then (a) Landlord and Tenant shall document such fact in writing (the “TI Completion Notice”), and (b) Landlord shall identify, in writing, those items of the Initial Tenant Improvements that are in need of repair, or that have yet to be completed, and that Tenant agrees to repair (the “TI Punch List”); provided, however, that any TI Punch List work shall be minor in nature, and shall not interfere with the continued construction of the Initial Tenant Improvements or occupancy of the Premises for the Permitted Uses set forth in the Lease in connection with the Final Scheduled Payment, and shall, in any case, be reasonably capable of completion within thirty (30) days after the applicable Progress Payment Walk-Through Date. Should Tenant disagree with the items on the TI Punch List, Tenant shall notify Landlord, in writing within two (2) business days following receipt of the proposed TI Punch List from Landlord, of such disagreement and Tenant’s proposed changes to the TI Punch List. If the parties are unable to agree upon the TI Punch List scope of work, then any such disagreement shall be resolved in accordance with Section 1.4.6.2; provided that the applicable Progress Payment shall be made by Landlord net of the reasonably estimated cost of correcting the TI Punch List items disputed by Tenant. The TI Completion Notice shall be binding on Landlord and Tenant, subject to resolution of any disagreement relating to the scope of work of the TI Punch List. TI Punch List items that are determined to be defective or not in substantial conformity with Tenant’s Final Plans (as may be amended in accordance with the requirements set forth herein) shall be promptly corrected by Tenant. Landlord’s failure to require a Progress Payment Walk-Through Inspection by timely delivery of the written notice required above shall be deemed Landlord’s waiver of such inspection rights for such Progress Payment.
     2.5. Indemnity/Insurance.
          2.5.1 Indemnity. Tenant’s obligation to defend, indemnify, and hold Landlord harmless as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities (collectively, “Claims”) related in any way to the Initial Tenant Improvements, or any act or omission of Tenant or any contractor, subcontractor, material supplier, architect, engineer, consultant or any other party employed, directly or indirectly, by Tenant with respect to the Initial Tenant Improvements, or in connection with Tenant’s non-payment of any amount arising out of the Initial Tenant Improvements that Tenant is required to pay pursuant to the terms of this Lease; provided, however, that Tenant shall not be obligated to defend, indemnify, and hold Landlord harmless from and against any such Claims to the extent the same arise directly due to Landlord’s intentional failure to timely pay Tenant any portion of the Tenant Improvement Allowance that is then due, payable, and undisputed under this Work Letter.
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          2.5.2 Insurance Requirements. In addition to the insurance requirements set forth in the Lease, until the Final Scheduled Payment is received by Tenant in accordance with Section 2.6.3.2 below, Tenant shall carry, or shall cause its Contractor to carry, “Builder’s All-Risk” insurance for the full replacement cost of the Initial Tenant Improvements, and otherwise in the form required in Section 2.2.2.2 of this Work Letter. Such “Builder’s All-Risk” insurance coverage shall preclude or waive subrogation claims by the insurer against Landlord, or its agents, employees, or representatives, and contain a provision that the company writing said policy will give Landlord thirty (30) calendar days’ prior written notice of any cancellation or lapse of the policy or any reduction in the amounts of such insurance. In the event that the Initial Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense, subject to Landlord’s obligation to repair any damages to the Landlord’s Work covered by Landlord’s insurance. Prior to Substantial Completion of Landlord’s Work, Landlord shall carry, or cause Landlord’s Contractor to carry, “Builder’s All Risk” insurance for the full replacement cost of Landlord’s Work, excluding costs for footings and excavation and any off-site work, as an expense included in the cost of Landlord’s Work prior to Substantial Completion of the Building Shell, and in CAM Charges thereafter. Landlord shall cause such “Builder’s All-Risk” insurance coverage on the Landlord’s Work to preclude or waive subrogation claims by the insurer against Tenant, or its agents, employees or representatives, and contain a provision that the company writing such policy will give Tenant thirty (30) calendar days prior written notice of any cancellation or lapse of the policy or any reduction in the amounts of such insurance prior to the Substantial Completion of Landlord’s Work. Upon Substantial Completion of the Landlord’s Work, the “Builder’s All-Risk” insurance coverage shall be replaced by an “all risk” policy of property insurance covering the replacement cost of Landlord’s Work (exclusive of the Initial Tenant Improvements) in accordance with the requirements of Section 6.3.1 of the Lease. Following Landlord’s receipt of a Draw Request satisfying the conditions for the Final Scheduled Payment, Landlord shall cause the Landlord’s “all risk” policy of insurance on the Premises to include the full replacement cost of the Initial Tenant Improvements, and delivery of the Final Scheduled Payment shall be deemed Landlord’s assumption of property insurance coverage for the Initial Tenant Improvements. In the event that the Landlord’s Work is damaged by any cause during the course of construction thereof, Landlord shall immediately repair the same at Landlord’s sole cost and expense, subject to Tenant’s obligation to repair any damages to the Initial Tenant Improvements covered by Tenant’s insurance. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease or this Work Letter.
     2.6. Tenant’s Costs of the Work and Tenant Improvement Allowance.
          2.6.1 Tenant Improvement Allowance. Landlord agrees to reimburse Tenant One Hundred Dollars ($100) per square foot of Lab Space (of which 40% can be office/support space without reducing the Lab Space allowance), up to a maximum equal to the total rentable square footage of one entire floor of the Building, and Fifty Dollars ($50) per square foot of the remainder of the Rentable Square Footage of the Building (as defined in Section 2.1 of the Lease) (collectively, the “Tenant Improvement Allowance”) for Tenant’s Costs of the Work (defined in Section 2.6.5 below) incurred by Tenant for the construction of the Initial Tenant Improvements. Before the Initial Payment toward the cost of the Initial Tenant Improvements, Landlord and Tenant shall agree on (a) the total square footage of the Lab Space within the Building, based on Landlord’s and Tenant’s Architects’ confirmation of the as-built construction of the Building and Tenant’s Final Plans, and (b) on the total amount of the Tenant Improvement Allowance. Such square footage determination, as well as such Tenant Improvement Allowance determination, shall be binding on Landlord and Tenant throughout the Lease Term.
          2.6.2 Tenant’s Responsibility for Costs; Distribution of Allowance. Tenant shall bear the cost of Initial Tenant Improvements, including, without limitation, costs in connection with design, engineering, plan checking, special inspections and testing, Tenant’s consultants, and permits and fees for the Initial Tenant Improvements Work. After Landlord’s approval of Tenant’s Final Plans, Tenant shall deliver to Landlord (for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed) a detailed breakdown of the estimated costs to be incurred for the design and construction of the Initial Tenant Improvements (the “Total Estimated Costs of Tenant’s Initial Improvements”). Tenant shall incorporate any reasonable requested changes from Landlord with respect to such estimated costs. Tenant shall update such estimate from time to time to reflect any increases in
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the costs of constructing the Initial Tenant Improvements. After Landlord’s approval of the Total Estimated Costs of Tenant’s Initial Improvements, Tenant shall provide Landlord with a detailed breakdown of the estimated final costs to be incurred, and that have been incurred, in connection with the Initial Tenant Improvements, setting forth the estimated cost of the construction of the Initial Tenant Improvements in excess of the Tenant Improvement Allowance (the “Over Allowance Amount”).
          2.6.3 Distribution of Tenant Improvement Allowance. During the construction of the Initial Tenant Improvements, the Tenant Improvement Allowance (to the extent payable to Tenant) shall be disbursed by Landlord in three payments to Tenant as follows:
               2.6.3.1 Provided that Tenant complies with the Draw Request procedures set forth in Section 2.4.6 above and Section 2.6.4 below, after 33% of the Total Estimated Costs of Tenant’s Initial Improvements (as modified by any changes thereto as permitted under Section 2.3.6 above) have been paid by Tenant and after Tenant’s Architect certifies, in writing, that the Initial Tenant Improvements are at least 33% complete, Tenant shall have the right to request a draw on the Tenant Improvement Allowance in an amount equal to the product of the Tenant Improvement Allowance times 33%, minus any portion of the Tenant Improvement Allowance previously paid by Landlord for any Change Request Costs as provided in Section 1.11.3 above, which amount requested by Tenant shall be paid by Landlord in accordance with Section 2.6.4 below (“Initial Payment”).
               2.6.3.2 Provided that Tenant complies with the Draw Request procedures set forth in Section 2.4.6 above and Section 2.6.4 below, after 66% of the Total Estimated Costs of Tenant’s Initial Improvements (as modified by any changes thereto as permitted under Section 2.3.6 above) have been paid by Tenant and after Tenant’s Architect certifies, in writing, that the Initial Tenant Improvements are at least 66% complete, Tenant shall have the right to request an additional draw down on the Tenant Improvement Allowance in an amount equal to the product of the Tenant Improvement Allowance times 66%, minus any portion of the Tenant Improvement Allowance previously paid by Landlord at Tenant’s request, which amount requested by Tenant shall be paid by Landlord in accordance with Section 2.6.4 below.
               2.6.3.3 Provided that Tenant complies with the Draw Request procedures set forth in Section 2.4.6 above and Section 2.6.4 below, after 100% of the Total Estimated Costs of the Work for Tenant’s Initial Improvements (as modified by any changes thereto as permitted under Section 2.3.6 above) have been paid by Tenant and after Tenant’s Architect certifies, in writing, that the Initial Tenant Improvements are 100% complete (except for any TI Punch List items), Tenant shall have the right to request an additional draw down on the remaining balance of the Tenant Improvement Allowance, which amount requested by Tenant shall be paid by Landlord in accordance with Section 2.6.4 below (the “Final Scheduled Payment”) provided, however, that under no circumstances shall such draw down amount cause the total amount withdrawn from the Tenant Improvement Allowance to exceed the Tenant’s Costs of the Work (as defined in Section 2.6.5 below).
               2.6.3.4 Notwithstanding anything to the contrary contained herein, as of the Commencement Date, if any portion of the Tenant Improvement Allowance has yet to be paid to Tenant, Tenant shall be allowed to draw down the entire remaining unpaid balance of the Tenant Improvement Allowance to reimburse Tenant for a portion of the Over Allowance Amount previously paid by Tenant.
          2.6.4 Draw Request for Payment of Allowance.
               2.6.4.1 Any request to draw on the Tenant Improvement Allowance (each, a “Draw Request”) shall include the following items, the delivery of which are a condition to Landlord’s obligation to pay Tenant the Tenant Improvement Allowance hereunder: (a) a copy of all design, consultant, construction, and material supplier contracts for the Initial Tenant Improvements (the “Tenant Construction Contracts”), that have been entered into by Tenant prior to the date of the Draw Request (which shall cover all work for which Tenant seeks payment under the Draw Request) and any change orders associated therewith (each contract and change order need be submitted only once and may be in the form of Tenant’s corporate form of purchase orders for change orders and supplier contracts); (b) a copy of the latest request for payment from Tenant’s Contractor, approved by Tenant, in a form reasonably acceptable to
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Landlord,showing the percentage of completion of the Tenant Improvements in the Premises, and detailing the portion of the work completed, and the portion not completed, as well as a copy of the corresponding executed conditional and unconditional mechanic’s lien release associated with such invoice from Tenant’s Contractor meeting the requirements of California law; (c) copies of the latest up to date executed conditional and unconditional mechanic’s lien releases, in accordance with California law, from all engineers, subcontractors, and material suppliers that have served or filed pre-lien notices with Landlord, in the statutory form; (f) a certificate from Tenant’s Architect certifying the requisite percentage of completion of the work associated with the Initial Tenant Improvements has been completed so as to entitle Tenant to draw on the Tenant Improvement Allowance, and (g) evidence showing that the Tenant’s Costs of the Work paid for by Tenant as of the date that such Draw Request is submitted to Landlord equal or exceed the requisite percentage of Tenant’s Estimated Costs of Tenant’s Improvements. Notwithstanding the foregoing, if Tenant has paid any portion of the Tenant’s Costs of the Work to Tenant’s Contractor or any subcontractors, engineers, design professionals or material suppliers, but pursuant to any unresolved dispute, such persons shall fail to deliver an unconditional lien waiver, then as long as Tenant provides reasonably satisfactory security against the enforcement of any mechanics’ lien not waived unconditionally pursuant to the requirements in Sections 2.4.4 (and all subsections thereof), Tenant shall receive reimbursement of the amount paid by Tenant from the Tenant Improvement Allowance.
               2.6.4.2 Thereafter, Landlord shall deliver a check made payable to Tenant for the amount requested by Tenant from the Tenant Improvement Allowance within twenty (20) days following receipt of a Draw Request including the information required pursuant to Section 2.6.4.1. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s Draw Request.
               2.6.4.3 Tenant shall cooperate in a commercially reasonable manner (and as long as such disbursement schedule does not result in any increased costs to Tenant due to late fees or interest payable to its contractors or suppliers) with the disbursement schedule of Landlord’s construction lender and Landlord shall use reasonable efforts to insure that such amounts are paid promptly in accordance with Section 2.6.4.2 above.
     Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to pay Tenant, and Tenant shall waive its right to collect from Landlord, any portion of the Tenant Improvement Allowance that is not invoiced to Landlord, in accordance with the requirements set forth herein within eighteen (18) months after the Commencement Date.
          2.6.5 Tenant’s Costs of the Work. For purposes of this Article 2.6, the “Tenant’s Costs of the Work” shall mean and include all of the following costs incurred by Tenant with respect to the design and construction of the Initial Tenant Improvements: (a) all design fees, engineering fees and plan check fees, (b) all deposits, fees and costs for building and other permits, licenses and approvals; (c) tests and inspections; (d) insurance and bond premiums; and (e) all amounts payable to architects, engineers, designers, contractors, and subcontractors retained by Tenant or Tenant’s Contractor for the Initial Tenant Improvements, and all suppliers and vendors providing materials and services as part of the work of the Initial Tenant Improvements. Tenant’s Costs of the Work expressly excludes the costs of (i) Tenant’s furniture, and (ii) any Tenant equipment that Tenant may remove from the Premises in its sole discretion at the expiration of the Term or the earlier termination of the Lease, pursuant to the terms and provisions of the Lease.
     2.7. Transfer/Assignment of Lease. Notwithstanding anything to the contrary contained herein, to the extent that the Landlord originally named in the Lease (the “Original Landlord”) assigns or otherwise transfers its interest in the Premises prior to (a) the substantial completion of Landlord’s Work, or (b) Landlord’s distribution of the entire Tenant Improvement Allowance which Tenant is entitled to receive under this Work Letter (collectively, the “Original Landlord Requirements”), then the Original Landlord shall remain responsible for, and shall warrant the completion of such Original Landlord Requirements, notwithstanding such conveyance, unless the new owner has expressly agreed to assume the obligation to perform the Original Landlord Requirements.
     2.8. Temporary Facilities During Construction. Until the Substantial Completion of the Building Shell, storage of Tenant’s Contractor’s and subcontractors’ construction material,
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tools, equipment and debris shall be confined to those areas that are reasonably designated for such purposes by Landlord; provided, however that the location of such storage areas will not interfere with Tenant’s completion of the Initial Tenant Improvements. Tenant shall not be responsible for any loss or damage to Landlord, Landlord’s Contractor, or their agents, representatives, subcontractors, consultant’s or employees’ equipment (each a “Landlord Party”), unless such loss or damage arising from the gross negligence or willful misconduct of Tenant or Tenant’s Contractor or any of their respective agents, representatives, subcontractors or employees so long as such loss or damage is covered by insurance carried by the applicable Landlord Party; provided, however, that this Section shall be subject to any agreement that Tenant may have with such Landlord Party as required under Section 2.4.3. After the Substantial Completion of the Building Shell, and until the Substantial Completion of Landlord’s Work, storage of Landlord’s Contractor’s and Tenant’s Contractor’s construction material, tools, equipment and debris outside the Building Shell shall be confined to those areas outside the Building Shell that may be designated for such purposes by Landlord, and storage of same within the Building Shell shall be confined to those areas within the Building Shell reasonably designated by Tenant, provided, however that the location of such storage areas will not interfere with Landlord’s completion of Landlord’s Work. Landlord shall not be responsible for any loss or damage to Tenant, Tenant’s Contractor, or their agents, representatives, subcontractors, consultant’s or employees’ equipment (each, a “Tenant Party”), unless such loss or damage arising from the gross negligence or willful misconduct of Landlord or Landlord’s Contractor or any of their respective agents, representatives, subcontractors or employees so long as such loss or damage is covered by insurance carried by the applicable Tenant Party.
ARTICLE 3. MISCELLANEOUS
     3.1. Business Day. A “business day” is a day other than a Saturday, a Sunday or a legal holiday as recognized by the Superior Court in the County in which the Premises are located. Unless expressly defined as a “business day”, all references to the term “day” shall mean a “calendar day.”
     3.2. Time of the Essence. Time is of the essence in this Work Letter, and unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.
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SCHEDULE B-1
THE BUILDING SHELL
(LANDLORD’S WORK)
Building Specifications
“*” indicates Landlord’s Work that may lag
behind the Substantial Completion of the Building Shell.
     The developed building shell and site will reflect a high image Life Science/R&D environment per a schedule of design drawings attached. The building shell shall include the following:
Building Structure, Foundation and Floors
•	One three (3) story steel braced frame building over grade level and sub-grade parking.

•	Structural components for a shell building, including foundations, footings, columns, beams, joints, purlins, girders, headers and other structural members as required to support the building structure.

*	Podium and surface parking on south side of Building

•	Fireproofing of structure as required by code.

•	Seismic importance factor of structure to be 1.0 per code.

•	PSE stated that the vibration were 6000-8000 MIPs at the 2nd and 3rd floors and 5000 MPS at the 1st floor over garage level.

•	Exterior façade will be a curtain wall system consisting of double insulated glass and GFRC, or precast concrete, or metal panels. Interior walls will be unfinished and will not include insulation, drywall, studs, etc.

•	Typical floor to floor heights to be sixteen (16) feet.

•	Typical elevated floors to have vented metal deck with concrete topping slab. The floor ratings are as follows:

Garage to 1st floor: 3 hour

1st to 2nd floor: 2 hour

2nd to 3rd floor: 2 hour

Roof: 1 hour

•	Waterproof membrane on podium floor under landscape panel and surface parking.

•	Parking levels 1 & 2 to have reinforced concrete slab-on-grade with capillary moisture break or waterproofing.

•	Main building entrances to include double (narrow style aluminum) doors and canopy; design and installation of vestibule, custom doors, door security, specialty hardware or modifications to be a part of tenant improvement.

•	Two stairs assemblies with enclosures as required by code.
Schedule B-1

•	Exterior and/or basement level service area with location and size to be determined.

•	One loading area with loading door.
Roof
•	Roof floor: Vented metal deck with insulated roof deck and structural support for mechanical area.

•	Roof system: Four ply built-up roof or single ply EPDM or PVC systems with insulation to meet Title 24 requirements.

•	Roof screen design: Landlord to design roof screen with support system to support future penthouse; supports for major rooftop equipment and davit pedestals of window washing will be stubbed through roof membrane; roof screen installation to be part of tenant improvement.

•	Ladder and roof hatch for roof access.
Elevators
•	Installation of one hydraulic freight elevator, 5,000 lbs. rated, 150 fpm capacity in lieu of 4,000 lbs. rated (per CA RFI #1)

•	Installation of two traction passenger elevators, 3,500 lbs. Rate, 350 fpm capacity, in lieu of one hydraulic elevator rated 2,500 lbs (per CA RFI #1)

•	*May be pending State of California inspection/licensing of elevators
Sewer, Drainage and Plumbing
•	Sanitary sewer system to consist of one domestic line and one industrial waste line. Any monitoring requirements to be part of the tenant improvement.

•	The sanitary sewer laterals (domestic) will be piped up through each floor. All distribution to be part of the tenant improvement. Industrial waste line to terminate at garage.

•	Domestic and irrigation water mains connected to the city water main in the street. Domestic line to be brought to the building with all distribution to be part of the tenant improvement.

•	Roof drain leaders and roof overflows piped and draining onto paved areas or connected to the site storm drainage system.

•	Underground site storm drainage systems shall be connected to the city storm system main.

•	Service hook-up and meter fees at cost of Tenant.
Utilities and Electrical
•	The electrical service is anticipated to be 3,000 to 4,000 amps of 277/480 volt, three phase, four wire power. The electrical service will include underground conduit, wire feeders, transformers, transformer pads, as well as secondary conduits and secondary feeders from transformer pads into the building’s electrical room.

•	Underground pull section and house panel for exterior lighting, landscaping, and garage ventilation system. *Meter may be part of the
Schedule B-1

Landlord’s Work to be done after Building Shell completion if the City does not permit a temporary meter and electricity is being provided from a neighboring property (provided that the Building Shell work shall not be substantially complete if Tenant is required to provide electricity for the work of the Initial Tenant Improvements by means of an on-site generator). However, Tenant must request and apply to PG&E for the installation of the meter and the establishment of the account in Tenant’s name before the meter can be installed.
•	* An electrically operated landscape irrigation system, with controller, such that it is a complete and functioning system.

•	Underground conduit from the building to the main fire protection system shut-off valve (PIV) for installation of supervisory alarm wiring.

•	Telephone service conduits from the street to a designated location in the building.

•	* Gas line connected to the public utility main and run to gas meter location.
Mechanical
•	Mechanical exhaust fans as needed for parking garage.
Fire Protection (Sprinklers)
•	A complete and fully functional overhead shell building system of ordinary hazard density distributed throughout the building.

•	System shall include all upright pendant sprinkler heads (“uppers”) with future sprinkler head drops to be part of the tenant improvement.
Sitework and Landscaping
•	*Landlord’s Work will include site work outside the building and shall include grading, asphalt concrete, paving, landscaping, landscape irrigation, curbs, gutters, sidewalks, specialty paving (if any), retaining walls, and trash enclosures.

•	*Paving sections for automobile and truck access shall be according to the Geologic Soils Report.

•	*All parking lot striping, including handicap signage wheel stops and spaces.

•	*Basic exterior directional signage

•	*Site lighting
Structural Design Criteria: Gravity
The Building will be designed for the gravity loads listed below. The designation of “Mechanical penthouse” is intended to apply to a specific area above the third floor roof; the area designated “Roof screened area” is that area outside of the Mechanical penthouse, bounded by the roof screen; and the area designated as “roof” is the area outside the roof screen.

Area	Live Load	Dead Load
Mechanical penthouse roof	20 psf[1]	10 psf suspended[5]
Roof	20 psf[2]	10 psf suspended[5]
Roof screened area	50 psf[2]	10 psf suspended[5]
Schedule B-1

Penthouse floor	100 psf[3]	20 psf suspended[6]
Third floor	100 psf[4]	20 psf suspended[6]
Second floor	100 psf[4]	20 psf suspended[6]
First floor	100 psf[4]	20 psf suspended[6]
Podium level	250 psf[4]	5 psf suspended[5]
Parking level 1	50 psf[4]	5 psf suspended[5]
Parking level 2	50 ps4	NA

***	Additional weight load requirements to 250 psi (per CA RFI #1):
Floor One: Grid 3-4 / B-C            Grid 7-8 / B-C
Floor Three: Grid 3-4 / B-C            Grid 7-8 / B-C

Footnotes:
[1]	With no allowable area reduction
[2]	With provision for 5k point load anywhere on joist
[3]	With provision for 10k point load anywhere on joist
[4]	With no allowable area reduction in vertical loading on horizontal framing members
[5]	With provision for 2k point load
[1] With provision for 5k point load
Schedule B-1

SCHEDULE B-2
PRELIMINARY DEVELOPMENT AND DELIVERY SCHEDULE
FOR THE BUILDING SHELL AND LANDLORD’S WORK

Phase	Lease Benchmark Date

Outside Date to Secure Building Permit (Section 1.6.2)	August 1, 2007

Earliest Date of Early Access for Commencement of Initial Tenant Improvements (Section 16.3.1)	July 1, 2008

Earliest Date of Substantial Completion of Building Shell (Section 1.6.3.1)	September 1, 2008

Probable Date of Substantial Completion of Building Shell (informational only)	October 15, 2008

Substantial Completion of Building Shell or Penalties Accrue, subject to Tenant Delays and/or Force Majeure (Section 1.6.6.1)	November 30, 2008

Substantial Completion of Landlord’s Work or Or Penalties Accrue, Subject to Tenant Delays and/or Force Majeure (Section 1.6.6.2)	December 31, 2008
Schedule B-2

SCHEDULE B-3
DESIGN DOCUMENTS
FOR LANDLORD’S WORK
The following list of Design Documents attached to this cover sheet is based on plans and specifications submitted to the local governmental authority for plan checking. The Design Documents show work that is beyond the scope of Landlord’s Work as described in Exhibit B-1 to Exhibit B. However, the scope of Landlord’s Work is limited to the work described in Exhibit B-1.
Schedule B-3

SCHEDULE B-4
PRE-APPROVED MAJOR TRADE SUBCONTRACTOR
(see list attached to this cover sheet)
Schedule B-4

EXHIBIT C
RULES AND REGULATIONS
1. No awning, shade, sign, placard, picture, advertisement, name, or notice shall be inscribed, painted, installed or displayed on or outside the Building without written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Lessee’s expense. All approved signs or lettering on doors and facia shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord in accordance with Landlord’s standard signage policy. All requests for listing on the Building directory shall be submitted to the office of Landlord in writing and shall be subject to Landlord’s approval, not to be unreasonably refused. Any change requested by Tenant of Landlord of the name or names posted on directory, after initial posting, will be charged to Tenant.
2. Tenant, its employees, agents, contractors and invitees shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheeled pickup trucks, and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight; provided however that (i) occasional overnight parking by Tenant’s employees shall be permitted, and (ii) the full-time parking of Tenant-owned maintenance and other vehicles in the basement of the parking structure shall be permitted. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Project or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk, and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.
3. Tenant will not install or use any window coverings except those provided by Landlord. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Building.
4. Tenant shall not use or keep in the Building or on the Premises any kerosene, gasoline or flammable or combustible fluid or material (collectively, “Combustible Materials”) other than (i) those limited quantities necessary for the maintenance of office equipment, and (ii) those Combustible Materials that are necessary to and used in the ordinary course of Tenant’s business, including those associated with Tenant’s back-up generator, provided the same are used in full compliance with all applicable laws, rules and regulations pertaining to such use, and provided that Tenant shall be solely responsible for the same. Tenant shall not use or permit to be used in the Building or on the Premises any foul or noxious gas or substance, or permit or allow the Building or the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors or vibrations.
5. Tenant shall not alter any lock or install any new locks or bolts on any door on the Premises without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All re-keying of office doors, after occupancy, shall be at the expense of Tenant. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all locks for doors on the Premises, and in the event of loss of any keys furnished by Landlord, shall pay Landlord therefor.
6. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Project are prohibited, and Tenant shall cooperate to prevent same.
7. Landlord reserves the right to exclude or expel from the Premises any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of the Rules and Regulations of the Premises.
8. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s permission, except that Tenant may go upon the roof in order to fulfill Tenant’s maintenance obligations.
9. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Building closed. Landlord shall have no obligation to secure the Building or the Premises, and Tenant hereby releases Landlord, to the greatest extent allowed by law, from any responsibility for protecting the Building or the Premises from theft, robbery and pilferage. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with Landlord’s instructions in their installation. Tenant shall make provision for prompt termination of any sounding alarm and failure to do so shall constitute grounds for Landlord to require that Tenant’s alarm be modified as reasonably directed by Landlord or removed. Unless specifically permitted under its Lease, Tenant shall not install any radio or television antenna, loudspeaker or other devices on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
10. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord, shall be placed and maintained by Tenant at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.
11. All goods, including material used to store goods, delivered to Tenant at the Premises shall be immediately moved into the Building and shall not be left in parking or receiving areas overnight. Tenant shall not use or permit the use of any portion of the Premises for outdoor storage without the prior written consent of Landlord.
12. Tenant shall store all its trash and garbage within the Building or in the designated areas of the Premises established or consented to by Landlord. Tenant shall not allow refuse, garbage or trash to accumulate outside of the Building except on the day of scheduled scavenger pick-up services, and then only in areas designated for that purpose by the Landlord. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal within the Premises. Tenant shall notify Landlord in advance of any unusually large amount of trash to be disposed of in the designated trash areas, including without limitation, trash associated with any permitted construction by Tenant on the Premises, Tenant’s moving in or out of the Building or delivery to Tenant at the Premises of furniture, fixtures and equipment, and Tenant shall bear the expense of any special trash pick up necessary to remove such trash.
13. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Building or any part thereof except that pictures, certificates, licenses and similar items normally used in Tenant’s business may be carefully attached to the walls by Tenant. The cost of any special electrical circuits for items such as copying machines, computers, microwave, etc., shall be borne by Tenant unless the same are part of the Building standard improvements. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Building, in any manner except as approved by Landlord. Tenant shall repair or be responsible for the cost of repair of any damage resulting from noncompliance with this rule.
14. Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Premises or on streets adjacent thereto.
15. Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only use tires that do not damage the asphalt.
16. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violations of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused same.
17. The sidewalks, parking lots, driveways and entrances shall be used only as a means of ingress and egress and shall remain unobstructed at all times. Loitering on any part of the Premises or obstruction of any means of ingress or egress shall not be permitted.
18. Landlord may from time to time waive any one or more of these Rules and Regulations for the benefit of Tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations nor prevent Landlord from thereafter enforcing any such Rules and Regulations.
19. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

EXHIBIT D
Calculation of the Building Minimum Monthly Rent During First Year of Term
This Exhibit D forms a part of that certain Lease (the “Lease”) by and between Chamberlin Associates 180 Oyster Point Blvd., LLC, as Landlord, and Elan Pharmaceuticals, Inc., as Tenant, to which this Exhibit is attached. All capitalized terms referred to in this Exhibit shall have the same meaning provided in the Lease, except where expressly provided to the contrary in this Exhibit. This Exhibit D establishes the means of determining Minimum Monthly Rent only, and shall not modify the respective rights and obligations of Landlord and Tenant under the Lease or Work Letter; and in the event of any discrepancy between this Exhibit D and any contrary provision of the Lease or Work Letter (except for the Minimum Monthly Rent payable under the Lease), the terms and conditions of the Lease and Work Letter shall prevail.
The Building Minimum Monthly Rent for the first one year period after the Commencement Date (the "Initial Year”) shall be calculated as set forth in this Exhibit D.
1. Definitions:
     A. The “Actual Total Project Costs” is an amount per rentable square foot (“RSF”)1 equal to (1) the Total Project Cost per RSF as shown in the Project Budget Summary attached hereto as Schedule 1 (which is $432.49 per RSF), plus (2) the Sum of the Cost Factor Adjustments; with each Cost Factor thereof comprising the “Actual Project Cost Factor” of each such category of Cost Factor.
     B. The “Adjusted Return Rate” is defined as the sum of the Landlord’s Actual Financing Interest Rate and the Rate of Return Spread.
     C. The “Baseline Cost Factor” is defined as the baseline amount for each Cost Factor (defined in Section 1.D below) per RSF. The baseline amount for each Cost Factor is set forth below:

(1) Baseline Loan Finance Cost:[2]	$30.12 per RSF
(2) Baseline Entitlement and Permit Fees:	$13.50 per RSF
(3) Baseline Shell and Site Construction Cost:	$155.48 per RSF
     D. The “Cost Factors” consist of the following (without duplication):
          i. The “Loan Finance Costs” is defined as all out of pocket financing costs, fees, and interest charges associated with any permanent loan or construction loan (per actual RSF) that are incurred by Landlord pursuant to Landlord’s financing of the acquisition of the Real Property for the period from the acquisition of the Real Property by Landlord until the Commencement Date, and such financing costs, fees and charges incurred by Landlord to finance the construction and development of the Landlord’s Work and/or the payment of the Tenant Improvement Allowance.
          ii. The “Entitlement and Permit Fees” is defined as all out of pocket costs incurred by the Landlord (per actual RSF) for any and all entitlements and permits necessary for, or associated with, the development of Landlord’s Work. Such costs include, but are not limited to, all consultant fees, engineering fees, design fees, and building permit, mitigation, water quality control, city planning and entitlement fees. Notwithstanding anything to the contrary contained herein, for purposes of determining the Actual Project Cost Factor for the Entitlement and Permit Fees, such Actual Project Cost Factor shall not exceed the amount of the Capped Entitlement and Permit Fees described in Section 4 below.
          iii. The “Shell and Site Construction Costs” is defined as all other out of pocket costs (exclusive of the Loan Finance Costs and the Entitlement and Permit Fees) incurred by Landlord (per actual RSF) for the design, construction and/or development of the Landlord’s Work, including, but not limited to, any associated off-site costs for signalization and median modification required as a condition to the building permit or entitlement approvals for the

[1]	For purposes of this Exhibit D, the term “RSF” means the rentable square foot of Building

[2]	Based on Construction Loan Interest of $21.07, plus Financing Fees & Costs of $9.05, for a total of $30.12.

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Landlord’s Work, including, but not limited to, all labor costs, construction costs, material costs, bond costs, and insurance costs to the extent associated therewith; provided, however, that the foregoing shall not result in the payment of any Entitlement and Permit Fees as part of the Shell and Site Construction Costs. Notwithstanding anything to the contrary contained herein, for purposes of determining the Actual Project Cost Factor for the Shell and Site Construction Costs, such Actual Project Cost Factor shall not exceed the amount of the Capped Shell and Site Construction Costs as described in Section 4 below.
     E. The “Landlord’s Actual Financing Interest Rate” is defined as the actual interest rate that the Landlord obtains for the permanent financing of the Real Property and all improvements constructed and to be constructed thereon (collectively, the “Project”), which financing Landlord shall obtain after the Effective Date and prior to the Commencement Date. Landlord’s long term financing will be secured from a reputable institutional lender such as a regional or national bank, life insurance company or comparable source.
     F. The “Landlord’s Baseline Financing Interest Rate” is Landlord’s assumed financing interest rate for the Project, as set forth in the Project Budget Summary, which is an amount equal to Seven percent (7%).
     G. The “Landlord’s Budgeted Rate of Return” is equal to .093, which was determined by dividing the Landlord’s budgeted Initial Year Rent for a 12 month period, equal to $40.20 per RSF per year ($3.35/month times 12 months), by the budgeted amount for the Landlord’s Total Project Costs per RSF, as shown in the Project’s Budget Summary set forth in Schedule 1 attached hereto (initially estimated to be equal to $432.49 per RSF).
     H. The “Project Budget Summary” shall mean the initial schedule of Total Project Cost set forth in Schedule 1 attached hereto.
     I. The “Rate of Return Spread” is equal to .023 and is determined by taking the difference between the Landlord’s Budgeted Rate of Return (.093) and Landlord’s Baseline Financing Interest Rate (.07).
     J. The “Sum of the Cost Factor Adjustments” is an amount calculated as follows for each Cost Factor: (i) determine the difference between the actual costs incurred by Landlord with respect to such Cost Factor (but without including any amount of Entitlement and Permit Fees or Shell and Site Construction Costs in excess of the Capped Entitlement and Permit Fees and Shell and Site Construction Costs) and the amount of the Baseline Cost Factor for such Cost Factor as set forth in Section 1.C of this Exhibit D; and (ii) sum all such Cost Factor differences; however, if any such Cost Factor difference is a negative number, then subtract the absolute value of that difference.
2. Calculating the Building Minimum Monthly Rent for the Initial Year. The Building Minimum Monthly Rent for the Initial Year shall be calculated as follows:
     A. Add the Rate of Return Spread to the Landlord’s Actual Financing Interest Rate, to determine the “Adjusted Return Rate”, however, under no circumstances shall Landlord’s Adjusted Return Rate be less than .083; and
     B. Determine the Building Minimum Monthly Rate for the Initial Term by multiplying the Actual Total Project Costs (per actual RSF) by the Adjusted Return Rate, and dividing by 12.
3. Example of the Calculation of the Building Minimum Monthly Rent During the Initial Year. The following is an example of how the Building Minimum Monthly Rent during the Initial Year is to be calculated.

Assuming
Landlord’s Actual Financing Interest Rate	= 7.0%
Actual Loan Finance Cost	= $40.39 per RSF
Actual Entitlement and Permit Fees	= $13.89 per RSF
Actual Shell and Site Construction Costs	= $225.62 per RSF

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Step 1: Calculate the difference between the Actual Project Cost Factors and the Baseline Cost Factors.

Actual Loan Finance Cost:	$40.39 per RSF
Baseline Loan Finance Cost:	$30.12 per RSF
Difference:	$10.27 per RSF

Actual Entitlement and Permit Fees:	$13.89 per RSF
Landlord’s Capped Entitlement and Permit Fees[3]:	$13.95 per RSF
Baseline for Entitlement and Permit Fees:	$13.50 per RSF
Difference	$0.39 per RSF

Actual Shell and Site Construction Cost:	$225.62 per RSF
Landlord’s Capped Shell and Site Construction Cost[4]:	$219.35 per RSF
Baseline for Shell and Site Construction Cost:	$155.48 per RSF
Difference:	$63.87 per RSF

Step 2: Calculate the Sum of Cost Factor Adjustments:

Sum of the Differences (a + b + c):	$74.53 per RSF

Step 3: Calculate the Actual Total Project Costs:

Add the Sum of Cost Factor Adjustments to $432.49	$507.02 per RSF

Step 4: Determine the Adjusted Return Rate:
Rate of Return Spread + Landlord’s Actual Financing Interest Rate
= .023 + .07 = .093
Step 5: Determine the Building Minimum Monthly Rent for the Initial Year:

[Actual Total Project Costs x Adjusted Return Rate)/12]	=	[$507.02 x.093]/12
	=	$3.93 per RSF/month

[3]	For calculation purposes, the Actual Entitlement and Permit Fees shall not exceed the Capped Entitlement and Permit Fees pursuant to Section 4.

[4]	The Actual Shell and Site Construction Costs shall not exceed the Capped Shell and Site Construction Costs pursuant to Section 4.

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4. Capped Cost Factors: Entitlement and Permit Fees and Shell and Site Construction Costs. Landlord will provide updated cost information to Tenant throughout the period that Landlord is performing Landlord’s Work (see Exhibit B, Work Letter). On or before December 1, 2007, Landlord shall deliver to Tenant updated projections for Entitlement and Permit Fees and the Shell and Site Construction Costs based on the latest known costs, as well as on the reasonably anticipated Entitlement and Permit Fees and Shell and Site Construction Costs, as may be reasonably determined by Landlord (the “Capped Cost Factors ”). If the Rentable Square Footage of the Building (as defined in the Lease) is still undetermined by the date Landlord provides the Capped Cost Factors, the amount of the Capped Cost Factors will only be disclosed in total dollar amounts (and not based on RSF). The Capped Cost Factors on a RSF basis will be made when the Square Footage of the Building is determined as provided in the Lease. Tenant shall have ten (10) business days after Landlord delivers such Capped Cost Factors to Tenant to review and approve. If Tenant does not provide written notice of any objections (which shall include a reasonable basis for the objection) within such ten (10) business day period, Landlord shall provide a second written notice to Tenant requesting Tenant’s approval of the Capped Cost Factors; and if Tenant fails to provide written notice to Landlord of any objections (including a reasonable basis for the objection) to the Capped Cost Factors within five (5) business days following such second notice, Tenant shall be deemed to have approved the Capped Cost Factors.. If Tenant approves, or is deemed to have approved, the Capped Cost Factors, then Landlord and Tenant agree that the actual costs of the Entitlement and Permit Fees and Shell and Site Construction Costs for purposes of determining the Building Minimum Monthly Rent for the Initial Year, shall not exceed the Capped Cost Factors for Entitlement and Permits Fees and the Shell and Site Construction Costs set forth for each category. Should Tenant object to one or both of the Capped Cost Factors, and should Landlord and Tenant be unable to resolve any disagreement regarding the same informally, then the dispute shall be resolved by binding arbitration with the San Francisco, California office of the American Arbitration Association, pursuant to the commercial rules of the American Arbitration Association. Upon the final resolution of any such disagreement, the finally determined budget shall be considered the Capped Cost Factors for purposes of this Exhibit D.
5. Payment of Building Minimum Monthly Rent for the Initial Year
     a. Landlord’s Determination of Building Minimum Monthly Rent During Initial Term. Not more than six (6) months after Landlord’s completion of Landlord’s Work, Landlord shall (a) calculate the Actual Total Project Costs for all Cost Factors (utilizing the Capped Cost Factors, as set forth in their respective definitions), and (b) deliver written notice to Tenant of the Actual Total Project Costs, along with reasonable evidence of the amounts incurred by Landlord for the Cost Factors and Landlord’s determination of the Building Minimum Monthly Rent for the Initial Year (“Landlord’s Initial Year Minimum Monthly Rent Notice”). If Landlord has not delivered Landlord’s Initial Year Minimum Monthly Rent Notice prior to the Commencement Date, then Tenant shall pay as Minimum Monthly Rent until the first day of the month after Landlord delivers, to Tenant, Landlord’s Initial Year Minimum Monthly Rent Notice, an estimated amount for the Minimum Monthly Rent (based on the Landlord’s latest updated cost information), which amount shall be set forth in a written notice from Landlord to Tenant (the “Estimated Initial Year Minimum Monthly Rent Notice”); provided, however that if Landlord does not deliver such written notice to Tenant prior to the Commencement Date, Tenant shall pay, as the estimated amount of Minimum Monthly Rent, an amount equal to Three and 93/100ths Dollars ($3.93) per RSF of Building per month. On the first day of the month following Landlord’s Delivery of Landlord’s Initial Year Minimum Monthly Rent Notice, there shall be an adjustment made to the Minimum Monthly Rent payment then due for the difference between the amount of Minimum Monthly Rent Tenant has paid to Landlord since the Commencement Date and the amount that Tenant would have paid if the Minimum Monthly Rent as set forth in Landlord’s Initial Year Minimum Monthly Rent Notice had been in effect as of the Commencement Date.
     b. Tenant’s Right to Object to Landlord’s Determination. After receiving Landlord’s Initial Year Minimum Monthly Rent Notice, if Tenant wishes to object to Landlord’s determination of the Building Minimum Monthly Rent for the Initial Year, Tenant must deliver written notice to Landlord objecting to the same, which shall include an explanation of the objection and a statement of Tenant’s determination of the Building Minimum Monthly Rent for the Initial Year, within fifteen (15) business days after receiving Landlord’s Initial Year

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Minimum Monthly Rent Notice. If Tenant does not deliver such written notice to Landlord within such fifteen (15) business day period, Landlord shall provide a second written notice of Landlord’s determination of the Building Minimum Monthly Rent for the Initial Year; and if Tenant fails to provide written notice (including an explanation of the objection and a statement of Tenant’s determination of the Building Minimum Monthly Rent for the Initial Year) to Landlord of any objections to the Minimum Monthly Rent during the Initial Year as set forth in Landlord’s Initial Year Minimum Monthly Rent Notice within five (5) business days following such second notice, Tenant shall be deemed to have approved of Landlord’s determination of the Minimum Monthly Rent during the Initial Year as set forth in Landlord’s Initial Year Minimum Monthly Rent Notice, which determination shall be final and binding on Landlord and Tenant. If Tenant delivers written notice to Landlord objecting to Landlord’s determination, then Landlord and Tenant shall, within fifteen (15) business days after Tenant’s delivery of such written notice, agree upon an accounting firm to review Landlord’s records in order to determine the Minimum Monthly Rent during the Initial Year. If Landlord and Tenant cannot agree upon an accounting firm for purposes of determining the Minimum Monthly Rent during the Initial Year, then an accounting firm shall be appointed by a referee under the Judicial Reference procedures of Section 19.1 of the Lease. Any and all costs of such accounting firm that are incurred in reviewing Landlord’s records and/or determining the Minimum Monthly Rent for the Initial Year shall be split evenly by Landlord and Tenant, and shall not be included in Operating Expenses or as part of the Landlord’s Actual Total Project Costs. However, in the event such accounting firm ultimately determines that (a) Landlord’s calculation of the Minimum Monthly Rent for the Initial Year is more than five percent (5%) greater than the accounting firm’s determination, and Tenant’s calculation of the Minimum Monthly Rent for the Initial Year is within five percent (5%) of the accounting firm’s determination, Landlord shall reimburse Tenant for all such accounting firm costs that are paid by Tenant; or (b) Tenant’s calculation of the Minimum Monthly Rent for the Initial Year is more than five percent (5%) less than the accounting firm’s determination, and Landlord’s calculation of the Minimum Monthly Rent for the Initial Year is within five percent (5%) of the accounting firm’s determination, Tenant shall reimburse Landlord for all such accounting firm costs that are paid by Landlord.
     c. Tenant’s Obligation to Pay Landlord’s Determination of the Minimum Monthly Rent subject to Resolution of Any Tenant Objection. Notwithstanding anything to the contrary contained herein, if Tenant delivers written notice to Landlord objecting to Landlord’s determination of the Minimum Monthly Rent, Tenant shall be required to pay Landlord, as Minimum Monthly Rent, and until such time that the amount of the Minimum Monthly Rent has been finally determined in accordance with Section 5.b above, Tenant shall pay, as the estimated amount of Minimum Monthly Rent, an amount equal to Three and 93/100ths Dollars ($3.93) per RSF of Building per month. However, on the first day of the month following the applicable accounting firm’s final determination of the Minimum Monthly Rent for the Initial Year, there shall be an adjustment made to the Minimum Monthly Rent payment then due for the difference between the amount of Minimum Monthly Rent Tenant has paid to Landlord since the Commencement Date and the amount that Tenant would have paid if the Minimum Monthly Rent as determined pursuant to Section 5.b above had been in effect as of the Commencement Date.

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SCHEDULE 1
Project Budget Summary
Chamberlin Associates
180 Oyster Point: Project Budget Summary
Tenant: ELAN

PROJECT INFORMATION

Estimated Building Size:	100,000
Land Area (acres):	2.36
PROJECT BUDGET

		Percent Total	Cost/RSF	Cost
	Land:	24.57%	$106.25	$10,625,000
++	Shell, Site, Offsite	35.95%	$155.48	$15,548,474
	Finish Allowance	15.26%	$66.00	$6,600,000
++	Financing Fees,Costs,Interest	6.97%	$30.12	$3,012,500
	Interest On Equity	2.94%	$12.70	$1,269,688
++	Entitlement, Permit Fees	3.12%	$13.50	$1,350,000
*	Direct Expense	7.73%	$33.44	$3,344,078
	General And Admin	3.47%	$15.00	$1,500,000
	Total Project Cost	100%	$432.49	$43,249,740

OPERATING BUDGET

Net Rent	$3.35
Annual Rent	$40.20

++	baseline cost factors

*	Includes architectural engineering, entitlements and permits, utility hookups, taxes/exp, contingency

EXHIBIT E
TRANSPORTATION DEMAND MANAGEMENT PROGRAM REQUIREMENTS
Tenant agrees to comply with the Transportation Demand Management (“TDM”) measures as outlined in the 180 Oyster Point Boulevard TDM Program report (“the TDM Report”), dated October 2006 and published by Ferh & Peers, an independent transportation consultant. The purpose of the TDM program is to develop a set of strategies, measures and incentives to encourage Tenant to walk, bicycle, use public transportation, carpool or use other alternatives to driving alone when traveling to and from work, and is required by the City of South San Francisco.
a) TDM Coordinator: Tenant will designate a TDM coordinator for the site. The TDM coordinator will promote the TDM program, activities, and features to all employees, and will conduct the monitoring/reporting process. The TDM coordinator will develop an on-site transportation information center with SamTrans, BART, and CalTrain schedules and maps. The TDM coordinator will provide information via new employee orientation packets, flyers, posters, email, and educational programs. The TDM coordinator’s role will also include actively marketing alternative mode use, administering the carpool and vanpool matching program, promoting special programs such as Bike-to-Work Day or Carpool Week, and overseeing the guaranteed ride home program (working with a local taxi service or rental car agencies). The TDM coordinator will also conduct biannual employee commute surveys to identify the need for mode specific promotional material and educational programs.
b) Carpool/Vanpool Matching Services: The TDM coordinator will provide an internet link to the 511.org Rideshare website to access ride matching services, from its intranet website, if available. The TDM coordinator will also administer an on-site carpool and vanpool matching service for employees and maintain a list of available vanpools that provide service between the Oyster Point offices and various points in the Bay Area.
c) Guaranteed Ride Home Program: Tenant will participate in the Peninsula Traffic Congestion Relief Alliance’s (the “Alliance”) Guaranteed Ride Home program, which will be managed by the TDM coordinator.
d) Information Boards and Kiosks: The TDM coordinator will be responsible for maintaining an up-to-date display for the TDM Program located within the lobby of the building. The display will include shuttle maps and schedules, transit maps and schedules, bicycle facility maps, information regarding carpool and vanpool matching services, and information regarding alternative commute subsidies.
e) Promotional Programs: The TDM coordinator will manage promotional programs that include new employee orientation packets, flyers, posters, email, educational programs, and the Guaranteed Ride Home program.
f) Shuttle Bus Service: The TDM coordinator will coordinate with the Alliance to help fund their shuttle program and to identify on-site shuttle stops, if possible. The TDM coordinator will also manage participation in the Alliance’s mid-day service on the Dasher Shuttle to downtown South San Francisco.
g) TMA Membership: The TDM coordinator will participate in a local transportation management association and work with the Alliance to create a Transportation Action Plan.

City of South
San Francisco
TDM Measure	Description	Municipal Code

Required Measures

Bicycle Racks and Lockers	Six bicycle racks and four bicycle lockers will be provided on-site.	20.120.040 (A, B)

Carpool/Vanpool Matching Services	The TDM coordinator will provide ride-matching services for carpools and vanpools users thorough 511.org and an internal program.	20.120.040 (C)

TDM Coordinators	The tenants of the building will designate a TDM coordinator.	20.120.040 (D)

Guaranteed Ride Home Program	Employees will be able to utilize the Alliance’s free guaranteed ride home program for emergencies via taxicabs or rental cars.	20.120.040 (G)

Information Boards and Kiosks	The building lobby will include a permanent display of commute alternative information.	20.120.040 (H)

Promotional Programs	The TDM coordinator will provide new employee orientation packets, flyers, posters, email, and educational programs.	20.120.040 (L)

Showers and Changing Rooms	Two shower facilities with ten lockers will be provided on-site.	20.120.040 (M)

Shuttle Bus Service	The tenants will be able to use the Oyster Point BART, Gateway Area Caltrain, and the Oyster Point Caltrain Shuttles.	20.120.040 (N)

TMA Membership	The tenants will join the Peninsula Traffic Congestion Relief Alliance.	20.120.040 (O)

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City of South
San Francisco
TDM Measure	Description	Municipal Code

Additional Required Measures

Subsidized Transit Tickets	The tenants will subsidize transit tickets with Commuter Checks.	20.120.050 (A)

Flex-Time	Ten percent of all employees will be allowed flexible work hours.	20.120.050 (D)

On-Site Vanpool Program	The TDM coordinator will provide an on-site ride-matching service for carpools and vanpools.	20.120.050 (J)

Pay for Park and Ride Lots	The tenants will subsidize park and ride costs at transit stations.	20.120.050 (J)

Downtown Dasher	The tenants will be able to use the Downtown Dasher service.	20.120.050 (J)
Additional Required Measures may be substituted with alternate additional measures, so long as the programmatic credits from the alternate measures meet or exceed the programmatic credits of the measures identified in the 180 Oyster Point Boulevard TDM Program, dated October 2006.
Monitoring
The TDM coordinator will monitor the program by conducting a statistically valid annual employee survey, beginning one year after tenant occupancy. The TDM coordinator may use information from the employee surveys to adjust existing or implement new TDM program measures. The TDM coordinator will submit a summary report presenting the findings of the annual survey to the South San Francisco Economic Development Director. The TDM coordinator will also work with South San Francisco Economic Development staff to document the effectiveness of the TDM program through triennial reporting. Independent consultants, retained by the city and paid for by Tenant, will measure, through observation, the alternative mode use achieved at 180 Oyster Point Boulevard every three years, beginning three years after Tenant’s occupancy. If the alternative mode use goals are not achieved, the TDM coordinator will provide an explanation of how and why the goal has not been reached and a detailed description of additional measures that will be adopted to attain the required mode use. The independent consultants will submit the findings of the triennial survey to the South San Francisco Economic Development Director.

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EXHIBIT F
FINAL BUILDING/PARKING/SERVICE AREA PLAN

EXHIBIT G
GUARANTY
          IN CONSIDERATION OF, and as an inducement for the execution by Chamberlin Associates 180 Oyster Point Blvd., LLC, a California limited liability company (“Landlord”), of that certain Lease dated June 1, 2007 (the “Lease”), between Landlord and Elan Pharmaceuticals, Inc., a Delaware corporation (“Tenant”), with respect to certain premises located in South San Francisco, California, commonly referred to as 180 Oyster Point (as more particularly described in the Lease, the “Premises”), the undersigned Elan Corporation, plc, a public limited company organized under the laws of Ireland (“Guarantor”) has executed and delivered this Guaranty. Guarantor acknowledges that Tenant is a subsidiary of Guarantor and therefore Guarantor will benefit when Landlord enters into the Lease. This Guaranty is given as security for the performance of Tenant’s payment and performance obligations under the Lease.
          1. Guarantor hereby guarantees to Landlord, its successors and assigns, the full and prompt payment of the rent and all other sums and charges payable by Tenant, its successors and assigns, under the Lease, and further hereby guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant, its successors and assigns, subject in each case, to the notice and cure period rights of Tenant under the Lease, if any. Guarantor hereby covenants and agrees to and with Landlord, its successors and assigns, that if default shall at any time be made by Tenant, its successors and assigns, in the payment of any such rent or any or all such other sums or charges, or in the performance and observance of any of the covenants, terms, conditions or agreements contained in the Lease, Guarantor shall forthwith pay such rent and other sums and charges, and any arrears thereof, to Landlord, its successors and assigns, and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and agreements. Guarantor shall also forthwith pay to Landlord all damages, costs and expenses that may arise in consequence of any default by Tenant, its successors and assigns, under the Lease, including without limitation all reasonable attorneys’ fees, and disbursements incurred by Landlord or caused by any such default and/or by the enforcement of this Guaranty.
               Tenant has delivered to Landlord a Letter of Credit (as defined in the Lease) as protection for the performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer, or that Landlord reasonably estimates it may suffer, as a result of any breach or default by Tenant under the Lease. Notwithstanding anything to the contrary contained in this Guaranty, although the application of the amounts drawn by Landlord under the Letter of Credit shall not reduce Guarantor’s liability under this Guaranty, the obligations and liabilities of Guarantor hereunder are nevertheless limited to the extent the amount of liability outstanding or payment due to the Landlord under the Lease (the “Deficiency”) is greater than the amount held by Landlord as part of the Letter of Credit, in which case, as long as Landlord is not prevented by law or any action by Tenant or any creditor of Tenant, either at law or in equity, including without limitation any bankruptcy or insolvency law (“Operation of Law”), from applying any funds available under the Letter of Credit to the Deficiency, no claim shall be made under this Guaranty until the amount of the Deficiency exceeds the amount held by, or immediately available to, Landlord as security for Tenant’s obligations under the Lease, except to the extent that Landlord draws less than the full amount available under the Letter of Credit and Tenant does not restore the amount drawn to the full amount of the Letter of Credit within the time period provided in the Lease, or Landlord is prevented by Operation of Law from demanding or collecting such amount, then Guarantor’s obligation under this Guaranty shall include the amount drawn and properly expended by Landlord toward the Tenant’s defaulted obligation, and Landlord shall have the right at any time to make a claim against Guarantor for such drawn and expended amount.
          2. This Guaranty is an absolute and unconditional guaranty of payment and of performance. The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant under the Lease. This guaranty shall be enforceable against guarantor without the necessity of any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, its successors and assigns, or any other guarantor of all or any portion of Tenant’s obligations to Landlord under the Lease, or any security for Tenant’s obligations under the Lease, and without the necessity of any notice of nonpayment, nonperformance or nonobservance, or any notice of acceptance of this Guaranty, or any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives. Guarantor’s obligations hereunder shall in no way be terminated, affected, diminished or impaired by reason of Landlord’s assertion of, or failure to assert, against Tenant or against Tenant’s successors and assigns, any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease, or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise by (a) the release or discharge of Tenant in any creditors’ proceedings, receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from the decision in any court, or (c) the rejection or disaffirmance of the Lease in any such proceedings.
          3. Guarantor waives any defense to its obligations hereunder based upon or arising by reason of: (i) Sections 2787 to 2855, inclusive, of the California Civil Code; (ii) any disability or other defense of Tenant or any other person; (iii) the cessation or limitation from any cause whatsoever, other than payment or performance in full, of the obligations of Tenant under the Lease; (iv) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of Tenant if a corporation, partnership or any other type of entity, or any defect in the formation of such Tenant; (v) any act or omission by Landlord which directly or indirectly results in or aids the discharge of Tenant or any portion of the Tenant’s obligations under the Lease by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Landlord against Tenant; or (vi) any modification of the Lease. Guarantor further waives all rights and defenses Guarantor may have arising out

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of (A) any election of remedies by Landlord, even though that election of remedies destroys Guarantor’s rights of subrogation or Guarantor’s rights to proceed against Tenant for reimbursement, or (B) any loss of rights Guarantor may suffer by reason of Tenant’s obligations under the Lease now or at any time hereafter being secured by real property, or by reason of any rights, powers or remedies of Tenant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Tenant’s obligations under the lease, including, but not limited to, any rights or defenses based upon Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure.
          4. This Guaranty shall be a continuing guaranty and the liability of Guarantor shall in no way be affected, modified or diminished by reason of any assignment, amendment, renewal, supplement, modification or extension of the Lease or by reason of any modification or waiver of, or change in, any of the terms, covenants, conditions or provisions of the Lease, or by reason of any extension of time that may be granted by Landlord to Tenant, its successors or assigns or a changed or different use of the Premises consented to in writing by Landlord, or by reason of any dealings or transactions or matters or things occurring between Landlord and Tenant, its successors or assigns, whether or not notice thereof is given to Guarantor.
          5. Guarantor shall be fully bound by any consents, waivers or releases granted by Tenant in favor of Landlord, made either with or without notice to or the consent of Guarantor.
          6. Landlord’s consent to any assignment or assignments, and successive assignments by Tenant and Tenant’s assigns of the Lease, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor.
          7. The assignment by Landlord of the Lease and/or the avails and proceeds thereof, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor. Landlord may without prior notice to Guarantor assign this Guaranty to the grantee of Landlord’s interest in the Premises pursuant to any conveyance thereof, or to any lender pursuant to a loan secured by Landlord’s interest in the Premises. Landlord shall use reasonable efforts to provide notice to Guarantor of any such assignment, provided that such notice may be given after the occurrence of any such assignment, and provided further that in any event the failure of Landlord to provide any notice shall not affect the validity or enforceability of this Guaranty.
          8. All of the Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right or remedy therein or herein mentioned is intended to be in exclusion of, or a waiver of, any of the others. The obligations of Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of covenants and conditions required to be performed and observed by Tenant under the Lease, nor shall Guarantor be released by the maintenance of or execution upon any lien which Landlord may have or assert against Tenant and/or Tenant’s assets.
          9. Until all the covenants and conditions in the Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor (a) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (b) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder, and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease, subject, however, to the limitations set forth in Paragraph 1 above relating to the application of the Security Deposit to any Deficiency amount.
          10. Guarantor hereby irrevocably appoints as its agents for the service of process in any action or proceeding arising out of or in connection with this Guaranty any and all of the following: (a) Tenant, or if Tenant is more than one person, then any one of them, or if Tenant is a corporation, trustee or partnership all persons authorized to accept service on behalf of Tenant under California law, or (b) if Tenant is not available for receipt of service on behalf of Guarantor in accordance with the notice provisions of the Lease, C T Corporation System, 818 West Seventh Street, Los Angeles, CA 90017; provided, however, that Guarantor shall have the right to change its address for notice under this Guaranty from time to time upon reasonable advance written notice to Landlord, provided that the changed address shall be a company or party in the State of California. This provision does not affect any right to serve process upon Guarantor in any other manner permitted by law.
          11. The parties agree that Landlord may, at its election, bring an action or actions in the state or federal courts located in the County of San Mateo and/or the City and County of San Francisco, or commence an arbitration or arbitrations in the County of San Mateo, to enforce this Guaranty and/or to resolve any disputes arising out of or in connection with this Guaranty, and Guarantor hereby irrevocably consents to the jurisdiction of such courts and arbitration tribunals.
               If Landlord elects to commence an arbitration, the matter shall be determined by final and binding arbitration conducted in the County of San Mateo, California, and administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), provided that all proceedings and any decision shall be presided over and rendered by one sole arbitrator. The arbitrator shall be a retired California or federal judge selected in accordance with the Rules. The sole arbitrator will decide the matter. The arbitrator will be directed to: (1) require all testimony to be transcribed; (2) require any award or decision to be accompanied by findings of fact and a statement of reasons for such award or decision; (3) allow reasonable discovery; and (4) render its award or decision within thirty (30) days of being appointed.

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               The prevailing party, as determined by the court in the event an action is commenced as provided herein, or the arbitrator, in the event an arbitration is commenced as provided herein, shall be entitled to recover its reasonable attorneys’ fees and costs expended in any action or arbitration proceeding, including court fees and the fees of the American Arbitration Association, as appropriate, as well as in any subsequent proceeding required to enforce the judgment, ruling or arbitration award.
               Any judgment, award, relief or remedy obtained by Landlord in connection with this Guaranty shall be recognized and may be entered and enforced against Guarantor in any jurisdiction, court, tribunal or body in the United States and abroad, including, without limitation, any court of Ireland (including the High Court). Any judgment, award, relief or remedy obtained by Guarantor in connection with this Guaranty shall be recognized and may be entered and enforced against Landlord in the state or federal courts located in the County of San Mateo and/or the City and County of San Francisco.
          12. As used herein, the term “Tenant” shall mean Elan Pharmaceuticals, Inc., a Delaware corporation, and any successor to its interest under the Lease, whether by assignment, operation of law or otherwise (including, without limitation, any receiver, trustee, liquidator or assignee for the benefit of creditors). This Guaranty shall continue in full force and effect notwithstanding any sale or other disposition of Guarantor’s financial interest, whether direct or indirect, in Tenant, or Tenant’s disposition of its interest, whether direct or indirect, in the Lease. Guarantor acknowledges that any such disposition of Guarantor’s financial interest in Tenant or of Tenant’s interest in the Lease will result in a benefit to Guarantor.
          13. This Guaranty shall be governed by and construed in accordance with California law. The terms, covenants, agreements and conditions herein contained shall apply to and bind the heirs, successors, executors, administrators and assigns of Guarantor. If any provision of this Guaranty shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Guaranty and all such other provisions shall remain in full force and effect.
          14. Guarantor hereby represents and warrants to Landlord that the persons signing and delivering this Guaranty on behalf of Guarantor are fully authorized to do so; that Guarantor has the full right, power and authority to enter into, deliver and perform this Guaranty; that all requisite action necessary to authorize Guarantor to enter into, deliver, and perform its obligations hereunder have been taken; that this Guaranty is a valid and binding obligation of Guarantor enforceable in accordance with its terms; and that this Guaranty does not conflict with or violate any of Guarantor’s organizational documents, or any provision of any agreement or judicial order to which Guarantor is subject.
     IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of the 1st of June, 2007.

GUARANTOR: Elan Corporation, plc, a public limited company organized under the laws of Ireland
By:	/s/ Shane Cooke
	Name:	Shane Cooke
	Title:	Executive Vice President and Chief Financial Officer A CEO, President or any Vice President

By:	/s/ Liam Daniel
	Name:	William Daniel
	Title:	Secretary A Secretary, any Assistant Secretary, the Chief Financial Officer or any Assistant Treasurer

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EXHIBIT H
TERMS UNDER WHICH THE LETTER OF CREDIT MAY BE REDUCED
This Exhibit H forms a part of that certain Lease (the “Lease”) by and between Chamberlin Associates 180 Oyster Point Blvd., LLC, as Landlord, and Elan Pharmaceuticals, Inc., as Tenant, to which this Exhibit is attached. All capitalized terms referred to in this Exhibit shall have the same meaning provided in the Lease, except where expressly provided to the contrary in this Exhibit.
     1. Pursuant to Sections 1.2 and 22 of the Lease, Tenant is obligated to deliver to Landlord a Letter of Credit in the initial face amount of Six Million Dollars ($6,000,000.00). During the Term of the Lease, the amount of the Letter of Credit may be reduced in accordance with the terms of this Exhibit H and Section 22 of the Lease, provided that no uncured event of default by Tenant exists under the Lease (following the expiration of the applicable cure period, if any) at the time that Tenant is eligible (and requests) such reduction. Moreover, any fees and costs incurred by Tenant pursuant to any reductions in the Letter of Credit in accordance with this Exhibit H or Section 22 of the Lease shall be paid by Tenant at its sole cost and expense.
     2. If Tenant is entitled to reduce the Letter of Credit in accordance with this Exhibit H and Section 22 of the Lease, Tenant shall deliver written notice to Landlord stating that Tenant is entitled to reduce the Letter of Credit as set forth herein, certifying that the applicable conditions of reduction have been satisfied and stating the reduced amount of the Letter of Credit. Landlord shall, within ten (10) business days following receipt of such written notice from Tenant, authorize the reduction of the Letter of Credit in the form reasonably required by the issuing bank. If Landlord fails to respond to such written request by Tenant within such ten business day time period, Tenant shall provide a second written request to Landlord for such reduction in the Letter of Credit and if Landlord fails to respond within three (3) business days after receipt of such second written request, Tenant shall have the right to authorize such reduction on behalf of Landlord, as Landlord’s agent for such limited purpose. Upon receiving such authorization from Landlord (or deemed authorization if Landlord fails to respond as provided above), Tenant may obtain either a new reduced Letter of Credit or certificate of amendment to the existing Letter of Credit, stating that the amount of the Letter of Credit has been reduced as permitted by this Exhibit H and Section 22 of the Lease, and provide such new Letter of Credit or certificate of amendment to Landlord. Upon receipt of a new reduced Letter of Credit in accordance with this Section 2, Landlord shall, within ten (10) business days following the receipt thereof, deliver the previously issued Letter of Credit to the issuing bank or Tenant in accordance with Tenant’s instructions. Similarly, if the Letter of Credit is reduced and if Tenant is thereafter obligated to increase the Letter of Credit as required herein, Tenant shall, within ten (10) business days after Tenant’s actual knowledge of the occurrence of the event giving rise to the obligation (which may be in the form of a written notice from Landlord notifying Tenant of the occurrence of such event), apply to the issuing bank for either a new Letter of Credit or a certificate of amendment to the existing Letter of Credit in the increased amount, and provide such new Letter of Credit or certificate of amendment to Landlord within five (5) business days following the issuance thereof by the issuing bank. Within ten (10) business days after receiving a new Letter of Credit from Tenant, Landlord shall deliver the previously issued Letter of Credit to the issuing bank or to Tenant in accordance with Tenant’s instructions.
     3. Subject to the terms of the Lease and this Exhibit H, Tenant shall be permitted to reduce the Letter of Credit (a) in two separate reductions occurring after the fifth (5th) and after the tenth (10th) anniversary of the Lease Commencement Date; and (b) in annual reductions at anytime after the third (3rd) anniversary of the Lease Commencement Date that the Bond Criteria (as defined in Section 3(b) below) has been satisfied, as determined on an annual basis. However, under no circumstances shall the total balance of the Letter of Credit be less than Two Million Dollars ($2,000,000).
     (a) Reduction of Letter of Credit Five (5) and Ten (10) Years After the Lease Commencement Date. Tenant shall have the right to reduce the amount of the Letter of Credit as follows:

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          (i) Upon the fifth (5th ) anniversary of the Lease Commencement Date, or at such time thereafter (if the Reduction Requirements are not satisfied on such anniversary date) that Tenant has satisfied the Reduction Requirements (as defined below), Tenant shall be allowed to reduce the Letter of Credit by twenty percent (20%) from the original Letter of Credit amount; and
          (ii) Upon the tenth (10th ) anniversary of the Lease Commencement Date, or at such time thereafter (if the Reduction Requirements are not satisfied on such anniversary date) that Tenant has satisfied the Reduction Requirements, Tenant shall be allowed to reduce the Letter of Credit by an additional twenty percent (20%) from the original Letter of Credit amount.
     The “Reduction Requirements” for Tenant’s right to reduce the Letter of Credit as set forth in paragraphs (i) and (ii) of this Section 3(a) shall consist of the following: (A) no uncured default by Tenant shall exist under the Lease, (B) Elan Corporation, plc, a public limited company organized under the laws of Ireland (“Guarantor”) and Tenant each is in compliance with all financing (including loan, bond and note) covenants at the eligible reduction date, and (C) Guarantor has completed four (4) consecutive quarters of profit from operations with an operating income of fifty million dollars ($50,000,000) or greater on an annualized basis. As a condition to any such reduction, Tenant shall provide Landlord with written documentation evidencing that Tenant and Guarantor are in compliance with the applicable requirements of clauses (B) and (C) above.
     (b) Reduction of Letter of Credit Based On Bond Rating for at Least 24 Consecutive Months.
     In addition to the reductions permitted under Section (a) above, and provided the total balance of the Letter of Credit does not drop below Two Million Dollars ($2,000,000), Tenant shall also be allowed to reduce the Letter of Credit on an annual basis beginning on the third (3rd) anniversary of the Lease Commencement Date (along with each subsequent anniversary date, an “LC Reduction Date”), if Guarantor’s bond rating meets the following criteria (the “Bond Criteria”) on such LC Reduction Date, or at such time following the LC Reduction Date that such Bond Criteria are satisfied:
•	If Guarantor at no time in the twenty-four (24) months preceding the applicable LC Reduction Date has received bond ratings by any of the following agencies below the specified rate: “A2” by Moody’s, “A” by Standard & Poor’s or Fitch, then Tenant shall have the right to reduce the Letter of Credit in an amount equal to five percent (5%) of the original required amount of the Letter of Credit. Furthermore, for each consecutive year that Guarantor is able to satisfy the requirements of the preceding sentence, Tenant shall be entitled to an additional reduction of five percent (5%) of the originally required amount of the Letter of Credit on or after each subsequent LC Reduction Date when such preceding requirements have been satisfied. As a condition to any such reduction, Tenant shall provide Landlord with written documentation evidencing that Guarantor has satisfied the Bond Criteria during the applicable period.

•	If Guarantor’s bond rating drops below the Bond Criteria specified above, Tenant will not be eligible for further reductions until two (2) consecutive years of such ratings are again achieved, in which case, Tenant shall have the right to reduce the Letter of Credit by five percent (5%) of the original required amount on each subsequent LC Reduction Date, or at such time following the LC Reduction Date that such ratings are again achieved, as set forth above.

•	Should Guarantor’s bond rating fall below “Baa3” by Moody’s or “BBB-” by Standard & Poor’s or Fitch for four (4) consecutive quarters, Tenant shall restore the Letter of Credit to the full amount that Tenant would have been required to maintain had Tenant not been allowed to reduce the Letter of Credit based on the Bond Criteria otherwise set forth in this Section (b).

•	All reductions are contingent upon Guarantor and Tenant being in compliance with all forms of financing covenants at the time of such reduction, and upon there being no uncured default by Tenant under the Lease or by Guarantor under its guaranty of the Lease (following the expiration of the applicable cure period, if any) at the time that Tenant is eligible for (and requests) such reduction.

•	The reduction in the Letter of Credit based on the Bond Criteria in this Section 3(b) may be combined with the reduction in the Letter of Credit pursuant to Section 3(a) above,

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provided that under no case shall the minimum amount of the Letter of Credit be reduced below Two Million Dollars ($2,000,000). Subject to the foregoing, the maximum Letter of Credit reduction in any one year will occur when the reduction of the Letter of Credit based on the Bond Criteria is combined with the twenty percent (20%) reduction based on the Reduction Requirements specified in Section (a) above.
Below is an example of the Letter of Credit reduction over the term of the Lease:
Reduction Periods (Years from Lease Commencement)

Example of reductions with all factors achieved, but no appropriate Bond Ratings achieved

Lease Year(1)	1	2	3	4	5	6	7	8	9	10

% Reduction (2):	0%	0%	0%	0%	20%	0%	0%	0%	0%	20%
$ Reduction:	$0	$0	$0	$0	$1,200,000	$0	$0	$0	$0	$1,200,000
Balance Remaining:	$6,000,000	$6,000,000	$6,000,000	$6,000,000	$4,800,000	$4,800,000	$4,800,000	$4,800,000	$4,800,000	$3,600,000
Example of reductions with all factors achieved, with earlier reductions resulting from appropriate Bond Ratings

Lease Year	1	2	3	4	5	6	7	8	9	10	11	12	13

% Reduction:			5%	25%	5%	5%	5%	5%	16.67%
$ Reduction:			$300,000	$1,500,000	$300,000	$300,000	$300,000	$300,000	$1,000,000
Balance Remaining:			$5,700,000	$4,200,000	$3,900,000	$3,600,000	$3,300,000	$3,000,000	2,000,000 (3)	$2,000,000	$2,000,000	$2,000,000	$2,000,000
Assumption:		rating	rating	rating	rating	rating	rating	rating	rating	rating	rating	rating	rating
		achieved	maintained	maintained	maintained	maintained	maintained	maintained	maintained	maintained	maintained	maintained	maintained

Footnote 1: Number of years after Lease Commencement

Footnote 2: Applied to initial $6,000,000 deposit

Footnote 3: Minimum Letter of Credit amount achieved in Year 13 after Lease Commencement

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EXHIBIT I
LIST OF BASELINE ENVIRONMENTAL REPORTS

TITLE	PREPARED BY	DATE

Soil and Groundwater Management Plan	Golder Associates	March-07
First Quarter 2007 Groundwater Monitoring Report	Golder Associates	February-07
Soil and Light Non-Aqueous Phase I Liquid Remedial Evacuation	Golder Associates	June-06
Revision to the Work Plan for Light Non-Aqueous Phase Liquid Remediation	Golder Associates	February-06
Phase I Environmental Site Assessment	Piers Environmental Svcs	December-05
Alternative Evaluation and Work Plan for Light Non-Aqueous Remediation	Golder Associates	November-05
Supplemental Site Characterization Report	Golder Associates	November -05
Additional Site Characterization and Second Quarter 2004 Ground water Monitoring Report	Conor Pacific/EFW	August-04
Phase I Environmental Site Assessment	Treadwell & Rollo	May-00
Level Two Environmental Site Assessment	Lumina Technologies	February-00
Report of Preliminary Hydrocarbon Investigations	Connor Pacific/EFW	August-99

EXHIBIT J
DEPICTION OF SERVICE AREA

Exhibit K
Rules and Regulations Governing Alterations
These Rules and Regulations Governing Alterations set forth those rules and regulations to be observed by Tenant pursuant to any alterations, improvements or modifications which may be made by or for Tenant following the commencement of the Lease, but shall not apply to the completion of any initial tenant improvements in process as of the commencement date of the Lease. In the event of any inconsistency between the terms of this Exhibit and the terms of the Lease, the terms of the Lease shall prevail. All capitalized terms in this Exhibit shall have the meanings set forth in the Lease.
General Requirements:
1. Prior to the commencement of any work in the Building, an orientation meeting is required between the General Contractor, Landlord, and the Tenant in order to outline and identify the general parameters and requirements for the work involved.
2. Tenant must provide Landlord in writing a complete schedule for the work, including start date, demolition time frame (if applicable), material delivery schedule, critical project dates, and standard working hours, which will be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. This communication and approval will help to ensure the quickest possible access to construction areas.
3. Insurance certificates, in compliance with the contractor insurance requirements section referenced in the Lease must be in possession of the Landlord prior to the commencement of the work.
4. Tenant is required to submit home, mobile, and office telephone numbers for the Tenant’s project manager (or if none, General Contractor) to Landlord prior to construction in the event that Tenant or General Contractor must be contacted regarding the project after hours or on weekends.
5. Smoking is not permitted in any area of the Building.
6. During break time the contractors’ and subcontractors’ employees will not congregate in any exterior parking area of the Building.
7. Tenant will provide Landlord with periodic updates regarding the status of the Tenant’s work, in accordance with the work schedule approved by Landlord as required above, and if reasonably requested by Landlord, Tenant will coordinate status meetings between those individuals involved in the Tenant finish process and Landlord. If the Premises are part of a multi-tenant building, the purpose of this meeting is to keep all interested parties advised of upcoming plans, problems and/or anticipation of changes in work scheduling.

Rules & Regulations Governing Alterations	Page 1
Elan Exhibit K 5-30

8. If the Premises are part of a multi-tenant building, then prior to the commencement of the work or delivery of any materials to the Premises, Tenant and Landlord will perform a walk-through inspection, including the space proposed for construction, the entrance and each and every passage of travel between the two points (including elevators, lobby, hallways, restroom, elevator cores, etc.) and identify any and all existing damage that is present prior to the start of construction. Immediately after the completion of construction, General Contractor, and Landlord will perform a post construction walk-through and identify all areas of damage. Costs to repair any such damage will be paid by Tenant.
9. General Contractor shall ensure that any portion of the work area and project site that are visible from the exterior of the Premises are clean of all litter left by construction crews on a daily basis.
10. If the Premises are part of a multi-tenant building, General Contractors’ and Subcontractors’ employees shall park in the areas agreed to by Landlord and Tenant and Tenant understands that any vehicle parked in unauthorized areas may be towed at automobile owner’s or contractor’s expense.
11. It is understood that all Sub-Contractors performing services at the Building are experienced and professional in their particular field of expertise and are solely under the direction of the General Contractor. It is the responsibility of Tenant to be certain that these Rules and Regulations are distributed to, understood and complied with by General Contractor and by every individual under the direction of the General Contractor.
12. General Contractor and their Sub-Contractors are responsible for the safekeeping of their own equipment, supplies and tools. The Landlord will not be responsible for any missing items.
13. If the Premises are part of a multi-tenant building: no supplies, tools, etc., are to be placed outside the construction area; doors into common area corridors are to remain closed at all times; and if an entry door to the Premises from a common area corridor has to be installed, a plastic curtain must be hung to stop dust from entering public areas.
14. If the Premises are part of a multi-tenant building, any direct dust, paint debris tracked into corridors or damage, which in the opinion of the Landlord is over and above normal, minimal limits, must be cleaned or corrected immediately by the Contractor. Should the Contractor, after notification, not correct the situation, Landlord or Tenant shall correct it at the Tenant’s sole expense.
15. If the Premises are part of a multi-tenant building, no radios, tape players or like, may be operated within the Premises during normal hours if such devices are audible outside the Premises.
16. No sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises will be inscribed, painted, affixed or otherwise displayed by Tenant or General

Rules & Regulations Governing Alterations	Page 2
Elan Exhibit K 5-30

Contractor in any part of the Building or Premises without prior written consent of the Landlord or Tenant. In the event of the violation of this rule by Tenant or General Contractor, Landlord or Tenant may remove the violating items without liability and may charge the expense incurred by such removal to the Tenant or Contractors violating this rule.
Building Specific Requirements:
1. Building Access: All contractors will enter the building through the loading dock doors and will use the freight elevator to access all construction floors.
2. After Hour’s Access and Cost: All access required outside of normal business hours, (7:00 A.M. to 5:00 P.M.) or any time on weekends would require prior authorization by the Tenant. It will be the General Contractor’s responsibility to grant access to any and all Sub-Contractors. If the Premises are part of a multi-tenant building and a Building Engineer is required to be present after normal business hours, the costs will be billed to the General Contractor.
3. Loading/Unloading Area:
a.	All large deliveries to the Building should be scheduled in advance by Tenant for arrival outside of the normal working hours if possible. If deliveries cannot be completed after hours, Tenant should schedule such deliveries with Landlord to avoid interference with the operational activities of any other tenants of the Building.

b.	All deliveries must be delivered through the loading dock entrance. Masonite, plywood boards, planks and like protection must be utilized wherever materials are to be rolled across carpeted or finished floor.
4. Freight Elevators: All contracted personnel must use the freight elevator for all construction work. Passenger elevators are for Tenant and its guests only and are NOT to be used by contractors for travel between floors
5. Demolition: The following rules and regulations apply:
a.	Building trash dumpsters are not to be utilized for construction debris of any kind.

b.	Prior approval of the location by the Tenant and Landlord is necessary for the placement of General Contractor’s dumpster.

c.	If the Premises are part of a multi-tenant building, the opening and/or removal of any medium pressure supply ducts must be scheduled for after hours, and must be immediately capped so when the system starts it can maintain static pressure.

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Elan Exhibit K 5-30

d.	Thermostats in the construction area of a multi-tenant floor of the Building are usually servicing zones in occupied suites and corridors. Therefore, such thermostats must not be turned off, removed, capped or remounted in a different location than the drawing identifies. All pneumatic lines are to be capped immediately should changes be required. Replacement thermostats or additional thermostats are required to match the building standard.

e.	All doors, frames, lights, sidelights, carpet pieces or any other material permanently fixed to the Premises and installed by Landlord or at Landlord’s expense are the property of the Building. Arrangements must be made to transport these items to the Building’s designated storage area.

f.	All construction debris must be transported during prescheduled time frames in Rubbermaid type container so as to not damage walls, floors, etc. If the Premises are part of a multi-tenant building, the staging of construction debris outside the construction area is strictly prohibited. General Contractor shall take special care to cover and protect all walls and outside corners.
6. Fire and Life Safety Systems: General Contractor and all associated Sub-Contractors must ensure with the Landlord’s designated representative that the fire system is off-line each day before the commencement of work. Any time reasonably required by Landlord’s personnel to respond to false alarms caused by an employee, agent or contractor of General Contractor or an associated Sub-Contractor will be charged back to Tenant. Persistent offenders will be removed from the approved Contractor list and no longer be permitted access to the Premises. Proposed fire detection equipment should be submitted to and reviewed by Landlord’s designated engineer before starting any work (including smoke detectors, flow switches, pull stations, fire dampers, duct detectors, etc.). The General Contractor will be required to bag each detector at the beginning of each day and is required to unbag all detectors at the end of each workday. Any troubles on the fire system that are caused by the General Contractor or any Sub-Contractors will be required to be corrected the same business day and any costs associated with said repairs will be the Tenant’s responsibility.
7. Alarm System Modification: Any change to the existing Building Fire Alarm System, including but not limited to relocation of horns, speakers, magnetic hold opens, Card Access System interface, etc., shall be planned and coordinated with Landlord. Any and all Work on these systems must be performed by the Building’s approved Contractor, specifically licensed and empowered to make changes to the existing system. All cost associated with modifications are to be made a part of General Contractor’s overall budget and the designated Contractor, identified by Landlord, shall become an additional Sub-Contractor to the General Contractor.
8. Scheduled walk-through: General Contractor should expect and anticipate that at a minimum, once each week, a representative from the Building’s Management or Engineering department shall schedule a walk-through inspection of the Premises in order to assess construction progress, assure compliance with these Rules and Regulations and/or inform the General Contractor of any special circumstances that may impact the construction progress.

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Elan Exhibit K 5-30

9. Disturbance to the Normal Course of Business: If the Premises are part of a multi-tenant building, any project or operation causing a potential disturbance to other tenants of the Building, such as but not limited to demolition, core drilling, powder actuated tools, etc. would typically only be permitted during non-business hours and must be scheduled in advance with Landlord. All costs associated with having the Landlord’s designated representative present after hours is the sole responsibility of Tenant and will be billed by the Landlord.
10. Use of Hazardous Substances: General Contractor shall use the Hazardous Substance Control Form any time hazardous substances are used on the facility required to be reported under OSHA requirements. This control form is to be turned into Landlord prior to the utilization of hazardous substances in conjunction with construction.
11. No kerosene, gasoline or other similar flammable liquid used in construction is permitted on the Premises except when in use and must never be left unattended; provided that bottled flammable gases typically utilized in construction activities may be stored in a safe and secure manner in locations approved by Landlord.
12. Core Drilling: Tenant must coordinate all core drilling locations with Landlord; and once such locations are approved, core drilling in any multi-tenant building may only take place outside of normal business hours. If Landlord reasonably requires x-raying of floor slabs for core drills and floor slab penetrations, such x-raying activities in multi-tenant buildings must be performed during non-business hours. The cost for any repairs to conduit or wiring that is damaged by core drilling shall be the sole responsibility of the Tenant.
13. Painting: If the Premises are part of a multi-tenant building, no painting, spraying or other work, which involves noxious fumes, is permitted during working hours of the Building, Monday through Friday (7:00 A.M. to 6:00 P.M.), and such work will have to be scheduled after hours or on weekends and will require the Building Engineer to set up the ventilation system to provide positive ventilation of the floor that these activities are taking place.
14. Cabling: The cabling contractor will be required to submit to Tenant the proposed mapping of the cabling through the building’s riser space as well as plenums. Prior Landlord and Tenant approval is required before cabling installation begins.
15. Ceiling. Electrical, plumbing or other services, which require access to the ceiling in the occupied tenant space, must be performed professionally, neatly and as quickly as possible. Fingerprints, dirt, construction debris, as well as replacement of any damaged ceiling tiles etc., shall be performed at Tenant’s cost and expense. If the Premises are part of a multi-tenant building, then in some cases, it may be necessary to schedule this work outside the Tenant’s normal business hours.
16. Janitorial Closets. Slop sinks are provided in the janitorial closets and this is the only water source available to the General Contractor and Sub-Contractors. If the Premises are part of a multi-tenant building, access to janitorial closets will be obtained through the Building

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Elan Exhibit K 5-30

Engineer. No debris is to be disposed of at janitors’ sinks (including, but not limited to, painting and drywall tool clean up).
17. Door Locks. All Tenant interior and exterior door locks must match the Building master system; therefore, all keying requirements must be coordinated by Tenant with Landlord.
18. Amendments. Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.

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Elan Exhibit K 5-30

CONTRACTOR INSURANCE REQUIREMENTS
     Contractor shall maintain in full force and effect, during the time frame services are provided, insurance coverage of the types and in the amounts as required in the Lease.

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Elan Exhibit K 5-30

HAZARDOUS SUBSTANCE CONTROL FORM
Building Address:
Contractor Name:
Tenant Name:
Floor Number(s):
•	Hazardous Substances to be used during construction:

(Attachment of MSDS is required)

•	Quantities to be stored on site during construction:

•	Intended use of hazardous substances:

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Elan Exhibit K 5-30

HAZARDOUS SUBSTANCE CONTROL (cont.)
Control measures that could be implemented in order to limit the exposure of hazardous fumes, over spray and airborne material as they affect the health and safety of Tenants, workers and employees.
Please indicate with yes (y) or no (n):

* Physical enclosure of construction zone	(y)	(n)

* Dilution of ventilation required	(y)	(n)

* Outside exhaust	(y)	(n)

* Off-site lacquer spraying	(y)	(n)

* Use of alternate products with lower hazardous effect characteristics	(y)	(n)

* Other (please state)
GENERAL CONTRACTOR IS RESPONSIBLE FOR THE REMOVAL OF ALL REMAINING CONSTRUCTION MATERIALS FROM THE SITE, ALSO INSURING THE PROPER HANDLING OF ANY HAZARDOUS SUBSTANCES.